As filed with the Securities and Exchange Commission on May 12, 2010

Registration No. 333-165480

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fairfield County Bank Corp.

and

Fairfield County Bank Incentive Retirement Plan

(Exact name of registrant as specified in its charter)

United States	6035	To be Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

150 Danbury Road

Ridgefield, Connecticut

(203) 438-6518

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary C. Smith

Chief Executive Officer

Fairfield County Bank Corp.

150 Danbury Road

Ridgefield, Connecticut 06877

(203) 438-6518

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esquire Lori M. Beresford, Esquire Kilpatrick Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800	William W. Bouton, III, Esquire Hinckley, Allen & Snyder LLP 20 Church Street Hartford, Connecticut 06103 (860) 725-6200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum Aggregate offering price (1)	Amount of Registration fee
Common Stock $0.01 par value	8,391,263 (2)	$10.00	$83,912,630	$ — (3)
Participation Interests	— (4)	—	$ — (4)	$ — (4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	The total registration fee is $5,983. On March 15, 2010, $4,876 was paid upon the initial filing of the Registration Statement on Form S-1. The remaining fee to be paid is $1,107.
(4)	The securities of Fairfield County Bank Corp. to be purchased by the Registrant’s 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PARTICIPATION INTERESTS IN

FAIRFIELD COUNTY BANK

INCENTIVE RETIREMENT PLAN

AND

OFFERING OF 2,752,215 SHARES OF

FAIRFIELD COUNTY BANK CORP.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Fairfield County Bank Incentive Retirement Plan (the “401(k) Plan”) of participation interests and shares of common stock of Fairfield County Bank Corp. (“Fairfield County”) in connection with the initial public offering of Fairfield County.

401(k) Plan participants may direct Countybank, as the trustee for the Fairfield County Stock Fund, to use all or a portion of their account balances to subscribe for and purchase shares of Fairfield County common stock through the Fairfield County Stock Fund. Based on the value of the 401(k) Plan assets as of March 1, 2010, the trustee may purchase up to 2,752,215 shares of Fairfield County common stock at a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee to invest their 401(k) Plan account funds in Fairfield County common stock.

The Fairfield County prospectus dated                     , 2010, which is attached to this prospectus supplement, includes detailed information regarding the offering of shares of Fairfield County common stock and the financial condition, results of operations and business of Fairfield County Bank (the “Bank”). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page          of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Fairfield County of participation interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Fairfield County, the Bank nor the 401(k) Plan has authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of the Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 2010.

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THE STOCK OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $10.00 per share, the trustee may acquire up to 2,752,215 shares of Fairfield County common stock in the initial public offering (the “Stock Offering”) on behalf of the plan participants. The interests offered by means of this prospectus supplement are conditioned on the close of the Stock Offering. Certain subscription rights and purchase limitations also govern your investment in the Fairfield County Stock Fund in connection with the Stock Offering. See “The Conversion and Stock Offering – Subscription Offering and Subscription Rights” and “– Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Stock Offering and the financial condition, results of operations and business of the Bank and its affiliates. The address of the principal executive office of Fairfield County Bank is 150 Danbury Road, Ridgefield, Connecticut 06877. The telephone number of the Bank is (203) 438-6518.

Election to Purchase Fairfield County Common Stock in the Stock Offering

In connection with the Stock Offering, you may direct the trustee to use your 401(k) Plan funds to subscribe for Fairfield County common stock through the Fairfield County Stock Fund. In order to use your 401(k) Plan funds to subscribe for shares in the Stock Offering, you must first transfer funds from your current 401(k) Plan investments into the Fairfield County Stock Cash Account (“FCS Cash Account”). The funds you transfer to FCS Cash Account must be divisible by $10.00 (the per share price of common stock in the Stock Offering). Once you transfer funds into the FCS Cash Account you will not be able to move those funds out of the FCS Cash Account until after the close of the Stock Offering. If there is not enough Fairfield County common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Fairfield County Stock Fund) will be held in the FCS Cash Account, earning a market rate of interest, until after the close of the Stock Offering at which time you can then reinvest your funds in any of the 401(k) Plan investments. If you do not reinvest your funds held in the FCS Cash Account within 30 days after the close of the Stock Offering, your funds will be automatically transferred to the Morley Stable Value Fund.

All plan participants can direct the trustee to subscribe for shares of Fairfield County common stock through the Fairfield County Stock Fund. However, your directions are subject to your subscription rights, purchase limitations and purchase priorities. See “Summary – Persons Who Can Order Stock in the Offering” in the attached prospectus. Fairfield County has granted rights to subscribe for shares of Fairfield County common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at the Bank as of the close of business on December 31, 2008; (2) the Fairfield County Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at the Bank as of the close of business on March 31, 2010; and (4) depositors of the Bank as of the close of business on                     , 20    , who are not eligible under categories 1 and 3 above. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of Fairfield County common stock in the Stock Offering and you may use your account balance in the 401(k) Plan to subscribe for shares of Fairfield County common stock.

The limitations on the total amount of Fairfield County common stock that you may purchase in the Stock Offering, as described in the prospectus (see “The Conversion and Stock Offering – Limitations on Purchases of Shares”), will be calculated based on the aggregate amount that you subscribed for: (a) through your 401(k) Plan account and (b) through your sources of funds outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the 401(k) Plan, or both, the number of shares of Fairfield County common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities described in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis.

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Value of Participation Interests

As of March 1, 2010, the market value of the 401(k) Plan assets equaled approximately $27.0 million. The plan administrator distributed quarterly benefit statements to each participant reflecting the value of his or her beneficial interest in the 401(k) Plan as of March 31, 2010. The value of the 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

In order to facilitate your investment in the Fairfield County Stock Fund in connection with the Stock Offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). In addition to the general purchaser information required on the Investment Form, you must indicate the following information: (1) the exact dollar amount that you would like to invest in the Fairfield County Stock Fund; (2) the type of subscription rights you have in the Stock Offering (if any); and (3) that the funds to be used to subscribe for shares of Fairfield County common stock, through the Fairfield County Stock Fund, will be debited from your interest in the FCS Cash Account as of June         , 2010. You must transfer a sufficient amount of your 401(k) Plan assets to the FCS Cash Account before you submit the Investment Form to Tim Kidman in the Human Resources Department. You can facilitate the transfer of funds by accessing the USI Consulting website at www.usicg.com or calling the toll free benefits hotline at 1-866-305-8846. If you have never accessed your account through the USI Consulting website or if you forgot your login or password information, please call USI Consulting at 1-866-305-8846. If you have insufficient funds in the FCS Cash Account when you submit your Investment Form, your subscription order will be pro-rated based on the funds you have in the FCS Cash Account as of                     , 2010.

If you do not wish to invest in the Fairfield County Stock Fund at this time, you do not need to take any action. The minimum investment in the Fairfield County Stock Fund during the offering is $250 and the maximum individual investment is $1,000,000. All funds transferred into the FCS Cash Account during the Stock Offering cannot be transferred out of the FCS Cash Account until after the close of the Stock Offering.

Purchases After the Close of the Stock Offering

Following the close of the Stock Offering, you will be able to direct the investment of your 401(k) Plan funds and future deferrals into the Fairfield County Stock Fund through the internet or by phone. You will receive a separate prospectus after the close of the Stock Offering which will explain the terms and conditions of all future purchases of Fairfield County common stock through the Fairfield County Stock Fund.

Time for Directing Transfer

The deadline to submit your Investment Form to Tim Kidman, in the Human Resources Department, is 5:00 pm local time, on June         , 2010, unless extended by the Bank. If you have any questions regarding the Fairfield County Stock Fund, you can call Tim Kidman at (203) 431-7525.

Irrevocability of Transfer Direction

Once you have submitted your Investment Form, you cannot change your investment direction. Following the closing of the Stock Offering and the initial purchase of shares in the Fairfield County Stock Fund, you will again have complete access to any funds you directed towards the purchase of shares of Fairfield County common stock in the Stock Offering. Special restrictions may apply to transfers directed to and from the Fairfield County Stock Fund by participants who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. See “SEC Reporting and Short-Swing Profit Liability.”

Purchase Price of Fairfield County Common Stock

The trustee will pay the same price for shares of Fairfield County common stock ($10.00 per share) as all other persons who purchase shares of Fairfield County common stock in the Stock Offering. If there is not enough

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common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Fairfield County common stock) remain in the FCS Cash Account earning market rates of interest until the close of the Stock Offering at which time you will be able to re-invest the funds in any of the 401(k) Plan investments.

Nature of a Participant’s Interest in Fairfield County Common Stock

Countybank, as the Fairfield County Stock Fund trustee, will hold Fairfield County common stock in the name of the 401(k) Plan. The trustee will credit shares of Fairfield County common stock acquired at your direction to your account under the 401(k) Plan. Your interest in the Fairfield County Stock Fund will be recorded in stock units. Immediately following the close of the Stock Offering, each stock unit will have the same value as a share of Fairfield County common stock. As future deferrals are invested in the Fairfield County Stock Fund, each stock unit will be comprised of a cash and stock component based on an overall liquidity target for the Fairfield County Stock Fund of 5.0%.

Voting and Tender Rights of Fairfield County Common Stock

The trustee will exercise voting and tender rights attributable to all Fairfield County common stock held in the Fairfield County Stock Fund, as directed by participants with interests in the Fairfield County Stock Fund. With respect to each matter as to which holders of Fairfield County common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Fairfield County Stock Fund. The number of shares of Fairfield County common stock held in the Fairfield County Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Fairfield County common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting each participant’s proportionate interest in the Fairfield County Stock Fund. The percentage of shares of Fairfield County common stock held in the Fairfield County Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Fairfield County common stock held in the Fairfield County Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

The Bank adopted the amended and restated 401(k) Plan effective January 1, 2010. The Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Bank may amend the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. The Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. The Bank qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document, including any amendments to the plan and a summary plan description, by contacting Tim Kidman at (203) 431-7525. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

You are eligible to participate in the 401(k) Plan for all plan purposes if you are 19 years of age or older and have completed 30 days of service with the Bank. Once you have satisfied the eligibility requirements, you will be automatically enrolled in the 401(k) Plan and 3% of your pay will be withheld from your paycheck, unless you affirmatively opt out of the Plan or elect to increase or decrease your deferral percentages.

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As of March 1, 2010, 322 of the 331 active eligible employees of the Bank participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain Internal Revenue Service limitations, the 401(k) Plan currently permits you to make pre-tax salary deferrals each payroll period of up to 100% of your compensation. For purposes of the plan, compensation is defined as your wages, bonus, commissions or other cash compensation paid to you by the Bank that is subject to tax withholding. In addition to pre-tax salary deferrals, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year. You are always 100% vested in your elective deferrals.

Matching Contributions. The 401(k) Plan currently provides that the Bank will make matching contributions on behalf of each eligible participant with respect to each eligible participant’s elective deferrals. If you elect to defer funds into the 401(k) Plan, the Bank will match 50% of your elective deferrals up to 6% of your compensation. The Bank makes matching contributions only to those participants who actively defer a percentage of their compensation into the 401(k) Plan. Participants vest in their matching contributions at a rate of 25% after two years of service and 25% each year thereafter.

Discretionary Contributions. The 401(k) Plan provides that the Bank may make a discretionary contribution under the 401(k) Plan at the end of the plan year. The amount of the contribution is determined at the end of the plan year. In order to be eligible for the contribution you must be employed by the Bank on the last day of the plan year or terminate employment due to death, disability or retirement at age 65. In 2009, the Bank made a discretionary contribution to eligible participants equal to 3% of compensation. Participant’s vest in their discretionary contributions at a rate of 25% after two years of service and 25% each year thereafter.

Rollover Contributions. The Bank allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements. For additional information on Rollover Contributions see the Summary Plan Description for the 401(k) Plan.

Limitations on Contributions

Limitation on Employee Salary Deferrals. By law, your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $16,500 for 2010. Eligible employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,500 for 2010. The Internal Revenue Service periodically increases these limitations. An eligible participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of the Bank (including the 401(k) Plan and the proposed the Fairfield County Community Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $49,000 for 2010.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

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In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $110,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for that year. The preceding dollar amount applies for 2010 and may be adjusted periodically by the Internal Revenue Service.

Top-Heavy Plan Requirements. If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, the Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a Top-Heavy Plan for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of “Key Employees” exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of the Bank whose annual compensation exceeds $160,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Fairfield County, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Fairfield County; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Fairfield County, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Fairfield County, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2010.

401(k) Plan Investments

Effective March 1, 2010, the 401(k) Plan offers the following investment choices:

	Annual Rates of Return as of December 31,
Fund Name	2009	2008	2007
Morley Stable Value	1.65%	3.43%	3.61
PIMCO Real Return Admin	18.67	(6.66)	11.31
American Funds Bond Fund of America	14.91	(12.33)	3.37
American Funds Income Fund of America	24.51	(28.85)	3.77
Russell LifePoints 2010 Strategy R3	22.75	(21.88)	6.18
Russell LifePoints 2020 Strategy R3	26.02	(29.22)	6.55
Russell LifePoints 2030 Strategy R3	29.87	(39.32)	6.88
Russell LifePoints 2040 Strategy R3	30.01	(39.72)	6.73
American Funds Investment Company of America	27.18	(34.73)	5.94
Vanguard 500 Index Investor	26.49	(37.02)	5.39
American Funds Growth Fund of America	34.48	(39.07)	10.95
American Funds New Economy A	45.16	(41.86)	11.39
Goldman Sachs Mid Cap Value A	32.70	(36.73)	2.91
T. Rowe Price Mid-Cap Growth	45.46	(39.69)	17.65
Oppenheimer Main Street Small Cap N	36.55	(38.41)	(1.86)
American Funds Euro Pacific Growth A	39.10	(40.53)	18.96
American Funds New Perspective A	37.43	(37.83)	16.04

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Investment Descriptions

The Morley Stable Value fund is a collective investment fund consisting of a diversified portfolio of high quality stable value investment contracts issued by life insurance companies, banks and other financial institutions. The principal value of these assets remain stable regardless of stock and bond market fluctuations. The return is a blend of all the rates of the various investments purchased by the fund.

The PIMCO Real Return Admin seeks maximum real return. The fund normally invests at least 80% of net assets in inflation-indexed bonds of varying maturities. It invests primarily in investment-grade securities, but may invest up to 10% of total assets in high-yield securities (“junk bonds”). The fund may invest all of assets in derivative instruments. It is nondiversified.

The American Funds Bond Fund of America seeks current income consistent with preservation of capital. The fund normally invests at least 80% of assets in bonds. It normally invests at least 60% of assets in bonds and debt securities rated A or better at the time of purchase. The fund will not invest more than 40% of assets in other debt obligations, including lower rated bonds.

The American Funds Income Fund of America seeks current income; capital appreciation is secondary. The fund allocates among common and preferred stock, straight debt securities, convertibles, and cash equivalents. It normally maintains 60% of assets in equity-type securities. It may invest up to 20% of assets in debt securities rated Ba or below. The fund may invest up to 20% of assets in equity securities domiciled outside of the U.S. and 10% of assets in debt securities of non-U.S. issuers.

The Russell LifePoints 2010 Strategy fund seeks to provide capital growth and income consistent with its current asset allocation. The fund pursues this objective by investing in a diversified portfolio initially consisting of approximately 45% stock funds and 55% fixed income funds, with an increasing allocation to fixed income funds over time. Its allocation to fixed income funds will be fixed at 80% approximately 20 years after the year 2010.

The Russell LifePoints 2020 Strategy fund seeks to provide capital growth and income consistent with its current asset allocation. The fund pursues this objective by investing in a diversified portfolio initially consisting of approximately 55% stock funds and 45% fixed income funds, with an increasing allocation to fixed income funds over time. Its allocation to fixed income funds will be fixed at 80% approximately 20 years after the year 2020.

The Russell LifePoints 2030 Strategy fund seeks to provide capital growth and income consistent with its current asset allocation. The fund pursues this objective by investing in a diversified portfolio initially consisting of approximately 64% stock funds and 36% fixed income funds, with an increasing allocation to fixed income funds over time. Its allocation to fixed income funds will be fixed at 80% approximately 20 years after the year 2030.

The Russell LifePoints 2040 Strategy fund seeks to provide capital growth and income consistent with its current asset allocation. The fund pursues this objective by investing in a diversified portfolio initially consisting of approximately 72% stock funds and 28% fixed income funds, with an increasing allocation to fixed income funds over time. Its allocation to fixed income funds will be fixed at 80% approximately 20 years after the year 2040.

The American Funds Investment Company of America seeks long-term growth of capital and income. The fund invests primarily in common stocks. It may invest up to 15% of assets, at the time of purchase, in securities of issuers domiciled outside the United States and not included in Standard & Poor’s 500 Composite Index. The fund may also hold cash or money market instruments. There is no guarantee that the fund’s investment objective will be met.

The Vanguard 500 Index fund seeks investment results that correspond with the price and yield performance of the S&P 500 Index. The fund employs a passive management strategy designed to track the performance of the S&P 500 Index, which is dominated by the stocks of large U.S. companies. It attempts to replicate the target index by investing all or substantially all of its assets in the stocks that make up the index.

The American Funds Growth Fund of America seeks capital growth. The fund invests primarily in common stocks. Management selects securities that it believes are reasonably priced and represent solid long-term

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investment opportunities. The fund may invest up to 15% of assets in securities of issuers domiciled outside of the U.S. and Canada, and not included in the S&P 500 Index. It may also invest up to 10% of assets in debt securities rated below investment-grade.

The American Funds New Economy fund seeks long-term growth of capital; current income is secondary. The fund normally invests in equity securities of companies involved in the services sector. It primarily invests in common and preferred stocks, securities convertible into common stocks, and cash and equivalents. The fund may invest up to 40% of assets in securities of foreign issuers.

The Goldman Sachs Mid Cap fund is a core mid cap value fund that seeks long-term capital appreciation. The fund normally invests at least 80% of assets in equity securities, typically with market capitalizations within the range of the market capitalization of companies in the Russell MidCap Value Index.

The Fidelity Advisor Mid Cap fund seeks long-term growth of capital. The fund normally invests at least 80% of assets in companies with medium market capitalizations. These companies generally have market capitalizations that fall within the range of the S&P MidCap 400 Index. The fund will potentially invest in companies with smaller or larger market capitalizations. It may invest in domestic and foreign issuers, as well as growth stocks, value stocks, or both.

The T. Rowe Price Mid-Cap Growth fund seeks long-term capital appreciation. The fund normally invests at least 80% of assets in a diversified portfolio of common stocks of mid-cap companies whose earnings T. Rowe Price expects to grow at a faster rate than the average company. While it invests most assets in U.S. common stocks, the fund may also purchase other securities including foreign stocks, futures, and options.

The Oppenheimer Main Street Small Cap fund is a small cap blend fund that seeks capital appreciation. The fund normally invests at least 80% of assets in common stocks and other equity securities of small cap companies, defined by management as companies with market capitalization of $2.5 billion or less. It can invest in companies that have been in operation less than three years. However, management does not intend to invest more than 20% of assets in such companies.

The American Funds EuroPacific Growth fund is a foreign large blend fund that seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of issuers domiciled in Europe and the Pacific Basin. It may also hold cash or money market instruments.

The American Funds New Perspective seeks long-term growth of capital; income is a secondary consideration. The fund primarily invests in common stocks of foreign and U.S. companies. The advisor looks for worldwide changes in international trade patterns and economic and political relationships. It then searches for companies that may benefit from the new opportunities created by such changes. The advisor closely follows securities, industries, governments, and currency exchange markets worldwide.

The Fairfield County Stock Fund invests primarily in the common stock of Fairfield County. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balances in the Fairfield County Stock Fund during the Stock Offering.

The Fairfield County Stock Fund consists of investments in the common stock of Fairfield County made on the closing date of the Stock Offering. Your investment in the Fairfield County Stock Fund will be recorded using the unitized accounting method. If cash dividends are paid on Fairfield County common stock, the trustee will, to the extent practicable, use the dividends held in the Fairfield County Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Fairfield County Stock Fund will be placed in the short term investment component of the Fairfield County Stock Fund. The Stock Fund will maintain a 5% cash ratio target following the Stock Offering.

As of the date of this prospectus supplement, no shares of Fairfield County common stock have been issued or are outstanding, and there is no established market for Fairfield County common stock. Accordingly, there is no record of the historical performance of the Fairfield County Stock Fund. Performance of the Fairfield County Stock

7

Fund depends on a number of factors, including the financial condition and profitability of the Bank and general stock market conditions. See “Risk Factors” in the attached prospectus.

Once you have submitted your Investment Form, you may not change your investment directions in the Stock Offering.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax elective deferrals. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Participants vest in their matching and discretionary contributions at a rate of 25% after the second year of employment with the Bank and 25% each year thereafter.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. While in active service, participants may take loans and in-service withdrawals from the 401(k) Plan (subject to the restrictions set forth in the 401(k) Plan and the Bank loan policy). Participants may have no more then three (3) loans outstanding at anytime, other than those grandfathered pursuant to the terms of the loan policy.

Distribution Upon Termination for Any Other Reason. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with the Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with the Bank or after termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustees

The board of directors of the Bank has appointed Countybank to serve as trustee for the Fairfield County Stock Fund. The Personnel and Compensation Committee of the Board of Directors of the Company serves as the trustee for all other 401(k) Plan assets. The trustees receive, hold and invest the contributions to the 401(k) Plan in trust and distribute them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the Plan Administrator. The trustees are responsible for the investment of the trust assets, as directed by the Plan Administrator and the participants.

Reports to 401(k) Plan Participants

The Plan Administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

8

Plan Administrator

The Bank acts as Plan Administrator for the 401(k) Plan. The Plan Administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

The Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, the Bank may terminate the 401(k) Plan at any time. If the Bank terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. The Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. The Bank may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following briefly summarizes the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-deferred accumulation of income and gains on investments.

The Bank administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If the Bank should receive an adverse determination letter from the Internal Revenue Service regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and the Bank would be denied certain tax deductions taken in connection with the 401(k) Plan.

9

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by the Bank, if the distribution includes those amounts.

Fairfield County Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Fairfield County common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Fairfield County common stock; that is, the excess of the value of Fairfield County common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Fairfield County common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Fairfield County common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Fairfield County common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Fairfield County common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Fairfield County common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Fairfield County under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Fairfield County is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Fairfield County. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Fairfield County may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Fairfield County common stock acquired under the 401(k) Plan or other sales of Fairfield County common stock.

Persons who are not deemed to be “affiliates” of Fairfield County at the time of resale may resell freely any shares of Fairfield County common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Fairfield County at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement or the accompanying prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Fairfield County common stock then outstanding or the average weekly trading volume reported on the Nasdaq Capital Market during the four calendar weeks before the sale. Affiliates may sell only through brokers

10

without solicitation and only at a time when Fairfield County is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Fairfield County. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Fairfield County of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than 10% of the common stock of a company.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Fairfield County will be passed upon by Kilpatrick Stockton LLP, Washington, DC. Kilpatrick Stockton LLP is acting as special counsel for Fairfield County in connection with the Stock Offering.

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FAIRFIELD COUNTY BANK INCENTIVE RETIREMENT PLAN (“401(k) PLAN”)

INVESTMENT FORM

Name of Plan Participant:

Social Security Number:

1. Instructions. If you would like to use your 401(k) Plan funds to subscribe for shares of Fairfield County Bank Corp. common stock in the Fairfield County Bank Corp. initial public offering (“Stock Offering”), you must complete, sign and submit this form to the Human Resources Department no later than 5:00 p.m. on June         , 2010. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Tim Kidman in Human Resources. If you do not complete and return this form to the Human Resources Department by 5:00 p.m. on             ,                     , 2010, you will not be able to subscribe for shares of Fairfield County Bank Corp. common stock (“Common Stock”) in the Stock Offering through the 401(k) Plan.

2. Investment Directions. I hereby direct the trustee to debit $             from the dollars I have transferred to the Fairfield County Stock Cash Account (“FCS Cash Account”) to subscribe for and purchase shares of Common Stock through the Fairfield County Stock Fund. I understand that the amount I direct the trustee to debit from the FCS Cash Account must be divisible by $10.00. I further understand that all funds I wish to use to subscribe for shares of Fairfield County common stock through the Fairfield County Stock Fund must be transferred to the FCS Cash Account in the 401(k) Plan by June         , 2010 and that I may not transfer funds out of FCS Cash Account until after the close of the Stock Offering.

The minimum investment in the Stock Offering is $250 and the maximum investment is $1,000,000.

3. Purchaser Information. The ability of a 401(k) Plan participant to purchase common stock through the Fairfield County Stock Fund is based on the participant’s subscription rights and purchase limitations. Please indicate your status by checking the appropriate boxes below.

☐	Check here if you had $50.00 or more on deposit with Fairfield County Bank as of the close of business on December 31, 2008.

☐	Check here if you had $50.00 or more on deposit with Fairfield County Bank as of the close of business on March 31, 2010.

☐	Check here if you are a depositor of Fairfield County Bank as of the close of business on , 20 , who are not eligible under the categories listed above.

☐	Check here if none of the above apply.

4. Acknowledgment of Plan Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by the Plan Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

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THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY FAIRFIELD COUNTY BANK OR FAIRFIELD COUNTY BANK CORP. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PLEASE COMPLETE AND RETURN TO

TIM KIDMAN IN

THE HUMAN RESOURCES DEPARTMENT

AT FAIRFIELD COUNTY BANK

BY 5:00 P.M. ON JUNE         , 2010.

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PROSPECTUS	[LOGO]

Fairfield County Bank Corp.

(Holding Company for Fairfield County Bank)

Up to 7,296,750 Shares of Common Stock

This is the initial public offering of shares of common stock of Fairfield County Bank Corp. The shares we are offering will represent 47.0% of our outstanding common stock. Fairfield County Bank, MHC, our federally chartered mutual holding company parent, will own 53.0% of our outstanding common stock. Upon completion of the offering, we expect that shares of our common stock will be quoted on the Nasdaq Global Market under the symbol “FFBK.”

If you are or were a depositor of Fairfield County Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Fairfield County Bank Incentive Retirement Plan (the “401(k) Plan”):

•	You may direct that all or part of your 401(k) Plan account balance be invested in shares of Fairfield County Bank Corp. common stock.

•	You will receive a separate supplement to this prospectus that describes your rights under the 401(k) Plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 7,296,750 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must issue a minimum of 5,393,250 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 8,391,263 shares without giving you further notice or the opportunity to change or cancel your order.

The offering is scheduled to terminate at 4:00 p.m., Eastern time, on             , 2010. We may extend this termination date without notice to you until             , 2010, unless the Office of Thrift Supervision approves a later date. Funds received before completion of the offering will be maintained at Fairfield County Bank. All subscriptions received will earn interest at our passbook savings rate, which is currently 0.35% per annum but which is subject to change at any time.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond             , 2010. If we extend the offering beyond             , 2010, we will promptly return the funds of all subscribers who do not reconfirm their subscriptions. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

We expect our current directors and executive officers, together with their associates, to subscribe for 731,000 shares, which equals an aggregate 10.0% of the shares offered for sale at the maximum of the offering range.

The Office of Thrift Supervision conditionally approved our plan of stock issuance on             , 2010. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	5,393,250	7,296,750	8,391,263
Gross cash offering proceeds	$53,932,500	$72,967,500	$83,912,630
Estimated offering expenses, excluding selling agent fees	$1,416,400	$1,416,400	$1,416,400
Estimated selling agent fees (1)	$432,000	$606,000	$707,000
Estimated net cash proceeds	$52,084,100	$70,945,100	$81,789,230
Estimated net cash proceeds per share	$9.66	$9.72	$9.75

(1)	Does not include fees to be paid to broker-dealers in the event a syndicated offering is conducted. See “The Stock Offering—Marketing Arrangements” on page .

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is             , 2010

ME
VT
NH
NY
MA
CT
RI
PA
NJ
MD
DE
VA
CONNECTICUT
Fairfield County
Sherman
New Fairfield
Brookfield
Danbury
Newtown
Bethel
Monroe
Shelton
Ridgefield
Redding
Easton
Trumbull
Weston
Wilton
Stratford
Bridgeport
Fairfield
New Canaan
Westport
Norwalk
Stamford
Darien
Greenwich

RIDGEFIELD
374 Main Street
3 Governor Street
150 Danbury Road
720 Branchville Road

GEORGETOWN
941 Danbury Road, Wilton

WILTON
190 Old Ridgefield Road

REDDING
100 Redding Road

NORWALK
67 Wall Street
26 Chestnut Hill Road
2 McKinley Street
707 Connecticut Avenue
121 New Canaan Avenue
761 Main Avenue

FAIRFIELD
1899 Bronson Road
1312 Post Road
255 Tunxis Hill Road

WESTPORT
180 Post Road East
215 Post Road West
20 Compo Road South

TRUMBULL
915 White Plains Road

BRIDGEPORT
1089 Madison Avenue

DANBURY
114 Federal Road

DARIEN
714 Post Road

WESTON
190 Weston Road

STAMFORD
850 East Main Street

Fairfield County Bank

Serving Fairfield County Since 1871

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. For assistance, please call our Stock Information Center at             .

The Companies

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

Fairfield County Bank, MHC is our federally chartered mutual holding company parent. On January 1, 2007, Fairfield County Bank reorganized into the mutual holding company structure and became the wholly owned subsidiary of Fairfield County Bank, MHC. As a mutual holding company, Fairfield County Bank, MHC is a non-stock company. Upon completion of the offering, Fairfield County Bank, MHC will own 53.0% of Fairfield County Bank Corp.’s common stock. So long as Fairfield County Bank, MHC exists, it will own a majority of the voting stock of Fairfield County Bank Corp. and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Following the offering, Fairfield County Bank, MHC is not expected to engage in any business activity other than owning a majority of the common stock of Fairfield County Bank Corp. The officers of Fairfield County Bank, MHC are also the officers of Fairfield County Bank Corp. The directors of Fairfield County Bank, MHC are the directors of Fairfield County Bank Corp. and Fairfield County Bank.

Fairfield County Bank Corp. is being organized as our federally chartered mid-tier stock holding company in connection with the minority stock issuance. This offering is made by Fairfield County Bank Corp. Fairfield County Bank Corp. will own all of Fairfield County Bank’s capital stock and will direct, plan and coordinate Fairfield County Bank’s business activities.

Fairfield County Bank is a Connecticut chartered savings bank that operates from 23 full-service locations in Fairfield County, Connecticut and has served the needs of its local community since 1871. We offer a variety of deposit and loan products to individuals, businesses and local real estate developers, most of which are located in our primary market of Fairfield County. At December 31, 2009, Fairfield County Bank had assets of $1.6 billion, deposits of $1.3 billion and total equity of $138.2 million.

Our executive offices are located at 150 Danbury Road, Ridgefield, Connecticut 06877, and our telephone number there is (203) 438-6518. Our website address is www.fairfieldcountybank.com. Information on our website should not be considered a part of this prospectus.

Our Corporate Structure

Our corporate structure after the offering is illustrated below:

Our Business Strategy (page     )

Our current management team has largely been in place for many years, and our Chairman of the Board and Chief Executive Officer have served in their respective roles for over 20 years. During that time, we have focused on building a profitable, community-oriented financial institution offering outstanding service, added convenience and the products and services our customers require to meet their dynamic financial needs. Our objective is to continue this focus, and our strategies for achieving the objective include the following:

•	continued growth of our diversified lending portfolio;

•	maintaining a strong emphasis on asset quality;

•	capturing our customers’ financial relationship;

•	leveraging our existing operating structure; and

•	managing our balance sheet risk.

Regulation and Supervision (page     )

Fairfield County Bank, MHC and Fairfield County Bank Corp. are subject to regulation, supervision and examination by the Office of Thrift Supervision. Fairfield County Bank is subject to regulation by the Connecticut Department of Banking and the Federal Deposit Insurance Corporation.

The Offering

Offering Range

We are offering shares of Fairfield County Bank Corp. common stock for sale pursuant to an offering range that is based upon an independent appraisal of our pro forma market value and that has been approved by our board of directors. We are offering 5,393,250 shares of common stock for sale at the minimum of the offering range, 6,345,000 shares of common stock for sale at the midpoint of the offering range and 7,296,750 shares of common stock for sale at the maximum of the offering range. We must issue a minimum of 5,393,250 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, our independent appraiser determines that our pro forma market value has increased, we may increase the maximum of the offering range by 15% and sell up to 8,391,263 shares of common stock in the offering.

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 5,393,250 and 7,296,750 shares of Fairfield County Bank Corp. common stock in this offering. The amount of capital being raised is based on an independent appraisal of Fairfield County Bank Corp. Most of the terms of this offering are required by Office of Thrift Supervision regulations. With regulatory approval, we may increase the number of shares to be issued to 8,391,263 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page     )

We decided to offer between 5,393,250 and 7,296,750 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions. FinPro will receive fees totaling $70,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $6,500 for the preparation and delivery of each required updated appraisal report. FinPro estimates that as of May 7, 2010, our pro forma market value on a fully converted basis, which includes the total number of shares that will be issued by Fairfield County Bank Corp. to Fairfield County Bank, MHC and the total number of shares that will be sold in the offering, was between $114.8 million and $155.3 million, with a midpoint of $135.0 million. The term “fully converted” means that FinPro assumed that 100% of our common stock had been sold to the public, rather than the 47.0% of the total outstanding stock that will be sold to the public in the offering. The percentage of stock that will be held publicly by individuals and entities other than Fairfield County Bank, MHC will be 47.0%, regardless of whether the shares in the offering are sold at the minimum, midpoint, maximum or maximum, as adjusted, of the offering range.

Office of Thrift Supervision regulations require that Fairfield County Bank, MHC own at least 50.1% of Fairfield County Bank Corp.’s outstanding common stock after the completion of the offering. Based upon our pro forma market value, and taking into consideration the need to ensure that less than 49.9% of the total shares that will be issued by us will be issued to individuals and entities other than Fairfield County Bank, MHC, the board of directors determined how many shares would be issued in the offering. For a more detailed discussion of how many shares will be issued in connection with the offering, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Fairfield County Bank Corp. Common Stock.”

In preparing its appraisal, FinPro considered the information in this prospectus, including our consolidated financial statements. FinPro also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•

a comparative evaluation of the operating and financial statistics of Fairfield County Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

•	the effect of the capital raised in this offering on our stockholders’ equity and earnings potential; and

•	the trading market for securities of comparable institutions and general economic conditions in the market for such securities.

Our board of directors determined that the common stock should be sold at $10.00 per share and that a maximum of 7,296,750 shares of our common stock should be issued through the sale of common stock to the public through the offering.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. FinPro considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. FinPro’s appraisal also incorporates an analysis of a peer group consisting of the following publicly-traded mutual holding companies that FinPro considered to be comparable to us.

Ticker	Name	Exchange	City	State
BNCL	Beneficial Mutal Bancorp, Inc. (MHC)	NASDAQ	Philadelphia	PA
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	NASDAQ	Brooklyn	NY
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NASDAQ	Clifton	NJ
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQ	New Brunswick	NJ
MLVF	Malvern Federal Bancorp, Inc. (MHC)	NASDAQ	Paoli	PA
EBSB	Meridian Interstate Bancorp, Inc. (MHC)	NASDAQ	East Boston	MA
NECB	Northeast Community Bancorp, Inc. (MHC)	NASDAQ	White Plains	NY
NFBK	Northfield Bancorp, Inc. (MHC)	NASDAQ	Avenel	NJ
RCKB	Rockville Financial, Inc. (MHC)	NASDAQ	Vernon Rockville	CT
SIFI	SI Financial Group, Inc. (MHC)	NASDAQ	Willimantic	CT

In selecting the peer group companies, FinPro limited the group to mutual holding companies located in the Mid-Atlantic and Northeastern regions of the United States whose common stock is traded on a national securities exchange. The group was further limited by asset size and percentage of publicly-held outstanding shares. Mutual holding companies that were in the process of a second step conversion were excluded from the group.

The following table presents a summary of selected pricing ratios for us and the peer group companies, which were all “first step” mutual holding companies, utilized by FinPro in its appraisal. These ratios are based on core earnings for the 12 months ended December 31, 2009 and book value as of December 31, 2009 and are shown on a fully-converted equivalent basis.

	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible to Book Value Ratio
Fairfield County Bank Corp. (pro forma):
Minimum	90.91x	48.45%	50.18%
Midpoint	125.00x	53.05%	54.79%
Maximum	166.67x	57.08%	58.82%
Maximum, as adjusted	250.00x	61.09%	62.81%

Peer group companies as of May 7, 2010:
Average	33.31x	68.31%	70.29%
Median	34.14x	70.44%	71.72%

Compared to the median pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 388.20% to the peer group on a price-to-earnings basis, a discount of 18.97% to the peer group on a price-to-book basis and a discount of 17.99% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the public offering.

Mutual Holding Company Data

The following table presents a summary of selected pricing ratios for publicly traded mutual holding companies and the pricing ratios for us, without the ratios being adjusted to the hypothetical case of being fully converted.

	Non-Fully Converted Price to Core Earnings Multiple	Non-Fully Converted Price to Book Value Ratio	Non-Fully Converted Price to Tangible Book Value
Fairfield County Bank Corp. (pro forma):
Minimum	71.43x	62.54%	65.45%
Midpoint	90.91x	70.42%	73.53%
Maximum	111.11x	77.64%	80.91%
Maximum, as adjusted	142.86x	85.25%	88.65%

Peer group companies as of May 7, 2010 (1):
Average	33.00x	106.72%	112.06%
Median	34.20x	111.35%	114.87%

(1)	The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 47.0% that we are selling to the public in the offering. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range (page     )

FinPro will update its appraisal before we complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 8,391,263 shares without further notice to you. If our pro forma market value at that time is either below $114.8 million or above $178.5 million, then, after consulting with the Office of Thrift

Supervision, we may: terminate the stock offering and promptly return all funds; set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Fairfield County Bank Corp.’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 5,393,250 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate.

After-Market Performance of “First-Step” Mutual Holding Company Offerings

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. Accordingly, the after-market performance of other companies that have undertaken a “first-step” mutual holding company offering may not be similar to that of Fairfield County Bank Corp. In addition, the pricing ratios for those other stock offerings were in some cases different from the pricing ratios for Fairfield County Bank Corp.’s common stock and the market conditions in which those offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section beginning on page     .

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. For example, of the six mutual holding company offerings that occurred from January 2008 through October 2009, three of those companies have experienced declines in stock prices. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent “first-step” mutual holding company offerings.

Conditions to Completing the Offering

We are conducting the offering under the terms of our plan of stock issuance. We cannot complete the offering unless we sell at least the minimum number of shares offered and we receive the final approval of the Office of Thrift Supervision to complete the offering.

Reasons for the Offering (page     )

Fairfield County Bank, MHC and Fairfield County Bank currently exceed all requirements to be considered well capitalized under applicable regulatory requirements. As part of our business planning process, our board of directors concluded that additional capital was advisable in order to ensure that our capital levels remain well in excess of our regulatory capital requirements. In reaching this conclusion, the board considered the potential impact of current economic conditions on our financial condition and results of operations as well as the potential for changes in regulatory capital requirements. Our board of directors also concluded that additional capital would help increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering. Having a publicly traded stock would also enable the board to implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

The board of directors determined that a minority offering by Fairfield County Bank Corp. was appropriate because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the board of directors preferred to remain in the mutual holding company structure because it provides for the continued control of Fairfield County Bank Corp. by Fairfield County Bank, MHC through its majority ownership position. We chose to offer up to 7,296,750 shares, subject to adjustment up to 8,391,263 shares, rather than a smaller number of shares, because we believe that we are raising the amount of capital we can effectively deploy and because the sale of a smaller number of shares would make it less likely that an active trading market for the shares would develop. We chose not to issue more shares to the public so that we would have the flexibility to issue authorized but unissued shares to fund future stock benefit plans without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Fairfield County Bank, MHC.

Benefits of the Offering to Management (pages      to     )

We intend to adopt the benefit plans and employment agreements described below. Our board of directors elected to establish the employee stock ownership plan at the level described below, and is considering the implementation of an equity incentive plan at the levels described below, which are the maximum amounts permissible under Office of Thrift Supervision regulations, and adopted the employee stock ownership plan and will only implement the equity incentive plan after taking into consideration (i) the pro forma cost of maintaining the plans at such levels, (ii) the importance of attracting and retaining highly skilled and qualified employees and directors, (iii) applicable regulatory restrictions imposed by the Office of Thrift Supervision, and (iv) the benefit plan levels previously established by other publicly-traded mutual holding companies in connection with their initial public offerings. Fairfield County Bank Corp. will recognize compensation expense related to the employee stock ownership plan and the equity incentive plan. The actual expense will depend on the market value of Fairfield County Bank Corp.’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of Fairfield County Bank Corp.’s common stock, increasing if the trading price increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual tax expense related to the employee stock ownership plan and the equity incentive plan would be $402,000 and $834,000, respectively, assuming shares are sold in the offering at the maximum of the offering range. See “Pro Forma Data” for a detailed analysis of the effects of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of the shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC. The plan will use the proceeds from a ten-year loan from Fairfield County Bank Corp. to purchase these shares. As the loan is repaid by Fairfield County Bank and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the offering. Under current Office of Thrift Supervision regulations, if this plan is adopted more than one year from completion of our offering, it must be approved by a majority of the total votes cast by our stockholders, other than Fairfield County Bank, MHC; if we adopt an equity incentive plan prior to one year from completion of our offering, the equity incentive plan must be approved by a majority of the votes eligible to be cast by our shareholders, other than Fairfield County Bank, MHC. Under this plan, we may grant stock options in an amount up to 4.9% of the number of shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC, and restricted stock awards in an amount equal to 1.96% of the shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC. We currently intend to fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan. However, in the future we may also elect to fund the equity incentive plan through the issuance of authorized but unissued shares of Fairfield County Bank Corp. common stock. See “Risk Factors—Risks Related to the Offering—Issuance of shares for benefit programs may dilute your ownership interest.” Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $16.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	224,910 Shares Awarded at Minimum of Range	264,600 Shares Awarded at Midpoint of Range	304,290 Shares Awarded at Maximum of Range	349,933 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$8.00	$1,799	$2,117	$2,434	$2,799
10.00	2,249	2,646	3,043	3,499
12.00	2,699	3,175	3,651	4,199
14.00	3,149	3,704	4,260	4,899
16.00	3,599	4,234	4,869	5,599

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $16.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted. Options must be granted at no less than fair market value at the date of grant.

		Value of
Exercise Price	Option Value	562,275 Options Granted at Minimum of Range	661,500 Options Granted at Midpoint of Range	760,725 Options Granted at Maximum of Range	874,833 Options Granted at 15% Above Maximum of Range
		(In thousands)
$8.00	$2.27	$1,276	$1,502	$1,727	$1,986
10.00	2.84	1,597	1,879	2,161	2,485
12.00	3.40	1,912	2,249	2,586	2,974
14.00	3.97	2,232	2,626	3,021	3,473
16.00	4.54	2,553	3,003	3,454	3,972

The following tables summarize, at the minimum and maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the minimum of the offering range, we will sell 5,393,250 shares and have 11,475,000 shares outstanding and at the maximum of the offering range, we will sell 7,296,750 shares and have 15,525,000 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Fairfield County Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants at Minimum of Offering Range
	At Minimum of Offering Range	As a % of Common Stock Issued at Minimum of Offering Range (1)	As a % of Common Stock Outstanding at Minimum of Offering Range (2)
				(In thousands)
Employee stock ownership plan (3)	449,820	8.34%	3.92%	$4,498
Restricted stock awards (3)	224,910	4.17	1.96	2,249
Stock options (4)	562,275	10.43	4.90	1,595

Total	1,237,005	22.94	10.78	8,342

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants at Maximum of Offering Range
	At Maximum of Offering Range	As a % of Common Stock Issued at Maximum of Offering Range (1)	As a % of Common Stock Outstanding at Maximum of Offering Range (2)
				(In thousands)
Employee stock ownership plan (3)	608,580	8.34%	3.92%	$6,086
Restricted stock awards (3)	304,290	4.17	1.96	3,043
Stock options (4)	760,725	10.43	4.90	2,160

Total	1,673,595	22.94	10.78	11,289

(1)	Reflects the amount of shares in the respective plans as a percentage of total sold in the offering.
(2)	Reflects the amount of shares in the respective plans as a percentage of total issued and outstanding shares immediately subsequent to the offering, including shares sold in the offering and issued to Fairfield County Bank, MHC.
(3)	Assumes the value of Fairfield County Bank Corp. common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(4)	Assumes the value of a stock option is $2.84, which was determined using the Black-Scholes option-pricing formula assuming a share price of $10.00 at the date of grant. See “Pro Forma Data.”

The Offering Will Not be Taxable to Persons Receiving Subscription Rights (page     )

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Kilpatrick Stockton LLP that, for federal income tax purposes:

•

The merger transaction whereby Fairfield County Bank becomes a wholly owned subsidiary of Fairfield County Bank Corp. will be treated as a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Internal Revenue Code;

•	Fairfield County Bank, MHC will not recognize any gain or loss upon the transfer of Fairfield County Bank common stock to Fairfield County Bank Corp.;

•	Fairfield County Bank Corp. will not recognize any gain or loss on its receipt of Fairfield County Bank common stock from Fairfield County Bank, MHC;

•	No gain or loss will be recognized by Fairfield County Bank Corp. upon its receipt of money in exchange for shares of its common stock issued pursuant to the offering;

•

It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Fairfield County Bank Corp. to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•

It is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

•	The holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

Persons Who Can Order Stock in the Offering (page             )

We have granted rights to subscribe for shares of Fairfield County Bank Corp. common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Fairfield County Bank as of December 31, 2008.

2.	Our employee stock ownership plan, which provides retirement benefits to our employees.

3.	Persons with $50 or more on deposit at Fairfield County Bank as of March 31, 2010.

4.	Fairfield County Bank’s depositors as of , 2010, who were not able to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold in the offering above 7,296,750, Fairfield County Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a direct community offering that will begin concurrently with the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of Fairfield County, Connecticut will have first preference to purchase shares in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a syndicated community offering managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page             )

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to Fairfield County Bank Corp. (third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from your Fairfield County Bank deposit account(s) other than checking accounts or individual retirement accounts (“IRAs”). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see the next section.

Fairfield County Bank is not permitted to lend funds (including funds drawn on a Fairfield County Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering.

You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by hand delivery to the main office of Fairfield County Bank located at 150 Danbury Road, Ridgefield, Connecticut. Stock order forms may not be hand-delivered to our branch offices other than the main office. Once submitted, your order is irrevocable.

Using IRA Funds to Purchase Shares in the Offering (page             )

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Fairfield County Bank. If you wish to use some or all of the funds in your Fairfield County Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page             )

Our plan of stock issuance establishes limitations on the purchase of stock in the public offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

The maximum purchase of common stock by an individual is $1,000,000 of common stock (which equals 100,000 shares) in the public offering. The maximum purchase of common stock by a group of persons through a single deposit account is $1,000,000 of common stock (which equals 100,000 shares) in the public offering.

•

No individual, together with any associates, and no group of persons acting in concert may purchase more than $1,000,000 of common stock (which equals 100,000 shares) in the public offering. For purposes of applying this limitation, your associates include:

•	any person who is related by blood or marriage to you, who either lives in your home or who is a director or officer of Fairfield County Bank;

•	companies or other entities in which you are a director, officer or partner or have a 10% or greater beneficial ownership interest; and

•	trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. Under Office of Thrift Supervision regulations, our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 3.92% of the shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC without regard to these purchase limitations. We expect our employee stock ownership plan to purchase 3.92% of the shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC.

Deadline for Ordering Stock (page             )

The subscription offering will end at 4:00 p.m., Eastern time, on             . If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the direct community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond             , all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at our passbook rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 5,393,250 shares or more than 8,391,263 shares, we will promptly return all funds, set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.

How We Will Use the Proceeds of this Offering (page             )

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	Minimum 5,393,250 Shares at $10.00 per Share	Maximum 7,296,750 Shares at $10.00 per Share

Gross offering proceeds	$53,933	$72,968
Less: offering expenses	(1,848)	(2,022)

Net offering proceeds	$52,085	$70,946

Less:
Cash contributed to Fairfield County Bank, MHC	(100)	(100)
Proceeds contributed to Fairfield County Bank	(28,387)	(35,473)
Proceeds used for loan to employee stock ownership plan	(4,498)	(6,086)

Proceeds remaining for Fairfield County Bank Corp.	$19,100	$29,287

Initially, Fairfield County Bank Corp. intends to invest the proceeds in short-term liquid investments. In the future, Fairfield County Bank Corp. may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. In the future, Fairfield County Bank Corp. may also invest the portion of the proceeds that it retains in Fairfield County Bank in order to help fund Fairfield County Bank’s operations.

Fairfield County Bank’s intended use of proceeds is similar to that of Fairfield County Bank Corp. Fairfield County Bank intends to invest the proceeds it receives for investment in short-term liquid investments. In the future, Fairfield County Bank may use the portion of the proceeds that it receives to fund new business and consumer loans, invest in securities. Fairfield County Bank Corp. and Fairfield County Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases and Stock Elections by Directors and Executive Officers (page             )

We expect that our directors and executive officers, together with their associates, will subscribe for 731,000 shares, which equals 4.7% of the shares that would be outstanding assuming shares are sold at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of stock issuance. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Directors and executive officers and their associates may not purchase greater than 25% of the outstanding shares of common stock of Fairfield County Bank Corp., excluding shares held by Fairfield County Bank, MHC.

Market for Fairfield County Bank Corp.’s Common Stock (page             )

We intend to have the common stock of Fairfield County Bank Corp. quoted on the Nasdaq Global Market. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Fairfield County Bank Corp.’s Dividend Policy (page             )

We plan to pay dividends on the common stock. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Fairfield County Bank Corp. and earnings from the investment of such proceeds. At the maximum of the offering range, Fairfield County Bank Corp. will retain approximately $29.3 million of the net proceeds. Additionally, funds could be contributed from Fairfield County Bank through dividends; however, the ability of Fairfield County Bank to dividend funds to Fairfield County Bank Corp. is subject to regulatory limitations described in more detail in “Our Dividend Policy.” We anticipate that Fairfield County Bank, MHC will waive receipt of any dividends that we pay, subject to regulatory approval.

Possible Conversion of Fairfield County Bank, MHC to Stock Form (page             )

In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public the shares held by Fairfield County Bank, MHC. In a second-step conversion, depositors of Fairfield County Bank, MHC would have subscription rights to purchase common stock of Fairfield County Bank Corp. or its successor, and the public stockholders of Fairfield County Bank Corp. would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by Fairfield County Bank, MHC. Fairfield County Bank Corp.’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the offering deadline in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we will not mail a prospectus any later than five days prior to such date or hand-deliver a prospectus later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than United States mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern time, on             whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page             )

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at             to speak to a registered representative of Sandler O’Neill & Partners, L.P. The stock information center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Risk Factors

You should consider carefully the following risk factors before purchasing Fairfield County Bank Corp. common stock.

Risks Related to Our Business

A substantial portion of our construction loan portfolio consists of loans to builders building homes on speculation in our local market area, which exposes us to risk of loss due to the difficulty our borrowers are having selling the completed properties.

A substantial portion of our construction loans are loans to builders for the construction of single-family homes, including condominiums, being built on speculation in our local market area. Specifically, of our $121.1 million in construction loans at December 31, 2009, $84.2 million are construction loans secured by speculative building projects. The average balance of those speculative loans is $1.7 million and 60.8% of such loans are secured by properties built and/or being built in Greenwich, New Canaan, Ridgefield and Westport, Connecticut. These areas have experienced a substantial decline in real estate values as well as a substantial decline in demand by buyers, which has made it difficult for many of our borrowers to sell the homes they have built on speculation. We generally originate construction loans for a period of two years. However, in many instances, we have modified these loans to extend their terms to provide borrowers with more time to sell the homes they have built. Further, in many cases, borrowers are depending upon their existing liquidity to make loan payments, which at some point could be reduced to the point where such borrowers are no longer able to make payments on their loans absent a sale of the property.

A substantial portion of our loan portfolio consists of commercial real estate loans and commercial loans, which exposes us to increased risks.

At December 31, 2009, commercial real estate loans and commercial loans totaled $357.2 million and $164.5 million or 28.8% and 13.2%, respectively of our total loan portfolio. These types of loans generally expose a lender to greater risk of non-payment and loss than one-to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Commercial real estate and commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to four-family residential mortgage loans. Also, many of our commercial real estate and commercial loan borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to four-family residential mortgage loan. Further, continued adverse economic conditions, which have contributed to the current high unemployment rates, may adversely affect our borrowers with commercial loans secured by commercial real estate. As businesses fail, vacancy rates will likely increase, which will likely cause rental income to decrease. Both of these factors would adversely affect the cash flows available to our borrowers from their commercial properties and may adversely affect our borrowers’ ability to perform on their loans.

Our emphasis on one- to four-family, construction and home equity loans exposes us to a risk of loss due to a decline in property values and rising unemployment.

At December 31, 2009, $357.2 million or 28.8% of our loan portfolio consisted of one-to four-family mortgage loans, $121.1 million, or 9.8% of our loan portfolio consisted of construction loans, and $211.0 million, or 17.0%, of our portfolio consisted of home equity loans. Recent declines in the housing market have resulted in substantial declines in real estate values in our market area. This, coupled with rising unemployment, has contributed to an increase in delinquencies in our one-to four-family, construction and home equity loan portfolios. Specifically, one-to four-family loans that are non-performing have increased from $2.0 million at December 31, 2007 to $25.2 million at December 31, 2009. Similarly, nonperforming construction loans and home equity loans have increased from $7.5 million and $946,000 at December 31, 2007 to $18.3 million and $4.7 million at December 31, 2009, respectively. The substantial declines in real estate values have caused some of our residential mortgage and home equity loans to be inadequately collateralized, which exposes us to a greater risk of loss when we seek to recover on defaulted loans by selling the real estate collateral. The substantial declines in real estate values have also adversely affected the collateral securing our construction loans, particularly those loans originated to builders to construct homes on speculation. The decrease in real estate values compounded by the decrease in demand for new construction has adversely affected the ability of many of our borrowers to sell homes built on speculation. Continued high unemployment rates and depressed real estate values will continue to adversely affect our borrowers who have built homes on speculation.

We are subject to credit risks in connection with the concentration of adjustable rate loans in our portfolio.

A substantial portion of our residential mortgage loans held for investment are adjustable rate loans. Specifically, at December 31, 2009, 82.2% of our residential mortgage loans had adjustable interest rates. Borrowers with adjustable rate mortgage loans are exposed to increased monthly payments when the related mortgage interest rate adjusts upward under the terms of the loan from the initial fixed rate or low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin. Any rise in prevailing market interest rates may result in increased payments for borrowers who have adjustable rate mortgage loans, increasing the possibility of default. Borrowers seeking to avoid these increased monthly payments by refinancing their mortgage loans may no longer be able to find available replacement loans at comparably low interest rates. In addition, a decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance. Borrowers who intend to sell their homes on or before the expiration of the fixed rate periods on their mortgage loans may also find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans. These events, alone or in combination, may contribute to higher delinquency rates and negatively impact our earnings.

Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money we incur the risk that our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. Our allowance for loan losses amounted to 1.11% of total loans outstanding and 23.37% of non-performing loans at December 31, 2009. Our allowance for loan losses at December 31, 2009, may not be sufficient to cover future loan losses. We may be required to increase our allowance for loan losses, thus reducing earnings and possibly capital.

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past eighteen months, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Fairfield County Bank, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and allowances, (ii) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (iii) capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.

The current economic recession could result in further increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our primary market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets and the strength of the economy in the United States generally and in our primary market area in particular. In the current recession, the national economy has experienced general economic downturns, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. The current economic recession has also had a negative impact on our primary market area, which has experienced a substantial slowdown in the local real estate market and significant reductions in local property values. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. The economic downturn could also result in reduced demand for credit or fee-based products and services, which also would decrease our revenues.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings or equity.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings or equity. As of December 31, 2009, our investment portfolio included pooled trust preferred securities with a book value of $12.9 million (after an impairment charge of $3.7 million) and an estimated fair value of $4.4 million and mortgage backed securities with a book value of $17.7 million and an estimated fair value of $17.8 million. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings or equity to write down these securities to their fair value. For more information, see note 4 of the notes to the consolidated financial statements included in this prospectus.

If our investment in the Federal Home Loan Bank of Boston is classified as other than temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Boston. We hold the Federal Home Loan Bank of Boston common stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Boston’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Boston common stock as of December 31, 2009 was $10.7 million based on its par value. There is no market for our Federal Home Loan Bank of Boston common stock. In 2009, in an effort to preserve capital, the Federal Home Loan Bank of Boston announced an indefinite moratorium on the repurchase of excess stock held by its members and suspended its dividend on capital stock held by members, both of which have hurt our earnings.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels.

In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Boston, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Boston common stock could be deemed other-than-temporarily impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Changes in interest rates and spreads could adversely impact our results of operations and financial condition.

Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are primarily dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Changes in interest rates could have an adverse affect on net interest income because, as a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets. This means that an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, which would have a negative effect on our profitability. In the event of a 200 basis point increase in interest rates, whereby rates ramp up evenly over a twelve-month period, and assuming management took no actions to mitigate the effect of such change, our models indicate that our net interest income would decrease 0.3% or $161,000.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At December 31, 2009, our available for sale securities portfolio totaled $57.5 million. Unrealized gains and losses on securities available for sale are reported as a separate component of stockholders’ equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on stockholders’ equity.

We are also subject to prepayment and reinvestment risk related to interest rate movements and spreads. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

Special assessments and increased base assessment rates by the Federal Deposit Insurance Corporation will decrease our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (7 cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate will increase our deposit insurance costs and negatively impact our earnings. In addition, in May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounted to 5 basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. The assessment was collected on September 30, 2009. Based on our assets and Tier 1 capital as of June 30, 2009, our special assessment was approximately $736,000. The special assessment decreased our earnings. In addition, the Federal Deposit Insurance Corporation may impose additional emergency special assessments in the future of up to 5 basis points per quarter on each institution’s assets minus Tier 1 capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the Deposit Insurance Fund reserve ratio due to institution failures. Any additional emergency special assessment imposed by the Federal Deposit Insurance Corporation will further decrease our earnings.

Strong competition within our market area could hurt our profits and slow growth.

We face competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2009, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held 4.55% of the deposits in the Bridgeport-Stamford-Norwalk, Connecticut metropolitan statistical area. We expect competition to increase in the future as a result of legislative and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Business of Fairfield County Bank Corp.—Market Area” and “Business of Fairfield County Bank Corp —Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation, as insurer of our deposits, and by the Connecticut Department of Banking as our primary regulator. Fairfield County Bank, MHC and Fairfield County Bank Corp. are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Fairfield County Bank rather than for holders of Fairfield County Bank Corp. common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

We hold certain intangible assets that could be classified as impaired in the future, which could lead to a decline in earnings.

We record all assets and liabilities acquired by Fairfield County Bank or Fairfield County Bank, MHC in purchase acquisitions, including goodwill and other intangible assets, at fair value, as required by ASC Topic 805, “Business Combinations.” At December 31, 2009, goodwill totaling $7.6 million is not amortized but is subject to impairment tests at least annually, or more often if events or circumstances indicate it may be impaired. Other intangible assets are amortized over their estimated useful lives and are subject to impairment tests if events or circumstances indicate a potential inability to realize the carrying amount. The initial recording and subsequent impairment testing of goodwill and other intangible assets requires subjective judgments about the estimates of the fair value of assets acquired. These fair value measurements are subject to the provisions of ASC Topic 820, “Fair Value Measurement and Disclosures,” which we adopted on January 1, 2008.

Recent legislative and regulatory initiatives may not stabilize the banking system.

The potential exists for additional federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be more active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended, particularly with respect to the extreme levels of volatility and limited credit availability currently being experienced. In addition, new laws, regulations, and other regulatory changes will increase our Federal Deposit Insurance Corporation insurance premiums and may also increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. The current administration has also proposed, and Congress is considering, comprehensive legislation intended to modernize regulation of the United States financial system. The legislation passed by the House of Representatives contains several provisions that would have a direct impact on our operations. Under that legislation, the Office of Thrift Supervision would be consolidated with the Comptroller of the Currency into a new regulator, the National Bank Supervisor. In addition, the proposed legislation would eliminate the status of “savings and loan holding company” and mandate that all companies that control an insured depository institution register as a bank holding company. Registration as a bank holding company would represent a significant change, as material differences currently exist between savings and loan holding company and bank holding company supervision and regulation. For example, bank holding companies above a specified asset size are subject to consolidated leverage and risk-based capital requirements whereas savings and loan holding companies are not subject to such requirements. The House legislation would also create a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to administering fair lending and consumer compliance laws with respect to financial products and services, which could result in new regulatory requirements and increased regulatory costs for us. The Senate is currently considering legislation that would merge the Office of Thrift Supervision with the Comptroller of the Currency and make the Federal Deposit Insurance Corporation the regulator of savings and loan holding companies with under $50 billion in assets that control state chartered institutions. The Senate bill would also establish a consumer protection agency housed in, but independent from, the Federal Reserve Board. Any such legislation may have a substantial impact on our operations. However, because the contents of any final legislation cannot be provided, the specific effects of the legislation cannot be evaluated at this time.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against delinquent borrowers.

There have been legislative and regulatory proposals made that would reduce the amount distressed borrowers may otherwise be contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Risks Related to This Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $1.2 million at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

If new banking legislation were to prohibit the ability of Fairfield County Bank, MHC to waive dividends, the cost of declaring dividends would increase materially and would restrict our ability to pay dividends to stockholders.

If we pay dividends to our stockholders, we will also be required to pay dividends to Fairfield County Bank, MHC unless, subject to regulatory approval by the Office of Thrift Supervision, Fairfield County Bank, MHC elects to waive the receipt of dividends. We currently anticipate that Fairfield County Bank, MHC will waive any dividends we may pay. However, recently proposed banking legislation could prohibit federally chartered thrift mutual holding companies from waiving dividends. The House Banking Committee and the Senate Banking Committee have each released financial regulatory restructuring bills. The House Bill would preserve the ability of federally chartered thrift mutual holding companies to waive dividends, while the Senate Bill would not. If new legislation were to eliminate Fairfield County Bank, MHC’s ability to waive dividends, the cost of declaring dividends would increase materially for us and would restrict our ability to pay dividends to stockholders.

We may need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which may increase our operating expenses.

As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, may require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems. These reporting and compliance obligations may increase our operating expenses.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2009, our return on equity was 1.42%. Although we expect that our net income will increase following the offering, we also expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2009 is 0.71%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by FinPro in its appraisal had an average return on equity of 1.34% for the most recent twelve months. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Fairfield County Bank Corp. common stock. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 1.92%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Fairfield County Bank, MHC, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 4.67%, assuming stock option grants equal to 4.9% of the shares issued in the offering, including shares issued to Fairfield County Bank, MHC, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Fairfield County Bank, MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Fairfield County Bank, MHC will own a majority of Fairfield County Bank Corp.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The members of the boards of Fairfield County Bank Corp., Fairfield County Bank, MHC and Fairfield County Bank are the same. As a federally chartered mutual holding company, the board of directors of Fairfield County Bank, MHC must ensure that the interests of depositors of Fairfield County Bank are represented and considered in matters put to a vote of stockholders of Fairfield County Bank Corp. Therefore, the votes cast by Fairfield County Bank, MHC may not be in your personal best interests as a stockholder. For example, Fairfield County Bank, MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Fairfield County Bank Corp. Fairfield County Bank, MHC’s ability to control the outcome of the election of the board of directors of Fairfield County Bank Corp. restricts the ability of minority stockholders to effect a change of management. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Fairfield County Bank, MHC, as such transactions require the approval of at least two-thirds of all outstanding voting stock, which can only be achieved if Fairfield County Bank, MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

A significant percentage of our common stock held publicly likely will be held by directors and officers of Fairfield County Bank Corp. and our benefit plans.

Assuming we sell our stock at the maximum of the offering range, we will have 7,296,750 shares, or 47.0% of our total outstanding stock, publicly issued to individuals and entities other than Fairfield County Bank, MHC. We expect our current directors and executive officers, together with their associates, to subscribe for 731,000 shares. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of the shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC, which would total 608,580 shares at the maximum of the offering range. As a result, a total of up to 1,430,867 and 1,180,820 shares, or 17.1% or 21.9% of our publicly held shares at the maximum, as adjusted, or minimum of the offering range, respectively, will be held by our officers and directors and our employee stock ownership plan immediately following the offering. Further shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following completion of the offering. Additionally, we intend to adopt an equity incentive plan following the offering. If approved by shareholders, directors and officers will be issued stock pursuant to this plan. Although there can be no assurance how much stock would be issued to officers and directors, it is intended that an amount of stock equal to 4.9% and 1.96% of the number of shares issued in connection with the offering, including shares issued to Fairfield County Bank, MHC, would be available for stock option and restricted stock grants.

Office of Thrift Supervision policy on remutualization transactions could prevent acquisition of Fairfield County Bank Corp., which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in what is commonly called a “remutualization” transaction. In the past, remutualization transactions often resulted in minority stockholders receiving a premium for their shares. However, in 2003, the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, including when certain pricing parameters exist, the Office of Thrift Supervision tends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or further restrict these transactions in the future, our per share stock price may be adversely affected. For further information, see “Restrictions on Acquisition of Fairfield County Bank Corp., Fairfield County Bank, MHC and Fairfield County Bank—Regulatory Restrictions.”

Office of Thrift Supervision regulations and anti-takeover provisions in our charter restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the stock offering, no person, acting alone, together with associates or in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, Fairfield County Bank Corp.’s charter provides that, for a period of five years from the date of the stock offering, no person, other than Fairfield County Bank, MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Fairfield County Bank Corp. In the event a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These restrictions make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

Our stock price may decline when trading commences.

You may not be able to sell the shares you purchase in the offering at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

We have applied to have our shares of common stock listed for trading on the Nasdaq Global Market under the symbol “FFBK.” Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but is under no obligation to do so. There is no way of determining at this time whether other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding business plans, prospects, growth and operating strategies;

•	statements regarding the quality of loan and investment portfolios; and

•	estimates of risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or locally, that are worse than expected;

•	changes in the interest rate environment that reduce interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements made in this prospectus and in other public statements may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that cannot be foreseen. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data of

Fairfield County Bank, MHC

The summary information presented below at or for each of the periods presented is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements that appear in this prospectus. The operating data for the years ended December 31, 2006 and 2005 and the financial condition data at December 31, 2007, 2006 and 2005 were derived in part from our audited consolidated financial statements that do not appear in this prospectus.

At and For the Year Ended December 31, (Dollars in thousands)	2009	2008	2007	2006	2005

Financial Condition Data:
Total assets	$1,560,516	$1,568,164	$1,443,516	$1,351,816	$1,232,452
Cash and cash equivalents	75,257	20,992	26,169	36,249	22,610
Securities available-for-sale	57,508	11,131	19,987	18,380	25,639
Securities held-to-maturity	36,558	44,865	49,966	51,417	45,807
Loans receivable, net	1,226,576	1,360,902	1,241,051	1,142,725	1,050,567
Deposits	1,251,400	1,200,180	1,123,753	1,053,468	962,472
Federal Home Loan Bank advances	134,199	201,898	164,278	153,441	137,676
Mortgage escrow	3,269	3,438	3,135	3,146	2,946
Subordinated debt	8,000	8,000	—	—	—
Stockholders’ equity	138,221	135,304	133,441	126,573	114,805

Operating Data:
Interest and dividend income	$78,962	$89,646	$89,430	$82,192	$66,980
Interest expense	25,197	33,536	40,087	34,717	22,405

Net interest income	53,765	56,110	49,343	47,475	44,575
Provision for loan losses (1)	8,700	4,000	1,000	700	1,275

Net interest income after provision for loan losses	45,065	52,110	48,343	46,775	43,300
Non-interest income (2)	15,036	9,624	15,023	13,557	13,228
Non-interest expenses	58,350	54,786	50,299	43,445	39,366

Income before income taxes	1,751	6,948	13,067	16,887	17,162
Income tax (benefit) expense (3)	(227)	1,678	3,996	5,154	5,260

Net income	$1,978	$5,270	$9,071	$11,733	$11,902

(1)	The provision for loan losses increased by $4.7 million from $4.0 million for the year ended December 31, 2008 to $8.7 million for the year ended December 31, 2009 due to a number of factors discussed in more detail in “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Allowance for Loan Losses, and Results of Operations for the Years Ended December 31, 2009, 2008 and 2007 — Provision for Loan Losses,” including substantial increase in non-performing assets and net charge-offs. In 2009, there were $7.9 million in net charge-offs compared to $2.1 million in 2008.
(2)	Non-interest income includes a total other-than-temporary impairment loss on securities of $10.1 million, of which $6.6 million is included in other comprehensive income, related to write-downs of pooled trust preferred securities. In 2008, Fairfield County Bank recognized an initial $3.5 million other-than temporary impairment loss on these same securities and a $1.6 million other-than temporary impairment on mutual funds. There was a $5.4 million decrease in non-interest income from 2007 to 2008 due to other-than temporary impairment loss.
(3)	An income tax benefit was recorded for the year ended December 31, 2009 as a result of reduced income and the increased relationship of tax exempt income to pre-tax income. See note 13 to the notes to consolidated financial statements for an analysis of income tax credit (expense).

	At or for the Year Ended December 31,
Selected Financial Ratios and Other Data	2009	2008	2007	2006	2005

Performance Ratios:
Return on average assets	0.12%	0.35%	0.66%	0.90%	0.99%
Return on average equity	1.42	3.93	6.84	9.57	10.76
Interest rate spread (1)	3.44	3.66	3.39	3.49	3.66
Net interest margin (2)	3.68	4.03	3.91	3.98	4.03
Non-interest expenses to average assets	3.65	3.58	3.63	3.34	3.29
Efficiency ratio (3)	84.81	83.17	78.15	71.18	68.10
Average interest-earning assets to average interest-bearing liabilities	113.41	116.64	116.65	116.81	118.61
Average equity to average assets	8.69	9.09	9.60	9.43	9.23

Capital Ratios (4):
Tier 1 capital to average assets	9.01	8.90	8.54	8.13	8.79
Tier 1 capital to risk-weighted assets	10.65	9.88	9.46	9.37	10.33
Total risk-based capital to risk-weighted assets	11.69	10.81	10.32	10.25	11.25

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.11	0.94	0.88	0.89	0.90
Allowance for loan losses as a percent of non-performing loans	23.37	47.59	86.29	179.16	116.10
Net charge-offs to average outstanding loans during the period	0.60	0.16	0.02	(0.01)	—
Non-performing loans as a percent of total loans	4.75	1.98	1.02	0.50	0.77
Non-performing assets as a percent of total assets	4.55	1.81	0.89	0.43	0.67
Non-performing assets and troubled debt restructurings as a percent of total assets (5)	5.43	1.81	0.89	0.43	0.67

Other Data:
Number of full-service offices	23	22	22	18	18
Number of deposit accounts	48,065	48,273	49,274	48,277	46,715
Number of loans	4,909	5,374	5,171	4,772	4,674

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Ratios are for Fairfield County Bank.
(5)	See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Analysis of Non-Performing and Classified Assets” for a detailed discussion of the 201% increase in non-performing assets and troubled debt restructurings in 2009.

Recent Developments

The following tables contain certain information concerning the consolidated financial position and results of operations of Fairfield County Bank, MHC. The information at December 31, 2009 is derived in part from the audited consolidated financial statements of Fairfield County Bank, MHC. You should read this information in connection with the audited consolidated financial statements included in this prospectus. The information at March 31, 2010 and for the three month periods ended March 31, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

(In thousands)	At March 31, 2010	At December 31, 2009
	(unaudited)

Financial Condition Data:
Total assets	$1,584,379	$1,560,516
Cash and cash equivalents	86,763	75,257
Securities available-for-sale	93,484	57,508
Securities held-to-maturity	34,964	36,558
Loans receivable, net	1,211,042	1,226,576
Deposits	1,292,156	1,251,400
Federal Home Loan Bank advances	118,725	134,199
Mortgage escrow	2,264	3,269
Subordinated debt	8,000	8,000
Stockholders’ equity	140,679	138,221

	For the Three Months Ended March 31,
(In thousands)	2010	2009
	(unaudited)

Operating Data:
Interest and dividend income	$17,670	$20,899
Interest expense	4,966	7,277
Net interest income	12,704	13,622
Provision for loan losses	2,050	1,600
Net interest income after provision for loan losses	10,654	12,022
Non-interest income	5,389	5,268
Non-interest expenses	14,501	13,951
Income before income taxes	1,542	3,339
Income tax (benefit) expense	438	1,048
Net income	1,104	2,291

	At or For the Three Months Ended March 31,
	2010	2009
	(unaudited)
Performance Ratios:
Return on average assets	0.28%	0.56%
Return on average equity	3.15	6.67
Interest rate spread (1)	3.42	3.41
Net interest margin (2)	3.61	3.65
Non-interest expenses to average assets	3.72	3.40
Efficiency ratio (3)	80.15	73.85
Average interest-earning assets to average interest-bearing liabilities	113.52	112.35
Average equity to average assets	8.98	8.37

Capital Ratios (4):
Tier 1 capital to average assets	9.12	8.43
Tier 1 capital to risk-weighted assets	10.84	9.71
Total risk-based capital to risk-weighted assets	11.86	10.57

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.10	0.89
Allowance for loan losses as a percent of non-performing loans	26.61	30.49
Annualized net charge-offs to average outstanding loans during the period	0.84	0.60
Non-performing loans as a percent of total loans	4.12	2.92

Non-performing assets as a percent of total assets	4.04	2.51

Other Data:
Number of full-service offices	23	23
Number of deposit accounts	47,942	48,909
Number of loans	4,870	5,362

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Ratios are for Fairfield County Bank.

Change in Financial Condition

Total assets increased $23.9 million, or 1.5%, to $1.58 billion at March 31, 2010 from $1.56 billion at December 31, 2009. This increase primarily reflects an increase in cash balances and securities, primarily due to increased deposits, partially offset by a decrease in loan balances. Cash and cash equivalents increased $11.5 million, or 15.3%, to $86.8 million at March 31, 2010. Total investment securities, excluding Federal Home Loan Bank of Boston stock, increased $34.4 million, or 36.6%, to $128.4 million at March 31, 2010, reflecting the purchase of agency securities totaling $40.0 million, partially offset by calls and repayments of $7.6 million.

Loans receivable, net, decreased $15.5 million, or 1.3%, to $1.2 billion at March 31, 2010 primarily as a result of net decreases in construction loans, home equity loans and lines of credit and other consumer loans of $12.8 million, $5.4 million and $4.3 million, respectively, partially offset by a net increase in one- to four-family loans of $9.3 million. The decrease in loans reflects both a decrease in loan demand as well as management’s de-emphasis of construction loans in the current economic environment.

Deposits increased $40.8 million, or 3.3%, to $1.3 billion at March 31, 2010 from December 31, 2009, primarily due to deposit generation at new branch locations. Total borrowings decreased $15.5 million, or 11.5%, to $118.7 million, primarily as a result of scheduled repayments of outstanding borrowings.

Total stockholders’ equity increased $2.5 million, or 1.8%, to $140.7 million at March 31, 2010 from December 31, 2009. The increase was primarily the result of net income of $1.1 million and a favorable valuation adjustment relating to available for sale securities totaling $1.4 million, net of tax.

Results of Operations for the Three Months Ended March 31, 2010 and 2009

Financial Highlights. Net income decreased $1.2 million, or 51.8%, to $1.1 million for the three months ended March 31, 2010 compared to $2.3 million for the three months ended March 31, 2009. The decrease primarily reflected a decrease in net interest income and increases in the provision for loan losses and non-interest expense, partially offset by an increase in non-interest expense and lower income tax expense.

Net Interest Income. Net interest income decreased $918,000, or 6.7%, to $12.7 million for the three months ended March 31, 2010 compared to $13.6 million for the three months ended March 31, 2009. Interest and dividend income decreased $3.2 million, or 15.5%, to $17.7 million for the three months ended March 31, 2010, which was partially offset by a decrease in total interest expense of $2.3 million, or 31.8%, from $7.3 million for the three months ended March 31, 2010 compared to $5.0 million for the three months ended March 31, 2009.

Interest income and fees on loans totaled $16.8 million for the three months ended March 31, 2010, a decrease of $3.4 million, or 16.7%, from the prior year period. The decrease reflects both a decrease in the average balance of loans, primarily attributable to a decrease in new loan volume, as well as lower yields on the loan portfolio, primarily due to our continued emphasis on residential lending and investments rather than commercial lending. The average balance of loans receivable, net, decreased $140 million to $1.2 billion for the three months ended March 31, 2010 from $1.4 billion for the three months ended March 31, 2009, while the yield on loans decreased 42 basis points to 5.41% for the three months ended March 31, 2010 from 5.83% for the prior period. Interest and dividends on investment securities increased $109,000, primarily due to an increase in agency securities, the effect of which was partially offset by a 24 basis point decrease in the yield on investment securities to 3.44% for the three months ended March 31, 2010 from 3.68% for the three months ended March 31, 2009.

The decrease in interest expense was primarily due to declining interest rates on customer deposit accounts resulting in a lower cost of funds. Average interest-bearing deposits increased $24.7 million from the prior year period, while the average rate paid on interest-bearing deposits decreased 67 basis points, from 2.01% for the three months ended March 31, 2009 to 1.34% for the three months ended March 31, 2010. Additionally, Federal Home Loan Bank advances decreased $15.5 million due to scheduled repayments.

Provision for Loan Losses. The provision for loan losses was $2.1 million for the three months ended March 31, 2010 compared to $1.6 million for the three months ended March 31, 2009. The increase in the provision resulted primarily from an increase in the Company’s non-performing assets and charge-offs during the 2010 period and a resulting increase in the allowance for loan losses to total loans to 1.10% of total loans at March 31, 2010 from 0.89% at March 31, 2009. We have evaluated our charge-off history for the last four quarters, have considered the charge-offs for the quarter ended March 31, 2010 and have evaluated the allowance for loan losses that we would need in the event we continue to experience charge-offs similar to those taken for the quarter ended March 31, 2010. Based upon our analysis, we believe our allowance for loan losses is adequate at March 31, 2010. However, additional increases to the allowance for loan losses may be necessary if we continue to experience increased charge-offs in the future.

Non-interest Income. Non-interest income increased by $121,000 to $5.4 million for the three months ended March 31, 2010 compared to $5.3 million for the three months ended March 31, 2009. The increase in non-interest income was primarily the result of an increase in service charges and financial services fee income of $176,000 to $1.4 million for the three months ended March 31, 2010 compared to $1.3 million for the three months ended March 31, 2009. Gain on sale of mortgages remained consistent and totaled $695,000 and $680,000 for the three months ended March 31, 2010 and 2009, respectively.

Non-interest Expense. Non-interest expense increased $550,000, or 3.9%, to $14.5 million for the three months ended March 31, 2010 compared to $14.0 million for the three months ended March 31, 2009. Salaries and employee benefits increased $559,000 to $8.4 million for the three months ended March 31, 2010 compared to $7.8 million for the three months ended March 31, 2009 as a result of a salary freeze in 2009. Fees and services decreased by $250,000 to $1.6 million for the three months ended March 31, 2010 compared to $1.85 million for the three months ended March 31, 2009. Other real estate owned expense increased $151,000 to $307,000 for the three months ended March 31, 2010 compared to $156,000 for the three months ended March 31, 2009 because of an increase in the number of properties held as real estate owned to eight for the quarter ended March 31, 2010 compared to three for the quarter ended March 31, 2009. Federal Deposit Insurance Corporation assessments increased $137,000 to $562,000 for the three months ended March 31, 2010 compared to $425,000 for the three months ended March 31, 2009.

Income Tax Expense. Income tax expense decreased $610,000 to $438,000 for the three months ended March 31, 2010 from $1.0 million for the three months ended March 31, 2009. The decrease was primarily due to a decrease in pre-tax income.

Credit Risk Management

Non-performing and Classified Assets. The following table sets forth our non-performing and classified assets at March 31, 2010 and December 31, 2009:

(Dollars in thousands)	March 31, 2010	December 31, 2009
Nonaccrual loans:
Real estate loans:
One- to four-family	$25,793	$25,221
Commercial real estate	3,440	4,678
Construction	13,834	18,300

Total real estate loans	$43,067	$48,199

Commercial business loans	$3,801	$5,809

Consumer loans:
Home equity lines of credit	$3,418	$4,714
Other consumer loans	111	152

Total consumer loans	$3,529	$4,866

Total nonaccrual loans	$50,397	$58,874

Real estate owned	$13,682	$12,156

Total non-performing assets	$64,079	$71,030

Troubled debt restructurings (1)	$15,233	$14,615

Troubled debt restructurings and total non-performing assets	$79,312	$85,645

Total non-performing loans to total loans	4.12%	4.75%
Total non-performing loans to total assets	3.18%	3.77%
Total non-performing assets and troubled debt restructurings to total assets	5.01%	5.43%

Total loans gross	1,224,455	1,240,485

(1)	Troubled debt restructurings that are on non-accrual status are reflected as non-accrual loans and not as troubled debt restructurings. As of March 31, 2010 and December 31, 2009, respectively, troubled debt restructurings included in non-accrual loans totaled $20.4 million and $15.7 million, respectively.

Interest income that would have been recorded for the quarter ended March 31, 2010, had non-accruing loans been current according to their original terms, amounted to $526,000. No interest related to non-accrual loans was included in interest income for the quarter ended March 31, 2010.

$65.0 million of our $108.3 million in construction loans are due to mature on or before December 31, 2010. We are constantly evaluating our construction loans by obtaining current appraisals on all of the properties securing our construction loans. Appraisals on our construction loans are less than one year old. When considering whether to place a construction loan that is less than 90 days past due on non-accrual status, we not only consider the value of the property, but many other factors, including, but not limited to, the financial strength of the borrower, status of completion of the home being built, marketing plans and a recent market analysis of the local real estate market and economy. In addition, we consider the supply of similar homes in the market and sales activity for the entire market and for new construction, and we analyze our recent experience with final construction loans and the amount a home built on speculation actually sells for compared to the borrower’s expenses incurred in acquiring the land and building the home. Based upon our analysis of these factors, we determine whether a construction loan should be placed on non-accrual status and/or whether any change to the level of the allowance for the accruing construction portion of our portfolio is necessary. As of March 31, 2010, $11.1 million of the construction loans due to mature prior to December 31, 2010 had been placed on non-accrual status. Although we believe that we have identified all of the construction loans that should be placed on non-accrual status due to the factors described above, including our analysis of the financial strength of the borrowers, in the event borrowers are unable to sell homes they built on a speculative basis, or individuals default on contracts they have entered into with our borrowers for the construction of their homes, there is a risk that additional loans will become non-accrual in the future.

Our troubled debt restructurings generally relate to loans for which Fairfield County Bank, for reasons related to the borrower’s financial difficulties, has granted a concession to the borrower that it would not otherwise consider related to adjusting the principal paid, the interest rate or both. At March 31, 2010, we had a total of $35.6 million loans that were troubled debt restructurings compared to $30.3 million at December 31, 2009. At March 31, 2010, $20.4 million of the troubled debt restructurings were in non-accrual status and $15.2 million were accruing, compared to $15.7 million in non-accrual status and $14.6 million accruing at December 31, 2009. At March 31, 2010, $28.4 million of our troubled debt restructurings related to modifications made to one-to four- family residential mortgage loans compared to $23.4 million at December 31, 2009. We have experienced an increase in troubled debt restructurings in our one- to four-family residential loan portfolio primarily due to our efforts to reach out to our borrowers with loans secured by owner-occupied one- to four-family homes who are having financial difficulties due to job loss, lost wages or other financial difficulties that we determine merit an effort to assist the borrowers keep their homes. When a one-to four-family residential loan becomes 30 days or more delinquent, we contact the borrower in an effort to identify the problem and, if appropriate, encourage the borrower to complete a hardship package detailing their financial difficulties. Based upon the information presented, we will seek a way to help the borrower stay current on their loan by adjusting the principal paid, the interest rate or both. At March 31, 2010, our largest troubled debt restructuring related to a loan to a builder for speculative construction. The loan has a current balance of $3.9 million and is a loan to a local builder for a home built on speculation. The home is completed, but remains unsold. The builder has leased the property. The loan is not supported by cash flow from the property and remains on non-accrual status. A recent appraisal of the property securing these loans indicates that the value of the collateral exceeds the amount of the loans.

We had impaired loans of $21.1 million at March 31, 2010 compared to $28.8 million at December 31,2009. An allowance for loan impairment was not required at March 31, 2010 due to the sufficiency of collateral values since any collateral shortfall which existed has been previously charged off. The charge-offs recorded on impaired loans totaled $1.2 million in the quarter ended March 31, 2010 compared to $1.7 million for the quarter ended March 31, 2009.

Classified assets decreased to $97.6 million at March 31, 2010 from $104.4 million at December 31, 2009. The decrease in classified assets reflects our efforts to manage our nonperforming assets, authorize troubled debt restructurings in appropriate circumstances and work with our borrowers to resolve these loans or pursue foreclosure proceedings.

The following table shows the aggregate amounts of our classified assets at the dates included.

(In thousands)	March 31, 2010	December 31, 2009
Special mention assets	$42,854	$53,184
Substandard assets	54,709	51,177
Doubtful assets	—	—

Total classified assets	$97,563	$104,361

Other than disclosed in the above tables, there are no other loans that management currently has serious doubts about the ability of the borrowers to comply with the present loan repayment terms; however, given liquidity problems faced by some of our borrowers, particularly borrowers unable to sell properties built on speculation, there can be no assurance that existing borrowers will not become unable to meet their obligations on their loans in the future.

Loan Delinquencies. The following table provides information about delinquencies in our loan portfolio at March 31, 2010.

	March 31, 2010			December 31, 2009
December 31, (In thousands)	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual
Real estate loans:
One- to four-family	$1,191	$—	$25,793	$4,676	$2,177	$25,221
Commercial real estate	579	2,284	3,440	2,806	555	4,678
Construction	2,745	—	13,834	—	—	18,300
Commercial construction	—	—	—	—	—	—

Total real estate	4,515	2,284	43,067	7,482	2,732	48,199

Commercial business	85	116	3,801	158	—	5,809

Consumer:
Home equity lines of credit	151	261	3,418	1,230	516	4,714
Other consumer loans	127	33	111	203	78	152

Total consumer	278	294	3,529	1,433	594	4,866

Total	4,878	2,694	50,397	$9,073	$3,326	$58,874

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We maintain a Loan Loss Reserve Committee, which includes members of management, that evaluates the adequacy of the allowance for loan losses on a monthly basis. When additional allowance is necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses is based on an internal calculation which consists of: (1) an impairment analysis of loans when we determined full collectability is not reasonably assured; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component. We do not establish specific loan loss allowances. We evaluate all classified loans and we assign risk weights to all commercial and construction loans to facilitate our ability to track these loans for signs of weakness. We are aggressive in charging off the value of any impaired loan to its net realizable value. We calculate net realizable value based upon an appraisal that is not more than twelve months old less a discount rate, which is intended to approximate the cost to sell, carrying costs and other factors that we believe will affect the value we receive for the collateral. For the quarter ended March 31, 2010, we used a discount rate of 15%. Because any shortfall in collateral value for impaired loans is charged off, there is no allocation required for these loans. We did not maintain an allowance for loan losses for impaired loans in 2009 and 2008, as we had taken action during both years (and monitored that action through year end) to charge off the impaired loan balances to the net realizable values.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	March 31, 2010		December 31, 2009
(Dollars in thousands)	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans
Real estate loans:
One- to four-family	$2,628	29.9%	$2,442	28.8%
Commercial real estate	4,785	28.9	4,817	28.8
Construction	1,270	8.9	1,664	9.8

Total real estate	8,683	67.7	8,923	67.4

Commercial business	2,478	13.8	2,550	13.6

Consumer:
Home equity lines of credit	1,522	16.8	1,576	17.0
Auto loans	—	—	—	—
Other consumer loans	543	1.7	487	2.0

Total consumer	2,065	18.5	2,063	19.0

Unallocated	187	—	222	—
Total allowance for loan losses	$13,413	100.0%	$13,758	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

During the quarter ended March 31, 2010, our non-performing loans as a percentage of total loans decreased from 4.75% at December 31, 2009 to 4.12% at March 31, 2010. Our approach has been to aggressively manage our non-performing loans when we believe there are inherent weaknesses that could result in a loss being incurred. We evaluate all of our loans that have been classified for regulatory purposes and, if a determination is made that full collectability may not be reasonably assured, we consider the estimated fair value of the underlying collateral, less selling costs and other marketing costs and conditions. If a shortfall exists, we charge-off that portion of the loan.

	Three Months Ended
(Dollars in thousands)	March 31, 2010	March 31, 2009
Allowance at beginning of period	$13,758	$12,978
Provision for loan losses	2,050	1,600
Charge offs:
Real estate loans:
One- to four-family	(926)	(366)
Commercial real estate	(672)	(15)
Construction	(301)	(936)

Total real estate loans	(1,899)	(1,317)

Commercial business loans	(195)	(700)

Consumer:
Home equity lines of credit	(342)	(213)
Other consumer loans	(120)	(212)

Total consumer loans	(462)	(425)

Total charge-offs	(2,556)	(2,442)

Recoveries:
Real estate loans:
One- to four-family	12	—
Construction	140	—

Total real estate loans	152	—

Commercial business	5	1

Consumer:
Other consumer loans	4	90

Total consumer loans	4	90

Total recoveries	161	91

Net charge-offs	$(2,395)	$(2,351)

Allowance at end of period	$13,413	$12,227

Allowance to non-performing loans	26.61%	29.28%
Allowance to total loans outstanding at the end of the period	1.10%	0.89%
Annualized net charge-offs (recoveries) to average loans outstanding during the period	0.84%	0.60%

Charge-offs during the quarter ended March 31, 2010 related primarily to loans that management identified weaknesses in during the quarter ended December 31, 2009. Upon determining that these loans may subject us to loss, we ordered appraisals, which were received during the quarter ended March 31, 2010, and charge-offs were taken to charge-off the loan balances to the net realizable value of the collateral securing the loans based upon the recently received appraisals.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Fairfield County Bank will reduce Fairfield County Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum
(Dollars in thousands)	5,393,250 Shares at $10.00 Per Share	Percent of Net Proceeds	6,345,000 Shares at $10.00 Per Share	Percent of Net Proceeds	7,296,750 Shares at $10.00 Per Share	Percent of Net Proceeds	8,391,263 Shares at $10.00 Per Share	Percent of Net Proceeds
Gross offering proceeds	$53,933		$63,450		$72,968		$83,913	100.00%
Less: offering expenses	(1,848)		(1,935)		(2,022)		(2,123)

Net offering proceeds	52,085	100.00%	61,515	100.00%	70,946	100.00%	81,790

Less:
Proceeds contributed to Fairfield County Bank	(28,387)	(54.50)	(30,758)	(50.00)	(35,473)	(50.00)	(40,895)	(50.00)
Proceeds used for loan to employee stock ownership plan	(4,498)	(8.64)	(5,292)	(8.60)	(6,086)	(8.58)	(6,999)	(8.56)
Cash contributed to Fairfield County Bank, MHC	(100)	(0.19)	(100)	(0.16)	(100)	(0.14)	(100)	(0.12)
Proceeds remaining for Fairfield County Bank Corp.	19,100	36.67%	25,365	41.24%	29,287	41.28%	33,796	41.32%

Fairfield County Bank Corp. intends to use a portion of the offering proceeds to make a loan to the Fairfield County Bank employee stock ownership plan to purchase 449,820, 529,200, 608,580 and 699,867 shares of stock at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The loan will have a ten year term and bear an interest rate equal to the prime rate, as reported in the Wall Street Journal.

Fairfield County Bank Corp. intends to contribute 54.6% of the net offering proceeds to Fairfield County Bank at the minimum of the offering range and 50.0% of the net offering proceeds to Fairfield County Bank at each of the midpoint, maximum and maximum, as adjusted, of the offering range, which will enable Fairfield County Bank to have tangible capital in excess of 10% of assets at each point in the offering range following the completion of the offering. Fairfield County Bank Corp. intends to invest the remaining proceeds in short-term, liquid investments, such as United States government agency securities and treasury securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and Fairfield County Bank Corp.’s liquidity requirements. In the future, Fairfield County Bank Corp. may liquidate its investments and use those funds:

•	to invest in Fairfield County Bank in order to help fund Fairfield County Bank’s operations;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of other financial institutions or businesses that are related to banking, although Fairfield County Bank Corp. has no plans to do so at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Fairfield County Bank Corp. may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Fairfield County Bank intends to invest the proceeds it receives from the offering initially in short-term liquid investments. Over time, Fairfield County Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to Fairfield County Bank:

•	to fund new consumer and business loans, including larger lending relationships associated with commercial lending, in our primary market area;

•	to invest in securities authorized under Fairfield County Bank’s investment policy;

•	to finance the possible expansion of its business activities, including new branch locations, although Fairfield County Bank has no such expansion plans at this time; and

•	for general purposes.

Fairfield County Bank may need regulatory approval to engage in some of the activities listed above.

Except as described above, neither Fairfield County Bank Corp. nor Fairfield County Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Stock Offering—Reasons for the Offering.”

Our Dividend Policy

We plan to pay a dividend on the common stock. However, our ability to pay dividends will be subject to certain business and regulatory restrictions set forth below. Accordingly, we cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

Our ability to pay dividends may depend, in part, upon dividends we receive from Fairfield County Bank because we initially will have no source of income other than dividends from Fairfield County Bank and earnings from the investment of the net proceeds from the offering that we retain. We expect that Fairfield County Bank Corp. will retain approximately $29.3 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data.” Fairfield County Bank Corp. may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized.

If Fairfield County Bank Corp. pays dividends to its stockholders, it also will be required to pay dividends to Fairfield County Bank, MHC, unless Fairfield County Bank, MHC elects to waive the receipt of dividends. We anticipate that Fairfield County Bank, MHC will waive any dividends that Fairfield County Bank Corp. may pay. Any decision to waive dividends will be subject to regulatory approval by the Office of Thrift Supervision. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis and, in general, does not object to a waiver if: (i) the waiver would not be detrimental to the safe and sound operation of a savings association; and (ii) a mutual holding company’s board of directors determines that their waiver is consistent with such directors’ fiduciary duties to the mutual holding company. The House Banking Committee and the Senate Banking Committee have each released financial regulatory restructuring bills. The House Bill would preserve the ability of federal thrift mutual holding companies to waive dividends, while the Senate Bill would not. If new banking legislation were to prohibit the ability of Fairfield County Bank, MHC to waive dividends, the cost of declaring dividends would increase materially for Fairfield County Bank Corp. and would restrict its ability to pay dividends to its stockholders.

Any payment of dividends by Fairfield County Bank to us that would be deemed to be drawn out of Fairfield County Bank’s bad debt reserves would require Fairfield County Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation.” We do not contemplate any distribution by Fairfield County Bank that would result in this type of tax liability.

In addition to the regulatory restrictions that may limit our ability to pay dividends, we will only pay a dividend after considering many factors including, but not limited to, our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Fairfield County Bank to us discussed above will also be considered.

Market for Common Stock of Fairfield County Bank Corp.

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will trade on the Nasdaq Global Market under the symbol “FFBK.” Sandler O’Neill & Partners, L.P. has advised us that it intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Fairfield County Bank, MHC at December 31, 2009 and the capitalization of Fairfield County Bank Corp. after giving effect to the offering proceeds (referred to as “pro forma” information). The table depicts capitalization following the offering at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 5,393,250 shares to complete the offering.

		Fairfield County Bank Corp. Pro Forma Capitalization Based Upon the Sale of (1)
(Dollars in thousands)	Fairfield County Bank, MHC Historical at December 31, 2009	Minimum 5,393,250 Shares at $10.00 per Share	Midpoint 6,345,000 Shares at $10.00 per Share	Maximum 7,296,750 Shares at $10.00 per share	Maximum, as adjusted, 8,391,263 Shares at $10.00 per share
Deposits (2)	$1,251,400	$1,251,400	$1,251,400	$1,251,400	$1,251,400
Borrowings	142,199	142,199	142,199	142,199	142,199

Total deposits and borrowed funds	$1,393,599	$1,393,599	$1,393,599	$1,393,599	$1,393,599

Stockholders’ equity:
Preferred stock (3)	$—	$—	$—	$—	$—
Common stock (3)	—	115	135	155	179
Additional paid-in capital	—	51,970	61,380	70,791	81,611
Retained earnings (4)	144,656	144,656	144,656	144,656	144,656
Accumulated other comprehensive loss	(6,435)	(6,435)	(6,435)	(6,435)	(6,435)

Less: Cash contributed to Fairfield County Bank, MHC	—	(100)	(100)	(100)	(100)
Less: Common stock acquired by employee stock ownership plan (5)	—	(4,498)	(5,292)	(6,086)	(6,999)
Less: Common stock acquired by equity incentive plan (6)	—	(2,249)	(2,646)	(3,043)	(3,499)

Total stockholders’ equity	$138,221	$183,459	$191,698	$199,938	$20 9,413

Total stockholders’ equity as a percentage of pro forma total assets	8.86%	11.43%	11.88%	12.32%	12.83%

(1)	For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 11,475,000, 13,500,000, 15,525,000 and 17,853,750, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively, including shares issued to Fairfield County Bank, MHC. There will be 5,393,250, 6,345,000, 7,296,750 and 8,391,263 shares issued to the public at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively, and 6,081,750, 7,155,000, 8,228,250 and 9,462,487 shares issued to Fairfield County Bank, MHC at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(3)	Reflects total shares issued, including shares sold in the offering, as well as all shares to be issued to Fairfield County Bank, MHC. Fairfield County Bank, MHC has no capital stock authorized. Fairfield County Bank Corp. will be authorized to issue 30,000,000 shares, of which 25,000,000 shares shall be common stock having a par value of $0.01 per share and 5,000,000 shares shall be preferred stock having a par value of $.01 per share.
(4)	Retained earnings are restricted by applicable regulatory capital requirements.
(5)	Assumes that 3.92% of the outstanding common stock, including shares issued to Fairfield County Bank, MHC, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Fairfield County Bank Corp. Under United States generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Fairfield County Bank Corp., the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Fairfield County Bank Corp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(6)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 1.96% of the outstanding shares of common stock, including shares issued to Fairfield County Bank, MHC. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Risks Related to This Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Nonqualified Deferred Compensation—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At December 31, 2009, Fairfield County Bank exceeded all regulatory capital requirements. The following table presents Fairfield County Bank’s regulatory capital position relative to the regulatory capital requirements at December 31, 2009, on a historical and a pro forma basis assuming completion of the public offering. The table reflects receipt by Fairfield County Bank of 54.5% of the net offering proceeds at the minimum of the offering range and 50.0% of the net offering proceeds at each of the midpoint, maximum and maximum, as adjusted, of the offering range. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (3.92% of the shares of common stock outstanding, including shares issued to Fairfield County Bank, MHC) is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” For a discussion of the capital standards applicable to Fairfield County Bank, see “Regulation and Supervision—Bank Regulation—Regulatory Capital Requirements.”

			Pro Forma at December 31, 2009
	Fairfield County Bank Historical at December 31, 2009		Minimum of Offering Range 5,393,250 Shares at $10.00 per Share		Midpoint of Offering Range 6,345,000 Shares At $10.00 per Share		Maximum of Offering Range 7,296,750 Shares at $10.00 per Share		15% Above Maximum of Offering Range 8,391,263 Shares at $10.00 per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Asset	Amount	Percent of Assets	Amount	Percent of Assets

Capital under generally accepted accounting principles (3)	$146,119	9.38%	$167,759	10.62%	$168,939	10.69%	$172,463	10.88%	$176,516	11.11%

Tangible Capital (3):
Actual	141,435	9.01	163,075	10.24	164,255	10.31	167,779	10.51	171,832	10.73
Requirement	23,559	1.50	23,884	1.50	23,901	1.50	23,954	1.50	24,015	1.50

Excess	117,876	7.51	139,191	8.74	140,354	8.81	$143,825	9.01	147,817	9.23

Core Capital (3):
Actual	141,435	9.01	163,075	10.24	164,255	10.31	167,779	10.51	171,832	10.73
Requirement	62,824	4.00	63,690	4.00	63,737	4.00	63,878	4.00	64,040	4.00

Excess	78,611	5.01	99,385	6.24	100,518	6.31	103,901	6.51	107,792	6.73

Tier 1 Risk-Based Capital (3):
Actual	141,435	10.65	163,075	12.24	164,255	12.33	167,779	12.59	171,832	12.88
Requirement	53,105	4.00	53,278	4.00	53,288	4.00	53,316	4.00	53,348	4.00

Excess	88,330	6.65	109,797	8.24	110,967	8.33	114,463	8.59	118,484	8.88

Total Risk-Based Capital (3):
Actual	155,193	11.69	176,838	13.28	178,018	13.36	181,542	13.62	185,595	13.92
Requirement (2)	106,210	8.00	106,557	8.00	106,576	8.00	106,632	8.00	106,697	8.00

Excess	48,983	3.69	70,281	5.28	71,442	5.36	74,910	5.62	78,898	5.92

Capital Reconciliation:
Net Proceeds to the Bank			28,387		30,758		35,473		40,895
Less: common stock acquired by employee stock ownership plan			(4,498)		(5,292)		(6,086)		(6,999)
Less: common stock to be acquired by equity incentive plan			(2,249)		(2,646)		(3,043)		(3,499)

Pro Forma Increase to Capital			21,640		22,820		26,344		30,397

(1)	Shown as percent of assets under generally accepted accounting principles, adjusted total assets for tangible and core capital ratios or adjusted risk-weighted assets for risk based capital ratios. Adjusted total assets are adjusted for intangible assets and goodwill pursuant to the instructions to the Federal Deposit Insurance Corporation’s Call Report.
(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(3)	Pro forma capital assumes that the employee stock ownership plan is funded by purchasing shares in the offering at a price of $10.00 per share and that the equity incentive plan is funded by purchasing shares in the open market at a price of $10.00 per share.

(4)	Institutions with Tier 1 risk-based capital, total risk-based capital and core capital of 6.0%, 10.0% and 5.0% or greater, respectively, are deemed “well capitalized,” which is the highest capital rating that the Office of Thrift Supervision assigns.

Pro Forma Data

The following tables illustrate the pro forma impact of the offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and maximum, as adjusted of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	100% of the shares of common stock will be sold in the subscription and direct community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares sold in the offering, including shares issued to Fairfield County Bank, MHC, with a loan from Fairfield County Bank Corp. that will be repaid in equal installments over ten years;

•

Sandler O’Neill & Partners, L.P. will receive a management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and direct community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families; and

•	Total expenses of the offering, excluding Sandler O’Neill & Partners, L.P.’s management fees referenced above, will be approximately $1.4 million.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and direct community offerings, as opposed to the syndicated community offering. The sales commission and management fee for shares sold in any syndicated community offering will be equal to 6.5% of the aggregate purchase price of the shares sold in the syndicated community offering.

Pro forma net income for the year ended December 31, 2009 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 1.66%, which represents the 3-year treasury. A pro forma after-tax return of 1.10% is used for the year ended December 31, 2009, after giving effect to a combined federal and state income tax rate of 34.0%. The actual rate experienced by Fairfield County Bank Corp. may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Fairfield County Bank may be withdrawn to purchase shares of common stock, the funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Fairfield County Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on Fairfield County Bank, MHC’s stockholders’ equity at December 31, 2009, and net income for the year ended December 31, 2009, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the offering.

	At or For the Year Ended December 31, 2009
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as Adjusted of Offering Range
(Dollars in thousands, except per share amounts)	5,393,250 Shares at $10.00 Per Share	6,345,000 Shares at $10.00 Per Share	7,296,750 Shares at $10.00 Per Share	8,391,263 Shares at $10.00 Per Share

Gross proceeds	$53,933	$63,450	$72,968	$83,913
Less: estimated expenses	(1,848)	(1,935)	(2,022)	(2,123)

Estimated net proceeds	52,085	61,515	70,946	81,790
Less: cash contributed to Fairfield County Bank, MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(4,498)	(5,292)	(6,086)	(6,999)
Less: common stock to be acquired by equity incentive plan (2)	(2,249)	(2,646)	(3,043)	(3,499)

Net investable proceeds	$45,238	$53,477	$61,717	$71,192

Pro Forma Net Income:

Pro forma net income (3):
Historical	$1,978	$1,978	$1,978	$1,978
Pro forma income on net investable proceeds	498	588	679	783
Less: pro forma employee stock ownership plan adjustments (1)	(297)	(349)	(402)	(462)
Less: pro forma stock option expense (3)	(319)	(376)	(432)	(497)
Less: restricted stock award expense (2)	(297)	(349)	(402)	(462)

Pro forma net income	$1,563	$1,492	$1,421	$1,340

Pro forma net income per share (3):
Historical	$0.18	$0.15	$0.13	$0.12
Pro forma income on net investable proceeds	0.05	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (3)	(0.03)	(0.03)	(0.03)	(0.03)
Less: restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.14	$0.11	$0.09	$0.08

Offering price as a multiple of pro forma net income per share (annualized)	71.43x	90.91x	111.11x	125.00x

Number of shares used to calculate pro forma net income per share (4)	11,070,162	13,023,720	14,977,278	17,223,870

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity:
Historical	$138,221	$138,221	$138,221	$138,221
Estimated net proceeds	52,085	61,515	70,946	81,790
Less: cash contributed to Fairfield County Bank. MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(4,498)	(5,292)	(6,086)	(6,999)
Less: common stock to be acquired by equity incentive plan (2)	(2,249)	(2,646)	(3,043)	(3,499)

Pro forma stockholders’ equity	183,459	191,698	199,938	209,413
Less: intangible assets	(8,106)	(8,106)	(8,106)	(8,106)

Pro forma tangible equity	$175,353	$183,592	$191,832	$201,307

Pro forma stockholders’ equity per share (book value):
Historical	$12.05	$10.24	8.91	7.75
Estimated net proceeds	4.54	4.56	4.57	4.58
Less: cash contributed to Fairfield County Bank, MHC	(0.01)	(0.01)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma book value	15.99	14.20	12.88	11.73
Less: intangible assets	(0.71)	(0.60)	(0.52)	(0.45)

Pro forma tangible book value	15.28	13.60	12.36	11.28

Offering price as a percentage of pro forma book value per share	62.54%	70.42%	77.64%	85.25%

Offering price as a percentage of pro forma tangible book value per share	65.45%	73.53%	80.91%	88.65%

Offering price as a percentage of pro forma tangible book value per share on a fully converted basis	50.18%	54.79%	58.82%	62.81%

Number of shares used to calculate pro forma stockholders’ equity per share (4)	11,475,000	13,500,000	15,525,000	17,853,750

(footnotes on page     )

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 3.92% of the shares issued in the offering, including shares issued to Fairfield County Bank, MHC (449,820, 529,200, 608,580 and 699,867 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by Fairfield County Bank Corp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently %, and a term of ten years. Fairfield County Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (10% of the total, based on a ten-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Fairfield County Bank Corp. will purchase in the open market a number of shares of common stock equal to 1.96% of the shares sold in the offering, including shares issued to Fairfield County Bank, MHC (224,910, 264,600, 304,290 and 349,933 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Fairfield County Bank Corp. or with dividends paid to Fairfield County Bank Corp. by Fairfield County Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 1.92%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Fairfield County Bank Corp. common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by shareholders, a number of shares equal to 4.9% of the number of shares issued in the offering, including shares issued to Fairfield County Bank, MHC (562,275, 661,275, 760,725 and 874,833) shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will comply with Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the equity incentive plan has been estimated at $2.84 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 6.5 years; expected volatility, 18.55%; and risk-free interest rate, 3.35%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year and that all of the options awarded are non-qualified options and therefore there is no tax benefit. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $2.84 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.67%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering as adjusted to effect a weighted average over the period. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering. The following table sets forth the number and percentage of total shares of Fairfield County Bank Corp. that will be held by Fairfield County Bank, MHC and public stockholders at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range:

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum as Adjusted of Offering Range
Shares owned by Fairfield County Bank, MHC	6,081,750	53.00%	7,155,000	53.00%	8,228,250	53.00%	9,462,487	53.00%
Shares owned by public stockholders	5,393,250	47.00	6,345,000	47.00	7,296,750	47.00	8,391,263	47.00
Total Shares Outstanding	11,475,000	100.00%	13,500,000	100.00%	15,525,000	100.00%	17,853,750	100.00%

Our Business

General

Fairfield County Bank Corp. is being organized as a federally chartered savings and loan holding company in connection with the offering and will become the wholly owned subsidiary of Fairfield County Bank, MHC and the holding company for Fairfield County Bank. Fairfield County Bank Corp.’s primary business activity will be the ownership of the outstanding capital stock of Fairfield County Bank. Fairfield County Bank Corp. will not own or lease any property but instead will use the premises, equipment and other property of Fairfield County Bank with the payment of appropriate reimbursement, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, Fairfield County Bank Corp. may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Fairfield County Bank is a Connecticut chartered savings bank originally founded in 1871. In 2007, we reorganized into the mutual holding company structure, forming Fairfield County Bank, MHC as our holding company. As a Connecticut chartered savings bank, Fairfield County Bank never had members. When we reorganized into the mutual holding company structure, Fairfield County Bank, MHC was organized with no members as well; although, under Connecticut law, the former corporators who oversaw the operations of Fairfield County Bank prior to the reorganization became the corporators of Fairfield County Bank, MHC. We are a community-minded, customer focused institution that has served the financial needs of our depositors and the local community since our founding. We offer traditional financial services to consumers, businesses and local builders in our market areas. We attract deposits from the general public and use those funds to originate a variety of loans, including one-to four-family, commercial real estate, construction, consumer, particularly home equity, and commercial business loans. We also offer insurance and investment products to our customers and maintain investments in cash, securities and other assets.

Our website address is www.fairfieldcountybank.com. We plan to make available on our website, free of charge, our annual report on Form 10-K, quarterly report on Form 10-Q and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Ridgefield, Connecticut. In addition to our main office, we operate 23 full-service branch offices in Fairfield County, Connecticut.

Fairfield County Market Area. Fairfield County is situated in the southwestern corner of the State of Connecticut. It is the most populous and wealthiest county in Connecticut and contains four of the state’s largest cities. Fairfield County is located approximately 40 miles outside of New York City and, as a result, its economy is largely tied to that of the greater New York City metropolitan area. We consider our primary market area to consist of the towns and cities of Bridgeport, Danbury, Darien, Fairfield, Georgetown, Greenwich, Norwalk, Ridgefield, Rowayton, Stamford Trumbull, Weston, Westport and Wilton, Connecticut. Bridgeport, Danbury, Norwalk and Stamford are commercial or financial centers, while the remaining towns are predominantly residential areas consisting of high-end properties occupied by affluent individuals, many of whom commute into New York City. Accordingly, the average home prices in Fairfield County are substantially higher than those in other parts of Connecticut and the United States. In recent years, the economy of Fairfield County has been adversely impacted by the national economic recession and negative effect of the financial industry crisis on New York City’s economy as well as a decline in the local real estate market.

Real estate values and the demand for real estate in our market have declined substantially in recent months. For example, in Greenwich, the average days a home was on the market increased from 180 days in 2008 to 203 days in 2009, the number of homes sold decreased by 17.8% from the number sold in 2008 and the median sales price declined by 15.5% Similarly, in New Canaan, there was a 23.7% drop in the number of homes sold in 2009 compared to 2008. Fairfield, Ridgefield, Weston, Wilton, Bridgeport, Danbury and Darien also experienced substantial declines in the median sales price of homes as well as a decrease in the number of homes sold during 2009.

Competition

We face significant competition for deposits and loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. Some of these institutions are significantly larger than us and, therefore, historically have had a competitive advantage over us given their significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities.

At June 30, 2009, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 4.55% of the deposits in the Bridgeport-Stamford-Norwalk, Connecticut metropolitan statistical area, which was the seventh largest market share out of the 32 institutions with offices in that metropolitan statistical area. However, we currently maintain a much larger percentage of deposits in a number of the individual towns which comprise our market area. For example, at June 30, 2009, we held approximately: (i) 40.98% of deposits in the town of Ridgefield, which was the largest market share out of the 10 institutions with offices in Ridgefield; (ii) 19.51% of deposits in the city of Norwalk, which was the second largest market share out of the 15 institutions with offices in Norwalk; and (iii) 13.20% of deposits in the town of Wilton, which was the third largest market share out of the nine institutions with offices in Wilton.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

We offer a variety of loans. Although our loan portfolio has always had its highest concentration of loans in one-to four-family loans, historically, we have also had a substantial portion of our loan portfolio concentrated in commercial real estate, construction, consumer loans, including home equity loans, and commercial business loans, including loans guaranteed by the Small Business Administration. Although we had emphasized construction loans in the past, we have not emphasized construction loans since 2007 given the weakened economic environment and do not plan to emphasize those loans in the near future. We sought to decrease our construction loan portfolio throughout 2009 by not seeking to originate new construction loans in 2009, working with our borrowers to ensure they understood market conditions so that they could better market their properties, which contributed to many homes built on speculation being sold, and seeking to convert existing construction loans to fully amortizing permanent loans when possible. A substantial portion of our construction loan portfolio consists of loans to local builders for the construction of single-family homes to be built on a speculative basis. Given the recent downturn in the economy, certain of the builders with construction loans outstanding have had difficulty selling the homes built on a speculative basis. This has caused some delays in certain loans being repaid and we have modified certain of those loans primarily to extend the maturity of the loans to provide the borrower with more time to sell the properties securing those loans. We have aggressively monitored this portion of our loan portfolio and have sought to gain additional collateral where possible to secure those loans. We will continue to originate commercial real estate and commercial business loans in our local community in accordance with what we believe to be prudent underwriting guidelines, and closely monitor those portions of our loan portfolio as well.

One-to Four-Family Residential Loans. At December 31, 2009, our one-to four-family loans totaled $357.2 million, or 28.8% of our total loan portfolio. We offer two types of residential mortgage loans: fixed-rate loans and adjustable-rate loans. Generally, we offer fixed-rate mortgage loans with terms of up to 30 years. We generally sell all of the fixed rate loans we originate with servicing released. Generally, we offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, two, three or five years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the one year Treasury constant maturity rate. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one-to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. We do not offer loans with negative amortization, subprime loans or loans with no documentation. We do offer low documentation loans. If we are originating a low documentation loan for sale to an outside investor, we offer stated income or no income verification loans. If we are retaining the loan in our portfolio, we require that the borrower have a FICO score of 740 or better and we verify the borrower’s income with the Internal Revenue Service. All low documentation loans retained in our portfolio are fully amortizing loans.

It is our general policy not to make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. Recently, we have adjusted our lending policies to reduce our risk, while permitting us to continue to originate residential loans. For example, we currently limit the loan to value ratio depending on a number of factors, including whether a property will be owner-occupied or leased and whether the property securing the loan is a condominium. Further, we charge higher rates for loans with a higher loan to value ratio. For example, currently, loans with a loan to value ratio of 75% are more favorably priced than loans with a loan to value ratio of 80%. Further, while we generally will lend up to 80% of the value of an owner occupied single family home, we generally will only loan up to 75% of the value of an owner-occupied condominium with a loan amount below $1.5 million, and 65% of the value of an owner occupied condominium with a loan amount from $1.5 million to up to $2.5 million. The maximum loan to value ratio generally can not exceed 50% of a non-owner occupied condominium. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

As of December 31, 2009, our largest one-to four-family loan was a $4.2 million loan secured by an owner occupied home in Greenwich, Connecticut, which is performing in accordance with its original terms.

Commercial Real Estate Loans. At December 31, 2009, we had commercial real estate loans totaling $357.1 million, or 28.8%, of our total loan portfolio, which was the second largest component of our loan portfolio. We offer commercial real estate loans secured by real estate primarily with adjustable rates. We originate a variety of commercial real estate loans generally for terms up to 25 years and payments based on an amortization schedule of up to 25 years. These loans are typically based on the Federal Home Loan Bank of Boston’s borrowing rate plus a spread and adjust every three to five years. Generally, our commercial real estate loans are secured by owner-occupied local businesses, including automobile dealerships, small retail and mixed use properties, as well as non-profit organizations such as churches. Approximately 59% of our commercial real estate loans are owner-occupied. To a more limited extent we offer commercial real estate loans for the acquisition of improved real estate and for real estate acquisition and development. Historically, we generally have originated commercial real estate loans with loan to value ratios of up to 75%.

As of December 31, 2009, our largest commercial real estate loan was a $13.4 million loan secured by a country club, which was performing in accordance with its original terms. The second largest commercial real estate loan was initially originated as a construction loan in 2006 to a local business and a private developer for the construction of 10 condominiums in Greenwich, Connecticut on a speculative basis. All units are complete and nine remain unsold; all nine units are leased. This loan was converted to a permanent, amortizing commercial real estate loan in accordance with our commercial real estate loan underwriting standards, which include a careful review of the value of the collateral, cash flows from the collateral and the borrower’s personal liquidity. This loan is currently performing in accordance with its terms.

Construction Loans. At December 31, 2009, we had construction loans totaling $121.1 million, or 9.8% of our total loan portfolio. Historically, we have offered construction loans to builders for the construction of commercial properties, to individuals for the construction of their own homes, to builders with contracts with purchasers for the home being built, and to builders for houses being built on a speculative basis. Of the $121.1 million construction loans, $84.2 million are secured by speculative building projects. The average balance of those loans is $1.7 million. We generally lend to experienced local builders and our construction loans are generally secured by properties located within a 50 mile radius of Ridgefield, Connecticut. Our policy is to loan up to a maximum of 75% of the cost of construction or value of the property, whichever is less, although we will consider loaning up to 80% of the cost of construction for construction loans to be secured by a home for which the builder has a contract with no contingencies. Advances are only made following an inspection of the property confirming completion of the required percentage of the property. In addition, we generally require our borrowers to personally guarantee their loans.

Due to the current economic environment, we have reduced our emphasis on the origination of construction loans, particularly on a speculative basis. Our construction loans have generally been originated with two year terms; however, it has been necessary for us to modify the terms of many of these loans to give the borrower more time to sell properties built on speculation. We will finance up to 75% of the cost of construction and we permit the interest on the loan to be included in the overall cost of construction for purposes of determining loan to value ratios. There are two ways we will permit a borrower to establish an interest reserve: a borrower may post cash in an account at Fairfield County Bank from which monthly interest payments may be deducted; or we may establish an interest reserve as an aggregate portion of the loan amount and advance cash to cover monthly interest. When the interest income is funded from loan advances, the amount is capitalized as part of the loan. Interest reserves are used for construction loans only. Our loan policy allows for additional interest advances on renewed loans provided certain financial conditions related to the borrower and the property are met, including adequate borrower liquidity and a recent appraisal that indicates that the value of the property adequately secures the loan. When a construction loan becomes non-accrual or is considered impaired, Fairfield County Bank will freeze any existing interest reserves, will not recognize any payments as income and treats all payments as principal reductions to the loan balance. We do not have any restructured construction loans where we have provided an interest reserve to keep the loan current. As of December 31, 2009, the outstanding balance of all modified construction loans was $50.4 million. At December 31, 2009, our outstanding construction loans included $15.3 million to builders and businesses for construction projects that will convert to permanent financing upon completion of construction; $6.4 million in loans to individuals for the construction of owner-occupied residential homes; and $106.3 million in construction loans to local builders. Of the $106.7 million in loans to local builders, $4.5 million of that amount is to builders for homes under contract, $12.0 million is for land acquisition, and $84.2 million is to builders for homes being built on speculation.

At December 31, 2009, our largest construction loan was a $6.8 million construction loan to a local developer that was originated in 2008. The loan currently has a balance of $5.9 million. This loan is secured by a single family home that is being built on speculation and was approximately 85% complete at December 31, 2009. The loan is performing in accordance with its terms due to interest reserves that were established when the loan was originated. The interest reserves of $521,000 are included in the $6.8 million loan amount. A recent appraisal on the property securing this loan reflects that the value of the collateral exceeds the loan amount due to us.

Our second largest construction lending relationship is part of our largest loan to one borrower relationship. This construction portion of our relationship is a combination of three loans totaling $5.8 million secured by three condominiums built on a speculative basis. None of the condominiums have been sold, but all are currently leased. The borrowers have suffered some problems with liquidity and these loans have been modified to extend their terms. The borrower and guarantor have provided additional real estate collateral and have non-real estate related sources of income to service the loan. These loans are performing in accordance with their modified terms at this time.

Commercial Loans. At December 31, 2009, commercial business loans totaled $164.5 million, or 13.2% of our total loan portfolio. We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. We offer installment loans for capital improvements, equipment acquisition and long-term working capital. These loans are typically based on the prime rate, as reported by the Wall Street Journal, plus a spread. These loans are secured by business assets other than real estate, such as business equipment and inventory, or are backed by the personal guarantee of the borrower. We originate lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. We also make loans guaranteed by the Small Business Administration. These loans, which totaled $16.0 million at December 31, 2009, are typically made to enable qualifying start-up and existing small businesses to obtain financing which might not otherwise be available through conventional methods for a variety of general business purposes, including working capital, machinery and equipment, furniture and fixtures, land and building and leasehold improvements. Candidates for loans guaranteed by the Small Business Administration are typically profitable or exhibit the potential for successful development but are unable to present sufficient loan collateral or debt service history to obtain approval for traditional financing. Loans guaranteed by the Small Business Administration generally have terms of up to 10 years for working capital and terms of up to 25 years for fixed assets.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the borrower operates and the value of the collateral.

At December 31, 2009, our largest commercial business loan relationship consists of two commercial business loans totaling $6.6 million loan to a group of physicians. Our total lending relationship with this group of people totals $7.6 million. This group of loans is performing in accordance with their original terms.

Consumer Loans. At December 31, 2009, consumer loans totaled $236.0 million, or 19.0% of our total loan portfolio. We offer a variety of consumer loans, including home equity loans and lines of credit and loans secured by passbook accounts and certificates of deposit. We also offer unsecured lines of credit.

We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 75% on lines of credit up to $500,000. Home equity lines of credit in excess of $500,000 must have a combined loan-to-value ratio of 70% or less depending on the amount of the line of credit. Home equity lines of credit have adjustable rates based upon the prime rate as reported by the Wall Street Journal. The actual rate charged is based upon a number of factors, including the dollar amount of the line of credit and the borrower’s credit score. As our risk increases, the rate we charge will increase. Currently, the maximum home equity line of credit we offer is $1.0 million.

We offer other secured and unsecured consumer loans with terms up to five years. The availability of credit is dependent upon our determination of a borrower’s creditworthiness based upon our evaluation of a borrower’s income, net worth, liquidity and credit history. Secured loans may be secured by marketable securities or real estate and must be secured by any capital asset the loan funds are used to purchase. Unsecured loans are only originated to borrowers in our market area who demonstrate stable employment, a good credit history and satisfy other credit related tests. Our unsecured loans and lines of credit bear a substantially higher interest rate than our secured loans and lines of credit. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Liquidity Management.”

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks.

Adjustable-Rate Residential Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one-to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have a minimum stand alone debt service coverage ratio (the ratio of earnings before debt service to debt service) of at least 1.15x. An appraisal report and an environmental report are obtained for all commercial real estate loans.

Construction Loans. Over 70% of our construction loans are loans to builders for the construction of new homes for which there is no buyer at the time construction commences. Speculative loans for the construction of real estate generally involve a higher degree of risk than one-to four-family loans because repayment of the loan is generally dependent on the ability of the builder to complete and sell the home. In the current economic environment, many of the builders we have done business with are having trouble selling homes they have built. While we require borrowers to show sufficient liquidity to cover the projected interest payments during the term of the loan, the ability of a borrower to maintain adequate liquidity and carry loans following construction of the home is compromised when a borrower is unable to sell homes once they are constructed.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk as they typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that may depreciate rapidly. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s experience and tenure. Individual loans or lending relationships with aggregate exposure of $3.5 million must be approved by the Management Loan Committee; loans up to $10.0 million must be approved by the Board Loan Committee; and all loans in excess of $10.0 million must be approved by the board.

Loans to One Borrower. The board of directors has adopted a policy that currently limits loans to one borrower to 15% of our capital, or $24.0 million at December 31, 2009.

At December 31, 2009, our largest lending relationship was $19.2 million and involved a number of loans for personal mortgages, commercial business loans, commercial real estate loans and speculative construction loans, including our second largest construction lending relationship, secured by a variety of commercial and residential properties. The borrowers have been unable to sell properties built on speculation and have experienced some cash flow difficulties. We have modified certain loans and the loans are currently performing in accordance with their terms. One of the loans to this group was for the construction of condominiums being built on speculation. None of the condominiums have been sold, but they have all been leased, which has supported the borrower group’s liquidity. However, the rental income is insufficient to completely cover the cash flow necessary to service the debt. This borrower group has income produced from a business, as well as other cash producing real estate, which combined, supports the payments owed to us. Further, based upon current appraisals, the value of all collateral for all loans to this borrower group exceeds the total loan amounts due to us. Consequently, in the event we were to be forced to foreclose on these properties, we believe we would not incur a loss.

The second largest lending relationship involves two loans totaling $14.4 million, including a $13.4 million loan to a local country club for the construction and permanent financing of a new club house. This loan has converted to permanent financing and is performing in accordance with its terms. In addition, this borrower group has a $1.0 million revolving line of credit for working capital.

The third largest lending relationship involves $14.0 million of loans to a local businessman and a local developer, including $6.7 million of loans for the development of nine condominiums in Greenwich, Connecticut. All nine condominiums remain unsold, but all nine have been leased. Another borrower is jointly and severally liable for $8.7 million of these loans. The loans are performing in accordance with their terms.

The fourth largest lending relationship involves $12.0 million of loans secured by commercial and residential real estate. The loans are performing in accordance with their original terms.

The fifth largest lending relationship involves $10.3 million of loans to two local developers and are secured by residential and commercial real estate, including $4.2 million in loans secured by commercial real estate that the borrowers own with other partners. These two borrowers have experienced problems with liquidity. Certain of these loans have been modified to extend their terms. Currently, these loans are performing in accordance with their modified terms.

Additional large lending relationships that we have include: (i) a $9.8 million lending relationship with a group of borrowers who have sufficient cash flow to service the various loans with us that are secured by personal residences and commercial properties; and (ii) a $5.1 million lending relationship with a local developer for the construction of a residential single family home built on speculation for which we have received a deed in lieu of foreclosure from the borrower. We also have a residential mortgage loan secured by a condominium located in Greenwich, Connecticut with this borrower that is in foreclosure. We have charged-off $100,000 on the loan secured by the condominium. Recent appraisals on the properties securing these two loans reflect that the value of these properties exceeds the amounts due to us. In addition, we have: (i) a $9.3 million lending relationship with a group that runs a convalescent home that is performing in accordance with its original terms, (ii) a $9.2 million lending relationship, including $5.7 million for a construction loan secured by a property built on speculation, which has converted to an amortizing commercial real estate loan that is performing in accordance with its original terms; (iii) an $8.8 million lending relationship consisting primarily of commercial loans to a local business that are performing in accordance with their original terms; and (iv) a $7.8 million lending relationship, which includes a commercial real estate loan and several mortgages. With respect to this last lending relationship, the borrowers have had some liquidity problems and are seeking to sell properties, including their own residences, to improve their liquidity. At this time, not all loans are currently performing in accordance with their original terms. While we considered this lending relationship in establishing our allowance for loan losses, no specific allowance was established for these loans as they were not deemed impaired; however, it was included in our general allowance for loan loss calculation.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

We have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various U.S. government sponsored enterprises, federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. As a member of the Federal Home Loan Bank of Boston, we also are required to maintain an investment in Federal Home Loan Bank of Boston stock. While we have the authority under applicable law to invest in derivative instruments for hedging activities, we have not engaged in these activities with the exception of a $10.0 million cash flow hedge that expired in 2008. We had no such investments at December 31, 2009.

At December 31, 2009, our investment portfolio excluding Federal Home Loan Bank stock totaled $94.1 million and consisted primarily of United States government and agency securities, including securities issued by government sponsored enterprises, municipal and other bonds and equity securities, as well as mortgage-backed securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually. Our board of directors reviews the status of our investment portfolio on a quarterly basis.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. From time to time, we solicit brokered time deposits as an alternative source of funds.

We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and a checking account specifically designed for small businesses. Additionally, we offer cash management, including lockbox service and sweep accounts.

Deposit account terms vary as to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, brokered deposits, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special terms in order to attract deposits of a specific type or term.

Borrowings. We have the ability to utilize advances from the Federal Home Loan Bank of Boston to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. We also utilize securities sold under agreements to repurchase and overnight repurchase agreements to supplement our supply of investable funds and to meet deposit withdrawal requirements. In addition, we have a $199.0 million line of credit with the Federal Reserve Board of New York, which we have not accessed to date, through the Federal Reserve Board’s Borrower in Custody of Collateral Program. The Borrower in Custody of Collateral Program is a program maintained by the Federal Reserve Board pursuant to which qualifying financial institutions may arrange to retain physical control of collateral that is pledged to a Federal Reserve Bank. These arrangements are often established when an institution is pledging a high volume of assets, such as consumer or commercial loans, and prefers to maintain custody of the assets. All assets pledged pursuant to the Borrower in Custody of Collateral Program are required to be marked as being pledged to the Federal Reserve Bank.

In July 2008, Fairfield County Bank, MHC established Fairfield County Trust I, a Delaware statutory trust. Fairfield County Trust I issued and sold $8.0 million of trust preferred securities in a private placement and issued $248,000 of trust common securities to Fairfield County Bank, MHC. Fairfield County Trust I used the proceeds of these issuances to purchase $8.2 million of Fairfield County Bank, MHC’s floating rate junior subordinated debentures due July 11, 2038. The interest rates on the junior subordinated debentures and trust preferred securities are variable and adjustable quarterly. At December 31, 2009, the interest rate was 4.674%. The junior subordinated debentures are the sole assets of Fairfield County Trust I and are subordinate to all of Fairfield County Bank, MHC’s existing and future obligations for borrowed money. It is anticipated that the obligations of Fairfield County Trust I will be transferred to Fairfield County Bank Corp. upon consummation of the offering.

Insurance Agency Activities

We offer business, personal, life and health insurance services through our wholly-owned subsidiary, Fairfield County Bank Insurance Services, LLC. Our business insurance services include, among other things, workers’

compensation, general liability, property, marine, business automobile, business interruption, umbrella liability, professional liability, directors’ and officers’ liability, employment practices liability and environmental liability products. Our personal insurance services include, among other things, automobile, home, condominium, renters, watercraft and recreational vehicle products. In addition, we also offer life and health insurance services including, but not limited to, employee benefit programs and life insurance, disability insurance, long-term care insurance and estate and business planning products. During the year ended December 31, 2009, Fairfield County Bank Insurance Services, LLC generated $5.8 million in gross insurance commissions.

Properties

The following table sets forth certain information relating to our properties as of December 31, 2009.

Location	Type of Office	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2009 (In thousands) (5)

720 Branchville Road Ridgefield, Connecticut	Branch	1998	250	Leased	3/1/2013	$18

1089 Madison Ave Bridgeport, Connecticut	Branch	2008	4,100	Owned		$3,297

121 New Canaan Ave Norwalk, Connecticut	Branch	1981	1,300	Owned		$94

280 North Bedford Road, Suite 204 (1) Mount Kisco, New York 10549	Office	2005	1,298	Leased	4/30/2015	—

401 Main Street (1) Ridgefield, Connecticut	Office	1999	6,000	Owned		$2,723

20 Compo Road South Westport, Connecticut	Branch	2010	6,000	Owned		$10,485

26 Chestnut Hill Road Norwalk, Connecticut	Branch	1974	2,000	Leased	7/31/2014	$234

150 Danbury Road Ridgefield, Connecticut	Branch	1991	24,200	Owned		$364

714 Post Road Darien, Connecticut	Branch	2008	3,750	Leased	5/1/2025	$2,303

1312 Post Road Fairfield, Connecticut	Branch	2004	2,704	Leased	12/31/2012	$64

114 Federal Road Danbury, Connecticut	Branch	2007	1,200	Leased	11/1/2016	$379

941 Danbury Road Georgetown, Connecticut	Branch	1991	2,700	Leased	6/29/2014	$90

3 Governor Street (2) Ridgefield, Connecticut	Drive-Up Facility	1960	800	Owned		$27

1899 Bronson Road Fairfield, Connecticut	Branch	1996	2,200	Owned		$402

I Park 761 Main Ave Norwalk & Wilton	Branch	2008	1,000	Leased	9/1/2013	$86

Location	Type of Office	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2009 (In thousands) (5)

374 Main Street Ridgefield, Connecticut	Branch	Pre- 1900	6,800	Owned		$24

100 Redding Road (3) Redding, Connecticut	Branch	2001	250	Leased	12/18/2011	—

94 Danbury Road (4) Ridgefield, Connecticut	Operations Center	2007	19,050	Leased	8/1/2021	$1,428

215 Post Road Westport, Connecticut	Branch	2009	3,153	Leased	11/1/2016	$590

2 McKinley Street Rowayton, Connecticut	Branch	1974	2,000	Owned		$942

840-860 East Main Street Unit C1 Stamford, Connecticut	Branch	2009	4,000	Leased	2/1/2024	$832

915-935 White Plains Road Trumbull, Connecticut	Branch	2007	3,000	Leased	5/1/2017	$198

784-806 Villa Ave Fairfield, Connecticut	Branch	2005	4,000	Leased	4/1/2015	$1,070

67-69 Wall Street Norwalk, Connecticut	Branch	Pre- 1900	9,500	Owned		$958

707 Connecticut Ave Norwalk, Connecticut	Branch	1981	900	Leased	9/1/2010	$29

190 Weston Road Weston Shopping Ctr, Weston, Connecticut	Branch	2007	2,209	Leased	3/1/2018	$344

180 Post Road, 1st Floor Westport, Connecticut	Branch	2004	2,319	Leased	1/31/2015	$81

180 Post Road (2nd floor) Westport, Connecticut	Office	2007	2,500	Leased	1/1/2015	—

190 Old Ridgefield Road, 2nd Floor Wilton, Connecticut	Office	2004	840	Leased	1/31/2015	—

190 Old Ridgefield Road Wilton, Connecticut	Branch	1998	8,111	Owned		$3,958

(1)	These offices are used by Fairfield County Bank Insurance Services, LLC and are not branch offices of Fairfield County Bank.
(2)	This is drive-up branch office and is not a full service facility.
(3)	This is a limited facility located in a nursing home.
(4)	This property is where our operations facility is located. There is no branch office on the premises.
(5)	For leased properties, the amount represents the amortized cost of the leasehold improvements.

Personnel

As of December 31, 2009, we had 296 full-time employees and 38 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Fairfield County Bank owns 100% of the following subsidiary companies:

Ridgefield Bank Mortgage Corp. This subsidiary is a wholly owned subsidiary that is a passive investment company. Fairfield County Bank contributes real estate loans to the subsidiary, which allows for certain tax adjustments under Connecticut law.

Fairfield County Investment Services Corp. This subsidiary is wholly-owned by Fairfield County Bank and is a shell company. Its sole activity is the investment in 8.05% of the stock of Infinex Financial, a bank-owned provider of investment and insurance products and services for community banks. Infinex is a company that is owned by its participant depository institutions and state banking associations. Fairfield County Bank maintains a dual employee arrangement with Infinex whereby Infinex operates an office at Fairfield County Bank and offers to customers a range of non-deposit investment products, including mutual funds, bonds, equity securities and annuities. It holds the stock because Fairfield County Bank was required to maintain an ownership interest in Infinex to enable it to participate in the investment and insurance brokerage services of Infinex.

Fairfield County Bank Insurance Services, LLC this subsidiary is wholly owned by Fairfield County Bank and engages in full-service insurance agency services.

Affordable Community Housing LLC (“ACH”). This is a wholly-owned subsidiary of Fairfield County Bank. Fairfield County Bank, through ACH, owns a 33% interest in a partnership known as Blind Brook Limited Partnership, which it organized with two other banks and the general partner. The partnership purchased federal tax credits for four low income housing units in Danbury, Connecticut.

Residential Investment LLC This is a wholly owned subsidiary solely engaged in the acquisition and development of single family real estate. Currently, Residential Investment LLC has three projects. One relates to a home located in New Canaan that was built on speculation that serves as collateral for a $5.0 million loan. The home has not been sold, but is currently leased. Residential Investment LLC is also developing another home on a speculative basis in New Canaan that secures a $707,000 loan. Residential Investment LLC has also acquired a lot on which a home which will eventually be built in Ridgefield and has entered into an agreement with other developers with adjoining lots to build roads around the lot. Residential Investment LLC has a $491,000 loan which is secured by that property.

Real Estate Holdings, LLC. This is a wholly owned subsidiary that was established to hold foreclosed and deed in lieu properties.

In addition, Fairfield County Bank, MHC owns 100% of the following subsidiary company:

Fairfield County Trust I. This is a Delaware statutory trust formed in July 2008 that issued and sold $8.0 million of trust preferred securities in a private placement and issued $248,000 of trust common securities to Fairfield County Bank, MHC. Fairfield County Trust I used the proceeds of these issuances to purchase $8.2 million of Fairfield County Bank, MHC’s floating rate junior subordinated debentures due July 11, 2038. The junior subordinated debentures are the sole assets of Fairfield County Trust I and are subordinate to all of Fairfield County Bank, MHC’s existing and future obligations for borrowed money. For more information, see “—Deposit Activities and Other Sources of Funds—Borrowings.”

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Fairfield County Bank was established to serve the financing needs of the public and has expanded its services over time to offer personal and business checking accounts, residential real estate loans, including home equity loans and lines of credit, construction loans, commercial real estate loans and other types of commercial and consumer loans. We also provide insurance services through our wholly-owned subsidiary, Fairfield County Bank Insurance Services, LLC, and investment services through our wholly-owned subsidiary, Fairfield County Investment Services, Corp. Our primary retail and lending market areas primarily include all of Fairfield County.

The history of Fairfield County Bank Corp. dates back to 1871. In 2004, Fairfield County Savings Bank and Ridgefield Bank merged to form what is now Fairfield County Bank. Later in 2004, Fairfield County Bank expanded further by acquiring Bank of Westport. Fairfield County Savings Bank was primarily a residential lender, while Ridgefield Bank had more of a commercial lending focus. Following our merger, we continued to emphasize both residential and commercial and construction lending and sought to increase the yields earned on our loan portfolio by capitalizing on our seasoned commercial lenders to increase our commercial real estate and construction loans. Since the merger, we have grown steadily, reaching $1.56 billion in assets at December 31, 2009. Effective January 1, 2007, Fairfield County Bank reorganized into the mutual holding company structure, forming Fairfield County Bank, MHC as its holding company.

In addition to expanding relationships with current customers, we have sought to increase the number of households, businesses and customers we serve by expanding our branch network with the addition of eight branch offices in the past three years. Branch expansions have focused on expanding our presence into Danbury, Bridgeport, Weston and Trumbull, Connecticut. Our rapid expansion over the last three years has caused our non-interest expense to increase. To mitigate these increases, we staffed our newest branch office with existing employees and consolidated one of our old branch offices located in Westport with one of our new branch offices. It is not our intention to continue to expand through opening any additional branch offices at this time.

We established Residential Investment LLC as a subsidiary in 1999 to acquire direct ownership and participation interests in building residential real estate and undeveloped land. We entered this market because we believed that we could increase non-interest income by developing properties in our local market area given our in-depth knowledge of the local real estate market and our strong relationships with local builders. With the downturn in the economy and the adverse effect that had in our local real estate market, we currently are holding three properties that we have been unable to sell. Two of the properties are complete and are rented. We intend to sell those properties when the real estate market improves. The third property consists of undeveloped land that we will not develop until market conditions improve. We have no intention of pursuing development opportunities in the future through this subsidiary.

With the recent downturn in the economy, we have seen property values in our market area decline and have experienced an increase in non-performing loans, which has had a negative effect on our profitability. Specifically, our non-performing assets and troubled debt restructurings have increased from $5.7 million at December 31, 2006 to $28.4 million and $85.6 million at December 31, 2008 and 2009, respectively and total charge-offs have increased from $190,000 for the year ended December 31, 2006 to $2.3 million and $8.7 million for the years ended December 31, 2008 and 2009, respectively, which has contributed to our provisions for loan losses increasing from $700,000 for the year ended December 31, 2006 to $4.0 million and $8.7 million for the years ended December 31, 2008 and December 31, 2009, respectively. These factors, coupled with an increase in non-interest expense primarily associated with the addition of several branch offices, has adversely affected our net interest income and our return on average assets. Our return on average assets was 0.12% at December 31, 2009 compared to 0.35% at and 0.66% for the years ended December 31, 2008 and 2007, respectively. To offset the negative impact the current economic environment is having on our profitability, we have reduced our emphasis on construction lending and are seeking to find ways to increase interest income and non-interest income while controlling expenses. As a result, we have identified key strategic objectives, which are described in the Business Strategy section that begins on page             .

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. Historically, we have been able to generate attractive yields on our loan portfolio due to the higher concentration of construction, commercial real estate and commercial loans in our loan portfolio, which tend to yield greater amounts than traditional one-to four-family lending. Beginning in June 2004, the Federal Open Market Committee initiated a series of increases in the federal funds rate, which had the effect of progressively increasing the rates we had to pay for funds. Since long-term rates did not increase correspondingly, we experienced a narrowing of our net interest margin in 2006 and 2007; however, given the substantial portion of our loan portfolio consisting of higher-yielding commercial and construction loans as opposed to residential one-to four-family loans, we did not experience a decrease in our net interest income. In late 2007, to address an economic slowdown related in large part to falling housing prices in many parts of the country, including Fairfield County, the Federal Open Market Committee began reducing interest rates and the inverted yield curve began to reverse. As economic conditions worsened throughout 2008 and into 2009, the Federal Reserve Board and the Department of Treasury undertook unprecedented efforts to inject liquidity into the market and continued to lower short-term interest rates. The resulting improvement in interest rate spread will allow Fairfield County Bank to lend to residential customers at a higher rate than the cost of short-term borrowed funds, which will help offset the reduction in yield on our loan portfolio we expect to experience as a result of our decision to reduce our emphasis on construction loans in this economic environment.

A secondary source of income is non-interest income, which is revenue that we receive from providing products and services. The majority of our non-interest income generally comes from service charges (mostly from service charges on deposit accounts). We also recognize income from the sale of loans and securities. In addition, we have sought to increase non-interest income by expanding the insurance and investment products we can offer our customers through our insurance subsidiary, Fairfield County Bank Insurance Services, LLC, and our investment subsidiary, Fairfield County Investment Services Corp.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. For more information on our calculation of the allowance for loan losses, see “—Critical Accounting Policies—Allowance for Loan Losses.”

Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, depreciation, amortization and maintenance expenses and other miscellaneous expenses, such as advertising, insurance, professional services and printing and supplies expenses. We also incurred substantial expense in 2009 due to Federal Deposit Insurance Corporation assessments and the cost of managing and selling real estate owned.

Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Our salaries and employee benefits expense has increased in recent periods as a result of the addition of staff for our new branch offices. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. For an illustration of expenses associated with new equity benefit plans, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Our occupancy expenses have increased in recent periods because of the new branch offices we have opened in our market area.

Following the offering, we will incur additional non-interest expenses as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings and expenses related to the addition of personnel.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, beginning on page              of this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. The calculation of the allowance for loan losses is a critical accounting policy for us. The allowance for loan losses is a valuation account that reflects management’s evaluation of the probable losses inherent in the loan portfolio. We maintain the allowance for loan losses through provisions for loan losses that are charged to income. Charge-offs against the allowance for loan losses are taken on loans where management determines that the collection of loan principal is unlikely. Recoveries made on loans that have been charged-off are credited to the allowance for loan losses.

Our evaluation of the adequacy of the allowance for loan losses is performed on the entire loan portfolio. Each quarter, management categorizes the loan portfolio by loan type (residential mortgage, commercial real estate, construction, commercial, consumer, etc.). We consider non-accrual commercial mortgages, construction loans and commercial loans to be impaired. Generally, impaired loans are charged off down to net realizable value based on the fair value of the collateral for collateral dependent loans or the present value of future expected cash flows for all other loans. As a result, no further allowance for loan losses are required for these impaired loans. We do consider accruing commercial mortgages, construction loans or commercial loans for impairment in the event we determine there are factors that indicate the full collectibility of the loan may not be reasonably assured. Such factors include whether the loan has become past due, the financial strength of the borrower, and in the case of our construction loans secured by property being built on a speculative basis, the status of the completion of the home being built, marketing plans, our analysis of the real estate market and the economy, among other factors. In the event we determined an accruing loan was impaired, we would evaluate whether a partial charge-off of the loan were required consistent with our policy for non-accruing impaired loans. The balance of the loans in each category are included in our general allowance for loan losses calculation which uses seven characteristics including: (1) level and trends in past due loans; (2) level and trends in classified loans; (3) portfolio growth and concentrations; (4) quality of lending policies and procedures; (5) knowledge and experience of lending staff; (6) economic conditions; and (7) interest rate environment. Each portfolio type loan is assigned a factor in each of the seven characteristics and a total allowance for loan losses required for each category is determined.

With respect to loans identified as troubled debt restructures, a net present value calculation is performed for each loan, quantifying the financial relief granted as a result of interest rate concessions or interest only payments not to exceed two years to each borrower during the period of relief. These amounts are specifically allocated in our analysis of the adequacy of the allowance for loan losses.

These are the components of the evaluation of the adequacy of the allowance for loan losses. The results are quantified and compared to the allowance recorded. To the extent there is a shortfall, an additional provision would be recorded. If there is a portion of the allowance for loan losses left after comparing it to the recorded allowance, it would be designated as an unallocated allowance for loan losses.

Our loan policy requires that we obtain updated appraisals on the collateral securing impaired loans annually; however, it has been our recent practice to obtain updated appraisals more frequently. We have taken into consideration that approximately $91.2 million of construction loans are maturing in one year or less in preparing our allowance calculation. We have obtained updated appraisals and enhanced the monitoring on these loans.

Although management believes that we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if future economic and other conditions differ substantially from the current operating environment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances.

Such estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile securities markets, declines in the housing market and the economy, elevated unemployment levels and state and local budget deficits generally have combined to increase the uncertainty inherent in such estimates and assumptions. We took the above noted factors into account when establishing our allowance for loan losses in 2008 and 2009, which caused our allowance to increase; however, our policy of not establishing specific allowance for loan losses, but charging off loan amounts in excess of our calculation of the net realizable value of the collateral securing loans we have determined are impaired has resulted in our allowance not increasing as dramatically as our non-performing loans, charge-offs, real estate owned and troubled debt restructurings have increased. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements of future periods. In addition, various regulatory agencies periodically review our allowance for loan losses as an integral part of their examination process. Such agencies may require us to recognize additions to the allowance or additional write-downs based on their judgment about information available to them at the time of their examination. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to judgment and short-term change.

Other Asset Impairments. Additional critical accounting policies relate to judgments about other asset impairments, including goodwill, investment securities and deferred tax assets. Goodwill is evaluated for impairment on an annual basis, or more frequently if events or changes in circumstances indicate potential impairment between annual measurement dates. For purposes of goodwill impairment evaluation, Fairfield County Bank is identified as the reporting unit. The fair value of goodwill is determined in the same manner as goodwill recognized in a business combination and uses standard valuation methodologies. Fair value is determined using discounted cash flow analysis and other factors. Estimated cash flows may extend far into the future and by their nature are difficult to determine over an extended time frame. Factors that may significantly affect the estimates include specific industry or market sector conditions, changes in revenue growth trends, customer behavior, competitive forces, cost structures and changes in discount rates. These fair value measurements are subject to the provisions of ASC Topic 820, “Fair Value Measurement and Disclosures,” which we adopted on January 1, 2008.

Our available for sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income (loss) in stockholders’ equity. Our held to maturity portfolio is carried at amortized cost. We conduct a quarterly review of securities available for sale and held to maturity to determine if any of the declines in fair value are other than temporary. In assessing other than temporary impairment on debt securities, we consider whether we intend to sell the security and whether it is more than likely not that we will be required to sell the security prior to the recovery of its amortized cost basis. If one of these circumstances applies to the security, an other than temporary impairment loss is recognized in the statement of income equal to the full amount of the decline below amortized cost basis. If neither of these circumstances applies to the security but we do not expect to recover the entire amortized cost basis, an other than temporary impairment loss has occurred and must be separated into the amount related to credit loss and the amount related to other factors. In assessing other than temporary impairment for credit loss, the present value of expected cash flows is compared to the amortized cost basis of the security. The portion of other than temporary impairment related to credit loss is recognized in earnings while the amount related to other factors is recognized in other comprehensive income. When a debt security becomes other than temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to the credit loss. Equity securities are reviewed for other than temporary impairment by comparing cost to the security’s current market price with consideration given to the amount of time a security’s market price has been below cost. Equity securities that are below market for greater than one year are reviewed for impairment and if considered other-than-temporarily impaired, the loss is recognized in earnings.

The market value of the securities portfolio is significantly affected by changes in interest rates. In general, as interest rates rise, the market value of fixed-rate securities decreases and as interest rates fall, the market value of fixed-rate securities increases. The current turmoil in the credit markets has resulted in a lack of liquidity in the mortgage-backed securities and corporate debt markets. Increases in delinquencies and foreclosures, primarily in securities that are backed by sub-prime loans, have resulted in limited trading activity and significant price declines, regardless of favorable movements in interest rates. The Company evaluates its intent and ability to hold securities to maturity or for a sufficient period of time to recover the recorded principal balance as well as whether it would be more likely than not that we would be required to sell the security before maturity or recovery of the principal balance. We also have investments in common stock issued by several publicly-traded financial institutions, the valuation of which is affected by the institutions’ performance and market conditions. During the year ended December 31, 2009, we recognized a pre-tax credit-related charge of $3.5 million related to the other-than-temporary impairment of our investment in a pool of trust preferred securities and equity securities consisting of large capital mutual funds.

The determination of whether deferred tax assets will be realizable is predicated on estimates of future taxable income. Such estimates are subject to management’s judgment. A valuation allowance is established when management is unable to conclude that it is more likely than not that it will realize deferred tax assets based on the nature and timing of these items. A valuation allowance of has been established pertaining primarily to state tax benefits.

Business Strategy

Our current management team has largely been in place for many years, and our Chairman of the Board and Chief Executive Officer have served in their respective roles for over twenty years. During that time, we have focused on building a profitable, community-oriented financial institution offering outstanding service, added convenience, and the products and services our customers require to meet their dynamic financial needs. We believe that we have been successful in doing so, with twenty consecutive years of profitable operations and a substantial increase in total assets over the last twenty years of more than $1.4 billion, from $119.3 million at December 31, 1989 to $1.6 billion at December 31, 2009. Our objective is to continue this focus, and our current strategies for achieving this objective include the following:

Continued growth of our diversified lending portfolio.

Historically, we have sought to maintain a diversified lending portfolio, comprised primarily of residential mortgage, construction, commercial real estate and commercial business loans. A diversified loan portfolio improves our earnings because commercial and construction loans generally have higher interest rates than residential mortgage loans and provides opportunities for cross-selling other products to our business customers. Commercial and construction lending also helps us manage our interest rate risk, as such loans typically have shorter terms and different pricing structures than residential mortgage loans.

At December 31, 2009, we had $568.2 million of residential mortgage loans, which includes one- to four-family mortgage loans and home equity lines of credit. These loans represented 45.8% of the total loan portfolio at that date, and such loans have historically represented the largest, and a relatively stable, portion of the total loan portfolio. Traditionally, construction lending has been an area of emphasis for us, and a substantial portion of our construction loan portfolio has consisted of loans to local builders for the construction of single-family homes to be built on a speculative basis. In 2007 we began reducing our emphasis on construction loans due to weakening economic conditions and in the past three years we have sought to decrease our portfolio of these loans by greatly reducing the construction loans that we originate, closely monitoring the local real estate market and helping our borrowers understand current market conditions, which has facilitated the ability of many borrowers to sell properties built on speculation, and, in some cases, converting construction loans to fully amortizing permanent commercial loans where properties had been completed. Our construction loan portfolio has declined from $280.6 million, or 24.3% of the total loan portfolio, at December 31, 2006, to $121.1 million, or 9.8% of the portfolio at December 31, 2009. In the past several years, commercial real estate and commercial business loans have represented an increasing proportion of the loan portfolio as we have sought to serve the needs of local businesses in our market area. At December 31, 2009, we had $357.1 million and $164.5 million of commercial real estate and commercial business loans, representing 28.8% and 13.2% of total loans, respectively.

With the additional capital raised in the offering, we intend to continue to pursue larger lending relationships associated with commercial lending to local businesses in our primary market area. While construction loans will remain an integral part of our loan portfolio, we do not intend to emphasize this type of lending, particularly speculative construction lending, until market conditions improve.

Maintaining a strong emphasis on asset quality.

We believe that maintaining high asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on having established credit policies and procedures and underwriting criteria and providing prompt attention to potential problem loans. We are primarily a secured lender, which provides us with an additional source of repayment if a borrower fails to meet its obligations. At December 31, 2009, 84.4% of our total loan portfolio was secured by real estate. We maintain a credit administration department that is separate from our lending operations and is responsible for, among other things, preparing independent credit analyses for certain larger loan requests and managing our collections and asset resolution efforts. Management and the board of directors closely monitor the loan portfolio and impose procedures and limits for addressing credit risk as economic conditions require. We periodically adjust our underwriting standards to address risks in the market and we diligently monitor collection efforts.

Historically, we have had very few non-performing loans. However, in 2007, as interest rates increased and real estate values started to decline, we experienced an increase in non-performing loans, particularly in our one- to four-family, home equity and construction loan portfolios, which continued throughout 2008 and 2009. At December 31, 2009, our non-performing loans were 4.75% of our total loan portfolio, up substantially from 0.50% in 2006, 1.02% in 2007 and 1.98% in 2008. In response to weakening market conditions, beginning in 2007 we stopped emphasizing construction loans, particularly speculative construction loans, and also put policies and procedures in place to monitor that portion of our loan portfolio.

We take additional steps to monitor our lending relationships with large borrowers and those who have experienced credit difficulties, including obtaining current financial statements, revaluing collateral and obtaining additional collateral when possible. It is generally our goal to reach a mutually satisfactory arrangement with the borrower that results in the orderly repayment of the loan. However, our goal is always to seek the most economical resolution for Fairfield County Bank, which may include repossession, foreclosure or a sale of the assets serving as collateral for the loan. We do not carry specific valuation allowances on our impaired loans. Instead, we charge-off any portion of the loan as to which we believe full collectability is not reasonably assured. We recorded $7.9 million in net charge-offs for the year ended December 31, 2009 compared to net charge-offs of $2.1 million in 2008 and $243,000 in 2007. We have also increased our allowance for loan losses from $10.3 million at December 31, 2006 to $13.8 million at December 31, 2009. We intend to continue to monitor our loan portfolio.

Capturing our customers’ financial relationship.

We emphasize providing superior customer service and convenience as a means to attract and retain customers, which we believe is important to our customers and distinguishes us from the large banks that operate in our market area. We offer a broad array of deposit, lending, insurance and investment products that provide diversification of revenue sources and solidify our relationship with our customers.

We believe a solid banking relationship is best expressed in the form of the primary transaction account. For consumers, this is the household checking account from which they pay their bills. For businesses, it is one or more operating accounts and related cash management services. The primary transaction account provides us with a low-cost source of funds. It also becomes linked to automated payment links in the form of direct debits and direct deposits and, coupled with superior customer service, tends to create a relationship between Fairfield County Bank and the customer. We intend to focus our resources on growing profitable business and consumer relationships by emphasizing the primary transaction account, particularly when we originate loans for our customers.

We are also seeking to expand the non-traditional financial products that we offer to serve the insurance and investment needs of our customers. We market our insurance services through our subsidiary, Fairfield County Bank Insurance Services, LLC, and our investment services through our subsidiary, Fairfield County Investment Services Corp. We intend to market these services more aggressively to our existing customers as well as new customers.

Leveraging our existing operating structure.

As a community bank, we emphasize service and convenience. We have opened eight branch offices in the last three years, including two branch offices in 2009 and one in January 2010, which caused our operating expenses to increase substantially. We believe that we are well positioned to accommodate further asset and revenue growth without substantial additional investments in our facilities, and we have no current plans for opening any additional branches. In an effort to reduce the expense associated with the three new offices, we consolidated one of our offices with one of our new Westport branch offices. We also closed a loan production office in Danbury in the second quarter of 2009, and are evaluating the potential for branch consolidation in the future. We intend to focus our efforts on making our current branch network operate as efficiently and profitably as possible.

Managing our balance sheet risk.

Managing risk is an essential part of successfully managing a financial institution. In addition to credit risk associated with our loan portfolio discussed above, we also have exposure to interest rate risk, market risk and liquidity risk, and have risk management policies in place to address them.

Our Asset/Liability and Investment Committee, which includes members of management, oversees all aspects of our asset/liability management. We monitor our exposure to net interest income over both a one-year planning horizon and a longer-term strategic horizon. We have sought to manage our sensitivity to interest rate risk by emphasizing the origination of loans with adjustable rates. We typically do not hold long-term assets on our books. Instead, we generally sell in the secondary market all fixed-rate mortgage loans. In addition, we originate most commercial real estate and commercial business loans with terms that reprice every three to five years. This is designed to better balance our assets against our liabilities, most of which are shorter-term in nature.

At December 31, 2009, $957.8 million, or 88.1%, of the $1.09 billion in loans due after December 31, 2010 had adjustable rates. We regularly monitor our adjustable rate loans to determine what impact these loans might have on impaired loans and our allowance for loan losses. As part of our review of our adjustable rate loan portfolio, we consider the impact of current interest rates and forecasted interest rates for the near future. We allocate additional reserves when economic forecasts project an increase in the interest rate environment to offset future cash flow constraints to borrowers. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. A significant increase in the number of adjustable rate loan borrowers who are unable or unwilling to repay their loans would likely require us to charge off more loans and increase our allowance for loan losses. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. These events, alone or in combination, may contribute to higher delinquency rates and negatively impact our earnings. See “Risk Factors—Risks Related to Our Business—We are subject to credit risks in connection with the concentration of adjustable rate loans in our portfolio.”

Historically, we have not maintained high liquidity, choosing instead to maximize the yield in our loan portfolio by originating loans. However, given the weak real estate market in our primary market area and the substantial increase in non-performing loans we have experienced, we made the strategic decision to increase liquidity by establishing a $199.0 million line of credit with the Federal Reserve Bank of New York through the Borrower in Custody of Collateral Program, selling participations in some of our commercial loans and originating loans for sale, decreasing borrowings, reducing the size of our construction loan portfolio and seeking short-term, low-risk investment opportunities such as United States agency securities, including securities issued by government agencies or government-sponsored entities.

Finally, we have consistently sough to maintain strong capital levels to support our current operations and future growth. At December 31, 2009, we exceeded all of our regulatory capital requirements and were considered “well capitalized” under regulatory guidelines. The additional capital raised in the offering will augment our existing capital levels and position us to continue to grow in the future as economic conditions improve.

Balance Sheet Analysis

Loans. At December 31, 2009, total loans, net, were $1.2 billion, or 78.6% of total assets. We have maintained a diversified loan portfolio. Our one-to four-family loans as a percentage of our total loan portfolio have remained relatively stable over the years, while commercial real estate and commercial business loans grew from 20.8% and 8.6% of our total loan portfolio at December 31, 2005, respectively, to 28.8% and 13.2% of our total loan portfolio, respectively at December 31, 2009. Construction loans grew in 2005 and 2006, but have decreased substantially from 24.3% of the total loan portfolio at December 31, 2006 to 9.8% of the total loan portfolio at December 31, 2009.

	December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential	$357,207	28.8%	$401,203	29.2%	$361,449	28.9%	$343,220	29.7%	$298,868	28.2%
Commercial real estate	357,132	28.8	343,447	25.0	302,228	24.1	246,824	21.4	220,971	20.8
Construction(1)	121,114	9.8	221,505	16.1	234,640	18.7	280,635	24.3	253,515	23.9

Total real estate loans	835,453	67.4	966,155	70.3	898,317	71.7	870,679	75.4	773,354	72.9
Commercial loans	164,450	13.2	163,475	11.9	150,041	12.0	106,811	9.3	91,795	8.6

Consumer loans:
Home equity lines of credit	211,029	17.0	217,983	15.9	183,775	14.7	155,967	13.5	144,707	13.6
Consumer loans	24,922	2.0	21,713	1.6	15,448	1.2	14,744	1.3	12,828	1.2

Total consumer loans	235,951	19.0	239,696	17.4	199,223	15.9	170,711	14.8	157,535	14.8

U.S. Government Guaranteed	4,631	0.4	4,924	0.4	5,127	0.4	5,806	0.5	38,882	3.7%
Total Loans	1,240,485	100.0	1,374,250	100.0	1,252,708	100.0	1,154,007	100.0	1,061,566	100.0
Net deferred loan fees	(151)	—	(370)	—	(585)	—	(974)	—	(1,467)	—
Allowance for losses	(13,758)	—	(12,978)	—	(11,065)	—	(10,308)	—	(9,532)	—

Loans, net	$1,226,576	100.0%	$1,360,902	100.0%	$1,241,058	100.0%	$1,142,725	100.0%	$1,050,567	100.0%

(1)	At December 31, 2009, construction loans include: $15.3 million in loans to local businesses for construction projects that will convert to permanent commercial real estate loans when the construction is complete; $6.4 million in loans to individuals for the construction of single family homes that will be owner occupied; $4.5 million in loans to local builders for the construction of single family homes under contract; $12.0 million in loans to local builders for the acquisition of land; and $84.2 million in loans to local builders for single family homes being built on speculation.

Loan Maturity

The following tables set forth certain information at December 31, 2009 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude applicable loans in process and unearned interest in consumer loans and include net deferred loan costs. Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate. When market interest rates rise, as has occurred in recent periods, the interest rates on these loans may increase based on the contract rate (the index plus the margin) exceeding the initial interest rate floor.

December 31, 2009 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Construction Loans	Commercial Business Loans	Home Equity Loans	Other Consumer Loans	Total Loans
Amounts due in:
One year or less	$—	$20	$91,171	$52,651	$1,894	$7,803	$153,539
More than one to five years	1,022	13,084	7,265	52,375	16,489	11,915	102,150
More than five to ten years	7,638	34,547	—	50,855	9,604	5,176	107,820
More than ten years	348,547	309,481	22,678	13,200	183,042	28	876,976

Total	$357,207	$357,132	$121,114	$169,081	$211,029	$24,922	$1,240,485

The following table sets forth the dollar amount of all loans at December 31, 2009 that are due after December 31, 2010 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total
One- to four-family	$36,294	$320,913	$357,207
Commercial real estate	25,813	331,299	357,112
Construction	4,855	25,088	29,943
Commercial business	54,053	62,377	116,430
Consumer	4,559	12,560	17,119
Home equity line of credit	3,586	205,549	209,135

Total	$129,160	$957,786	$1,086,946

Loan Activity

The following table shows loans originated, purchased and sold during the periods indicated.

	Year Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Total loans at beginning of period	$1,360,902	$1,241,058	$1,142,725	$1,050,567	$920,058
Originations:
Real estate loans:
One- to four-family	51,237	98,151	91,453	118,962	98,175
Commercial real estate	28,900	80,457	87,244	61,584	69,197
Construction (1)	66,197	135,410	182,922	230,414	259,149

Total real estate loans	146,334	314,018	361,619	410,960	426,521

Commercial business loans	56,890	99,791	113,800	74,813	81,297

Consumer:
Home equity lines of credit	80,002	123,990	149,526	131,048	104,784
Other consumer loans	11,330	16,621	14,153	18,677	10,201

Total consumer loans	91,332	140,611	163,679	149,725	114,985

Total loans originated	294,556	554,420	639,098	635,498	622,803

Less:
Principal payments and repayments	395,105	429,400	540,404	517,811	474,210
Loan sales	16,317	—	—	25,244	16,300
Transfers to foreclosed real estate	16,897	3,478	—	—	—
Other (provision, charge offs and deferred fees)	561	1,698	361	285	1,784

Total loans at end of period	$1,226,576	$1,360,902	$1,241,058	$1,142,725	$1,050,567

(1)	Includes advances made on construction loans.

Loan originations decreased substantially in 2009. Although we intentionally reduced our emphasis on the origination of construction loans, we experienced a decrease in the origination of loans in all loan categories primarily due to a decrease in borrower demand. In addition, as a result of our Asset Liability Committee’s strategy to reduce the higher risk-weighted assets on our balance sheet to enhance our regulatory capital, we did not actively seek to originate new commercial real estate or business loans.

Securities. At December 31, 2009, the investment securities portfolio excluding Federal Home Loan Bank of Boston stock was $94.1 million, or 6.0% of total assets. The following table shows the amortized cost and fair value of our securities at the dates indicated.

	December 31,
	2009		2008		2007
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. Government and agency securities	$42,039	$41,469	$10,864	$2,605	$—	$—
Mortgage-backed securities	10,007	10,046	520	510	775	771
Corporate and other obligations	10,901	3,466	2,000	2,078	14,235	13,079
Equity securities	2,516	2,527	5,935	5,938	6,361	6,137

Total available for sale	65,463	57,508	19,319	11,131	21,371	19,987

Securities held to maturity:
U.S. Government and agency securities	5,829	5,919	8,075	7,985	10,924	10,990
Mortgage-backed securities	7,634	7,735	10,943	10,855	17,596	16,712
Corporate and other obligations	6,916	5,358	7,697	5,452	2,927	2,819
Municipal	16,179	16,496	18,150	18,792	18,519	19,043

Total held to maturity	36,558	35,508	44,865	43,084	49,966	49,564

Total	$102,021	$93,016	$64,184	$54,215	$71,337	$69,551

Mortgage-backed securities are a type of asset-backed security that is secured by a mortgage, or a collection of mortgages and guaranteed by an agency of the United States. These securities must also be grouped in one of the top two ratings as determined by an accredited credit rating agency, and usually pay periodic payments that are similar to coupon payments. The contractual cash flows of those investments in government sponsored enterprises mortgage-backed securities are debt obligations of FHLMC and FNMA. The cash flows related to GNMA securities are direct obligations of the U.S. Government. Mortgage-backed securities are also known as mortgage pass-throughs. CMOs are a type of mortgage-backed security that creates separate pools of pass-through rates for different classes of bondholders with varying maturities, called tranches. The repayments from the pool of pass-through securities are used to retire the bonds in the order specified by the bonds’ prospectus.

At December 31, 2008, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity at December 31, 2009.

As with any type of investment there are risk factors to consider. The risks typically associated with mortgage-backed securities and CMOs include, but are not limited to, interest rate risk, which would affect the market value of the security, and prepayment risk, which would affect the cash flow and average life of the security. All of these risk factors are taken into consideration during prepurchase analysis of a security.

In addition, we hold certain pooled trust preferred securities that are collateralized debt obligations consisting primarily of trust preferred debt issued by financial institutions. At December 31, 2009, these trust preferred securities had a book value of $12.9 million (after an impairment charge of $3.7 million) and an estimated fair value of $4.4 million. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings to write down these securities to their fair value. For more information, see note 4 of the notes to the consolidated financial statements included in this prospectus.

The municipal bond portfolio represents 17.2% of the investment portfolio at December 31, 2009. The majority of this portfolio was acquired in connection with our merger with Fairfield County Savings Bank in 2004. The portfolio is largely comprised of local municipalities. With the exception of one municipality, the securities are rated A3 or higher. All municipal securities are bank qualified as tax exempt securities.

Fair value is determined for securities using a market approach. Agency obligations are fixed income securities that are not traded on a separate exchange but in active markets, which determines their fair market value. At December 31, 2009, equity securities consisted of 3 limited partnership investments and one mutual fund. For limited partnerships, the investments are valued based on their audited financial statements, and where necessary a review of the underlying assets. Mutual funds are valued based on current market prices. The majority of the mutual funds were sold in 2009. Mortgage backed securities and municipal bonds are valued using an established independent pricing service. Corporate obligations primarily consist of pooled trust preferred securities. The fair market value of these securities is evaluated using a discounted cash flow methodology, which is adjusted for deferrals, defaults and potential changes in the amount and timing of anticipated cash flows based on the underlying creditworthiness of the issuers.

To determine whether a security is other-than-temporarily impaired, we consider factors that include, the causes of decline in fair value such as credit problems, interest rate fluctuations or market volatility, the severity and duration of the decline in value, our ability and intent to hold security investments until they recover in value, our intent to sell investments, or if it is more likely than not that we will be required to sell securities before recovery of their individual amortized cost basis. For debt securities, the primary consideration for determining whether an impairment is other than temporary is whether or not it is probable that current or future contractual cash flows have been or may be impaired.

The following table sets forth the stated maturities and weighted average yields of the investment securities at December 31, 2009. Certain securities have adjustable interest rates and will reprice monthly, quarterly or annually within the various maturity ranges. These repricing schedules are not reflected in the table below. All but approximately $56.2 million of the securities listed have fixed rates. We did not have any securities maturing in one year or less.

	More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
December 31, 2009 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
U.S. Government and agency securities	$12,059	2.6%	$24,682	3.0%	$4,728	3.0%	$41,469	2.9%
Corporate and other obligations	715	—	—	—	2,751	2.4	3,466	1.9

Total available for sale	12,774	2.5	24,682	3.0	7,479	2.8	44,935	2.8

Equity securities	—	—	—	—	—	—	2,527	2.9

Securities held to maturity:
U.S. Government and agency securities	—	—	1,429	6.2	4,400	5.2	5,829	5.5
Corporate	962	3.0	853	8.6	5,101	5.1	6,916	5.3
Municipal bonds	3,689	3.8	12,490	3.9	—	—	16,179	3.9

Total held to maturity	4,651	3.7	14,772	4.4	9,501	5.2	28,924	4.5

Total	$17,425	2.8%	$39,454	3.5%	$16,980	4.1%	$76,386	3.5%

Premises and Equipment. Premises and equipment totaled $39.6 million at December 31, 2009 as compared to $37.2 million at December 31, 2008. Bank premises increased $3.2 million primarily due to the addition of eight banking offices.

Deposits. Our deposit base is comprised of non-interest bearing deposits and interest-earning checking accounts, money market and passbook accounts and time deposits. We consider non-interest bearing deposits and interest-earning checking accounts and money market and savings accounts to be core deposits. At December 31, 2009, core deposits were 67.1% of total deposits. Deposits increased $51.2 million, or 4.3%, in the year ended December 31, 2009, as core deposits increased $73.6 million, which increase was partially offset by a $22.4 million decrease in time deposits. Our efforts to grow core deposits have been focused on the promotion of interest earning checking accounts. We have experienced an decrease in our time deposit accounts as we have not competed to attract time deposits. We believe we are most successful attracting and retaining deposits by offering superior customer service.

	At December 31,
	2009		2008		2007
(In thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Non-interest bearing deposits	$168,102	13.4%	$169,191	14.1%	$156,132	13.9%
Interest-earning checking accounts	229,541	18.3	171,905	14.3	152,038	13.5
Money market accounts	340,131	27.2	340,662	28.4	343,760	30.6
Savings accounts	102,594	8.2	85,030	7.1	94,019	8.4
Time deposits	411,032	32.9	433,392	36.1	377,804	33.6

Total	$1,251,400	100.0%	$1,200,180	100.0%	$1,123,753	100.0%

The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2009. From time to time we have solicited brokered time deposits as an alternative source of funds. At December 31, 2009, we had no brokered deposits and we do not currently intend to solicit brokered deposits.

December 31, 2009 (Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$77,818
Over three through six months	40,424
Over six through twelve months	61,664
Over twelve months	50,907

Total	$230,813

The following table sets forth the time deposits classified by rates at the dates indicated.

At December 31, (In thousands)	2009	2008	2007
0.00 - 1.00%	$68,612	$1,564	$5
1.01 - 2.00%	133,099	30,380	—
2.01 - 3.00%	91,885	102,629	11,560
3.01 - 4.00%	63,261	223,857	71,525
4.01 - 5.00%	48,586	64,162	114,343
5.01 - 6.00%	5,589	10,800	180,371

Total	$411,032	$433,392	$377,804

The following table sets forth the amount and maturities of time deposits classified by rate at December 31, 2009.

	Amount Due
(In thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total
0.00 - 1.00%	$68,411	$201	$—	$—	$68,612
1.01 - 2.00%	128,469	4,312	318	—	133,099
2.01 - 3.00%	77,193	9,141	1,794	3,757	91,885
3.01 - 4.00%	29,987	27,806	1,640	3,828	63,261
4.01 - 5.00%	9,915	21,791	16,849	31	48,586
5.01 - 6.00%	3,402	1,542	645	—	5,589

Total	$317,377	$64,793	$21,246	$7,616	$411,032

The following table sets forth the deposit activity for the periods indicated.

Year Ended December 31, (In thousands)	2009	2008	2007
Beginning balance	$1,200,180	$1,123,753	$1,053,468
Increase (decrease) before interest credited	32,268	50,043	36,610
Interest credited	18,952	26,384	33,675
Net increase (decrease) in deposits	51,220	76,427	70,285
Ending balance	$1,251,400	$1,200,180	$1,123,753

Borrowings. We use borrowings from the Federal Home Loan Bank of Boston to supplement our supply of funds for loans and investments.

Year Ended December 31, (In thousands)	2009	2008	2007
Maximum amount outstanding at any month-end during period:
Federal Home Loan Bank advances	$205,398	$200,758	$153,277
Federal Home Loan Bank overnight borrowings	17,500	7,300	24,750
Other – BIC (1)	10,000	—	—
Average outstanding balance during period:
Federal Home Loan Bank advances	$159,919	$170,778	$128,865
Federal Home Loan Bank overnight borrowings	202	3,115	5,375
Other – BIC (1)	411	—	—
Weighted average interest rate during period:
Federal Home Loan Bank advances	3.4%	3.9%	4.7%
Federal Home Loan Bank overnight borrowings	0.4	3.2	4.9
Other – BIC (1)	0.5	—	—
Balance outstanding at end of period:
Federal Home Loan Bank advances	$134,199	$195,398	$119,528
Federal Home Loan Bank overnight borrowings	—	6,500	24,750
Other – BIC (1)	—	—	—
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	3.6%	3.0%	4.4%
Federal Home Loan Bank overnight borrowings	—	0.4	4.2
Other – BIC (1)	—	—	—

(1)	Represents loans through the Federal Reserve Bank’s Borrower in Custody of Collateral Program.

Other comprehensive income amounted to $939,000 for the year ended December 31, 2009, as compared to other comprehensive loss of $2.9 million for the year ended December 31, 2008. Other comprehensive income reflects amounts that are recorded directly in equity and is comprised of the unrealized holding gains and losses due to the change in fair value of securities available for sale, net of taxes, as well as the change in the funded status of post retirement benefit plans, net of taxes. The change in the fair value of all other financial instruments currently held by Fairfield County Bank, as disclosed elsewhere in this document, is not recorded within other comprehensive income.

Results of Operations for the Years Ended December 31, 2009, 2008 and 2007

Financial Highlights. Net income decreased $3.3 million to $2.0 million for the year ended December 31, 2009, from $5.3 million for the year ended December 31, 2008. The decrease reflected a $2.3 million decrease in net interest income, a $3.6 million increase in non-interest expenses and a $4.7 million increase in the provision for loan losses, partially offset by a $5.4 million increase in non-interest income. Net income decreased $3.8 million to $5.3 million for the year ended December 31, 2008, from $9.1 million for the year ended December 31, 2007. The decrease reflected a $5.4 million decrease in non-interest income and a $4.5 million increase in non-interest expenses, plus a $3.0 million increase in the provision for loan losses which were partially offset by a $6.8 million increase in net interest income.

Summary Income Statements

				Change 2009/2008		Change 2008/2007
Year Ended December 31, (Dollars in thousands)	2009	2008	2007	$ Change	% Change	$ Change	% Change
Net interest income	$53,765	$56,110	$49,343	$(2,345)	(4.18)%	$6,767	13.7%
Provision for loan losses	8,700	4,000	1,000	4,700	117.50	3,000	300.0
Non-interest income	15,036	9,624	15,023	5,412	56.23	(5,399)	(35.9)
Non-interest expenses	58,350	54,786	50,299	3,564	6.51	4,487	8.92
Net income	1,978	5,270	9,071	(3,292)	(62.47)	(3,801)	(41.9)

Return on average equity	1.42%	3.93%	6.84%	(2.51)%	(63.87)%	(2.91)%	(42.54)%
Return on average assets	0.12%	0.35%	0.66%	(0.23)%	(65.70)%	(0.31)%	(46.96)%

Net Interest Income.

2009 vs. 2008. Net interest income decreased $2.3 million or 4.2%, to $53.8 million for 2009 from $56.1 million for 2008. Total interest income decreased $10.7 million or 11.9% to $79.0 million for 2009 as interest and fees on loans and interest and dividends on investment securities and other interest earning assets all decreased with the exception of a modest increase in interest on mortgage backed securities. Interest income and fees on loans decreased $9.6 million or 11.2% to $75.8 million primarily due to a 82 basis point decrease in the yield, which was the result of a combination of a decrease in income on loans due to an increase in non-accrual loans and a shift in our balance sheet from higher yielding loans to lower yielding short-term investments, partially offset by a $20.8 million increase in the average balance of loans. Interest and dividends on investment securities decreased $1.1 million due to a 181 basis point decrease in the yield and a $3.3 million decrease in the average balance of investment securities, while interest on mortgage backed securities increased by $170,000 due to an increase in the average balance of mortgage-backed securities of $8.6 million partially offset by a 123 basis point decrease in the yield.

Total interest expense decreased $8.3 million or 24.9% to $25.2 million for 2009 primarily due to a 81 basis point decrease in the yields on interest bearing deposits, partially offset by a $88.3 million increase in the average balance of interest-bearing deposits, a 50 basis point decrease in the cost of Federal Home Loan Bank advances coupled with a decrease of $10.9 million in the average balance of Federal Home Loan Bank advances and a 278 basis point decrease in the cost of overnight borrowings coupled with a decrease in the average balance of overnight borrowings of $2.9 million.

2008 vs. 2007. Net interest income increased $6.8 million or 13.7%, to $56.1 million for 2008 from $49.3 million for 2007. Total interest income increased $216,000 or .24% to $89.6 million for 2008 as increases in interest and fees on loans were partially offset by decreases in interest and dividends on investment securities and other interest earning assets. Interest income and fees on loans increased .72% to $85.3 million primarily due to an increase in the average balance of loans, partially offset by a 68 basis point decrease in the yield. Total interest expense decreased $6.6 million or 16.3% to $33.5 million for 2008 primarily due to a 100 basis point decrease in the yields on interest bearing deposits, partially offset by an increase in the average balance of interest-bearing deposits of $83.4 million. During 2008, the average balance of our time deposits decreased $10.6 million, while the average balance of our core deposits increased $94.1 million.

Average Balance Table

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using monthly balances. We believe the use of monthly balances, rather than daily balances, are representative of our operations. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Year Ended December 31,
	At December 31, 2009	2009			2008			2007
	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost
Assets:
Loans (1)	5.31%	$1,335,683	$75,751	5.67%	$1,314,878	$85,324	6.49%	$1,182,105	$84,713	7.17%
Investment securities (2)	3.34	50,786	2,357	4.64	54,134	3,490	6.45	59,556	3,653	6.13
Mortgage-backed securities (2)	3.80	20,203	731	3.62	11,558	561	4.85	12,261	593	4.84
Other interest-earning assets	0.25	54,425	123	0.24	13,042	271	2.08	8,181	471	5.76

Total interest-earning assets		1,461,097	78,962	5.4	1,393,612	89,646	6.43	1,262,103	89,430	7.09

Non-interest-earning assets		143,576	—		126,777			118,522

Total assets		1,604,673	78,962		1,520,389	89,646		1,380,625	89,430

Liabilities and stockholders’ equity:
Interest earning checking accounts	0.20	194,896	1,225	0.63	157,826	1,508	0.95	148,996	2,116	1.42
Money market accounts	0.80	382,141	4,737	1.24	402,437	9,569	2.38	318,104	12,197	3.83
Savings accounts	0.20	96,822	377	0.39	91,108	818	0.90	90,174	1,057	1.17
Time of deposits	2.40	441,569	12,861	2.91	375,803	14,489	3.86	386,445	18,305	4.74

Total interest-bearing deposits		1,115,428	19,200	1.72	1,027,174	26,384	2.57	943,719	33,675	3.57

Federal Home Loan Bank advances	3.56	159,917	5,480	3.42	170,778	6,691	3.92	129,866	6,016	4.70
Federal Home Loan Bank overnight borrowings		202	1	0.4	3,115	99	3.18	4,375	266	6.06
Other Interest Bearing Liabilities		12,740	517	4.07	7,624	362	4.75	4,015	130	3.26
Total interest-bearing liabilities		1,288,287	25,197	1.96	1,208,691	33,536	2.77	1,081,975	40,087	3.70

Non-interest-bearing deposits		159,960	—		158,459			151,706
Other non-interest-bearing liabilities		16,935	—		17,478			14,350

Total liabilities		1,465,182	25,197		1,384,628	33,536		1,248,031	40,087

Total stockholders’ equity		139,491			135,761			132,594

Total liabilities and stockholders’ equity		$1,604,673	25,197		$1,520,389	33,536		$1,380,625	40,087
Net interest income			$53,765			$56,110			$49,343
Interest rate spread				3.44%			3.66%			3.39%
Net interest margin (3)				3.68%			4.03%			3.91%
Average interest-earning assets to average interest-bearing liabilities					113.41%		115.30%			116.65%

(1)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, and loan premiums and discounts and include non-accrual loans.
(2)	Average outstanding balances amounts are amortized at cost.
(3)	Net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2009 Compared to Year Ended December 31, 2008			Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Interest-bearing deposits	$94	$(242)	$(148)	$101	$(301)	$(200)
Loans receivable	1,180	(10,753)	(9,573)	8,616	(8,005)	611
Investment securities	(155)	(978)	(1,133)	(350)	187	(163)
Mortgage backed securities	313	(143)	170	(34)	2	(32)

Total interest-earning assets	1,432	(12,116)	(10,684)	8,333	(8,117)	216

Interest expense:
Deposits	1,519	(8,701)	(7,182)	2,143	(9,436)	(7,293)
Federal Home Loan Bank advances	(372)	(842)	(1,214)	1,603	(928)	675
Federal Home Loan Bank overnight borrowings	(14)	(84)	(98)	(40)	(126)	(166)
Other interest-bearing liabilities	208	(53)	155	172	61	233

Total interest-bearing liabilities	1,341	(9,680)	(8,339)	3,878	(10,429)	(6,551)
Net increase (decrease) in interest income	91	(2,436)	(2,345)	4,455	2,312	6,767

Provision for Loan Losses.

Based on our evaluation of loan loss factors, management contributed $8.7 million to the allowance for loan losses for the year ended December 31, 2009, a provision of $4.0 million to the allowance for loan losses for the year ended December 31, 2008 and a provision of $1.0 million for the year ended December 31, 2007. We had $7.9 million in net charge-offs for the year ended December 31, 2009 compared to net charge-offs of $2.1 million and $243,000 for the years ended December 31, 2008 and 2007, respectively.

The net charge-offs in various loan categories for 2009 and 2008 were as follows:

	December 31,
(In thousands)	2009	2008

Real estate loans:
One-to four-family	$2,210	$450
Commercial real estate	195	–
Construction	1,933	748

Commercial business loans	2,090	564

Consumer loans:
Home equity lines of credit	985	150
Other	506	175
Total charge-offs	$7,919	$2,087

While some loans were completely charged-off, we did have some partial charge-offs based upon management’s analysis of the amount we can expect to recover from the collateral securing those loans. Partially charged-off loans are placed on non-accrual status and no interest income is recognized on those loans. It is our policy to obtain recent appraisals on all collateral securing impaired loans and one-to four-family loans on non-accrual status. Our loan policy requires that we update appraisals on collateral securing our loans at least every twelve months; however, it has been our recent practice to obtain updated appraisals more frequently. We carefully monitor these loans and, in the event we determine the net realizable value of the collateral may be less than the balance of a loan, we will charge that amount off even if we have already charged off a portion of the loan.

At December 31, 2009, we had 32 non-accrual loans with loan balances totaling $13.2 million that have been partially charged off. Partial charge-offs on those loans totaled $4.0 million at December 31, 2009. Of the 32 nonaccrual loans with partial charge-offs taken at December 31, 2009, 11 of those loans with balances totaling $1.4 million are Small Business Administration guaranteed loans that have been charged off to the amount guaranteed by the Small Business Administration.

Set forth below is a description of the five largest non-accrual loans that we have partially charged-off.

•

A one- to four-family loan secured by an owner occupied single family home with an outstanding loan balance of $1.7 million at December 31, 2009. The maturity date for this loan is July 7, 2038 and an appraisal dated January 2010 reflected the value of the collateral securing this loan was $1.8 million. The borrower sold the house securing this loan and repaid the loan in full in the first quarter of 2010.

•

A one-to four-family loan secured by an investor owned condominium with an outstanding loan balance of $1.7 million at December 31, 2009. The maturity date for this loan is November 1, 2027 and an appraisal dated August 2009 reflected that the value of the collateral securing the loan was $2.0 million. This property is rented and we are receiving the lease payments and treating them as principal recapture. We are in the process of foreclosing on this loan. As part of the foreclosure process, we obtained a new appraisal in March 2010 that reflected a market value for this property of $2.2 million.

•

A home equity line of credit secured by an owner occupied single family home with a balance of $1.3 million at December 31, 2009. The maturity date for this loan is May 29, 2011 and an appraisal dated September 2009 reflects the value of the collateral securing the loan is $3.9 million. The partial charge-off was taken on this home equity loan because we have the first mortgage with a loan balance of $2.0 million secured by this property as well and the appraisal does not support the value of both loans. No partial charge-off was taken on the first mortgage loan. The borrower is in Chapter 11 bankruptcy and we are seeking to foreclose on the property and will obtain a new appraisal in connection with the foreclosure proceedings.

•

A one-to four-family loan secured by an owner occupied single family home with a loan balance of $956,000 at December 31, 2009. The maturity date of this loan is June 1, 2035 and an appraisal dated January 2010 reflects the value of the collateral securing this loan is $1.1 million. We have foreclosed on this property and will take ownership July 5, 2010.

•

A commercial mortgage loan with a balance of $850,000 at December 31, 2009. The maturity date for this loan is October 1, 2027 and an appraisal dated September 2009 indicates the value of the collateral securing this loan is $1.0 million. We are in the process of restructuring this loan through a troubled debt restructuring and have ordered a new appraisal, but have not yet received it.

There are no differences between the amount of the outstanding loan balances on any of the loans described above and the net realizable value of the collateral based upon the most recent appraisal for those properties.

The primary reason for the increase in charge-offs in 2009 and 2008 compared to prior years was the weak economy, which began in 2008 and continued throughout 2009. The weak economy contributed to an increase in unemployment in our market area and a substantial decrease in home values. These factors had a negative effect on our one-to four-family loans, our home equity and construction loan portfolios. The commercial loan portfolio was also adversely affected. When considering the value of properties securing our loans, we consider appraisals as well as many other factors. We evaluate the sales activity in our market area, the supply of available housing, the sales activity for homes at different prices, the activity for new construction, the length of time homes are on the market prior to sale, unemployment levels and other factors that affect the market for collateral securing our loans on a quarterly basis. Based upon our analysis of recent sales activity in our market area, we believe the market is still weak and in some cases is still declining, although we have observed an increase in sales activity for certain properties. To the extent the economy continues to be weak and unemployment remains high, these factors will continue to have an adverse effect on our loan portfolio.

We modify the assumptions we use to determine the provision for loan losses based on existing economic conditions and in 2008 and 2009 took into account the impact the weak economy was having on the value of the collateral securing our loans. The provision for loan losses was determined by management to be an amount necessary to maintain a balance of allowance for loan losses at a level that considers all known and current losses in the loan portfolio. Changes in the provision were based on management’s analysis of various factors such as: estimated fair value of underlying collateral, recent loss experience in particular segments of the portfolio, levels and trends in delinquent loans, the size of our portfolio in each loan category and changes in general economic and business conditions.

As management considers the above factors, management refines its analysis of the risk in the loan portfolio. For example, we determined that construction loans secured by properties being built on a speculative basis should receive a higher risk weighting than construction loans secured by properties for which the builder has a contract with a buyer. In 2009, we determined that interest only residential mortgages should be assigned a higher risk weighting than conventional residential mortgage loans. We also determined that home equity loans with high usage volume or high balances should be assigned a higher risk weighting than other home equity lines of credit. These requirements have resulted in a greater portion of the loan loss allowance being allocated to some portions of the loan portfolio even if those loan categories had declined. For example, although our construction loan portfolio decreased by 45.3% in 2009 compared to 2008, the substantial amount of speculative construction loans in our loan portfolio has caused us to continue to allocate a significant portion of the allowance to the construction loan portfolio. Although the balance of home equity lines of credit has decreased, our risk analysis of that portion of the loan portfolio has caused us to increase the percentage of the allowance allocated to home equity lines of credit.

The allowance for loan losses was $13.8 million, or 1.11% of total loans outstanding as of December 31, 2009, as compared with $13.0 million, or 0.94% as of December 31, 2008 and $11.1 million, or 0.88% as of December 31, 2007. An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-interest Income. Non-interest income increased by $5.4 million to $15.0 million in fiscal 2009. The increase in non-interest income in 2009 was primarily a result of a $3.2 million increase in the gain on sale of mortgages to $3.9 million in 2009 compared to $665,000 in 2008, a $1.6 million reduction in other than temporary impairment charges to $3.5 million in 2009 from $5.1 million in 2008 and an increase in service charges and fees of $927,000. The increase in the gain on sale of mortgages was due to the strategy of increasing liquidity by selling loans and the strategy to originate loans for sale. The increase in other than temporary impairment on our securities is due in part to the change in accounting that was adopted on April 1, 2009. As a result, in 2009 we only recognized in earnings the credit related losses on securities. Had the change in accounting not occurred, the non-credit related other than temporary impairment charges of $6.6 million in 2009, which were recorded in accumulated other comprehensive income, would have been recognized as a charge to earnings. The increase in service charges and fees was primarily due to a new service charge program designed to increase fee income. Non-interest income decreased $5.4 million to $9.6 million in fiscal 2008. The decrease in non-interest income in 2008 was primarily a result of a loss of $5.1 million resulting from other than temporary impairment charges compared to no other than temporary impairment charges in 2007 and a gain on sale of $121,000 in securities in 2007. In addition, there was a decrease in insurance commission income of $291,000 to $5.9 million compared to $6.2 million in 2007. The decrease in insurance commission was primarily due to a decrease in contingency income. The decreases were partially offset by a $73,000 increase in rental income related to increased rentals at our new facility location.

Non-interest Income Summary

				Change 2009/2008		Change 2008/2007
Year Ended December 31, (Dollars in thousands)	2009	2008	2007	$ Change	% Change	$ Change	% Change
Bank service charges and fees	$5,749	$4,822	$4,481	$927	19.2%	$341	7.6%
Other-than-temporary impairment losses on securities	(3,504)	(5,146)	—	1,642	31.9	(5,146)	—
Net gain (loss) on sale of securities	258	(74)	121	332	448.6	(195)	(161.2)
Insurance agency commissions	5,800	5,912	6,203	(112)	(1.9)	(291)	(4.7)
Income from bank owned life insurance	1,243	1,490	1,354	(247)	(16.6)	136	10.0
Gain on sale of mortgages	3,874	665	809	3,209	482.6	(144)	(17.8)
Rental and other income	2,308	1,955	1,882	353	18.0	73	(3.9)
Loss (gain) on real estate held for development	(666)	—	173	(666)	—	(173)	(100.0)
Net loss on other real estate owned	(588)	—	—	(588)	—	—	—
Gain on sale of fixed assets	562	—	—	562	—	—	—

Totals	$15,036	$9,624	$15,023	$5,412	56.2%	$(5,399)	(35.9)%

Non-interest Expenses. Non-interest expenses increased $3.6 million, or 6.5%, in fiscal 2009 over the prior year and $4.5 million or 8.9% from 2007 to 2008. The increase in salaries and employee benefits, as well as occupancy expense, which accounted for much of the increase, was due primarily to the opening of three branch offices in 2009 and three branch offices in 2008. Advertising and printing and supplies also increased as a result of our expansion efforts. The increase in FDIC assessments was a result of new FDIC regulations increasing assessment rates for most banks. The base assessment rate was increased by seven basis points for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were increased to range from 12 basis points to 45 basis points across all risk categories with possible adjustments. Further in May 2009, the FDIC charged a special assessment equal to five basis points on each institution’s assets, minus Tier 1 capital as of June 30, 2009.

Non-interest Expense Summary

				Change 2009/2008		Change 2008/2007
Year Ended December 31, (Dollars in thousands)	2009	2008	2007	$ Change	% Change	$ Change	% Change
Compensation and benefits	$31,544	$30,915	$28,756	$629	2.0%	$2,159	7.5%
Occupancy and equipment expense	10,065	9,397	9,090	668	7.1	307	3.3
Data processing service fees	2,245	2,467	2,343	(222)	(9.0)	124	5.3
Advertising and promotion	606	1,403	1,456	(797)	(56.8)	(53)	(3.6)
Communication and postage	789	726	723	63	8.7	3	0.4
Printing and supplies	499	757	692	(258)	(34.1)	65	9.4
Professional service fees	1,539	1,259	1,567	280	22.0	(308)	(19.7)
Directors fees (1)	1,398	524	725	874	166.8	(201)	(27.7)
Charitable contributions	514	652	871	(138)	(21.2)	(219)	(25.1)
Other real estate owned expense	1,161	742	—	419	56.5	742	100.0
FDIC insurance assessments	2,811	1,043	126	1,768	169.5	917	727.8
Other insurance assessments	337	293	236	44	15.0	57	24.1
Education	243	404	358	(161)	(39.9)	46	12.8
Lending costs	1,551	685	700	866	126.4	(15)	(21.4)
Other	3,048	3,519	2,656	(471)	(13.4)	863	32.5

Total	$58,350	$54,786	$50,299	$3,564	6.5%	$4,487	8.9%

(1)	Includes fees accrued for our directors under director retirement agreements.

Income Tax Expense. The provision for income taxes was (227,000) for 2009, reflecting an effective tax rate of (13.0)%. The provision for income taxes was $1.7 million for 2008, reflecting an effective tax rate of 24.2%, compared to $4.0 million for 2007, reflecting an effective tax rate of 30.6%. The change in 2008 from 2007 is due primarily to a decrease in income before income taxes of $6.1 million.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and underwriting criteria and providing prompt attention to potential problem loans. We maintain a credit administration department that is separate from our lending operations and is responsible for, among other things, preparing independent credit analyses for certain larger loan requests and managing our collections and asset resolution efforts.

Our credit approval policies emphasize aggregate credit exposure rather than individual credit size. We conduct a formal, systematic review of our borrowers in accordance with a risk rating system designed to promote effective risk management. This system combines the borrower and loan facility into a single risk rating which takes into consideration, among other things, debt capacity, earnings and cash flow, asset and liability values, net worth, collateral quality, management and the borrower’s overall relationship with Fairfield County Bank. Risk ratings are evaluated at least annually and are reviewed by our outside loan consultants on an annual basis.

We require our lending officers to provide our credit administration department with updates on all assets classified as “watch list” or worse on a quarterly basis and all loan modifications are reported to our Loan Committee and reviewed by our board of directors. In addition, we take additional steps to monitor our lending relationships with borrowers who have experienced credit difficulties, including obtaining current financial statements, revaluing collateral and obtaining additional collateral when necessary.

Collection efforts and reports are regularly reviewed by our Chief Credit Officer, who reports to our board of directors and senior management team on a monthly basis. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. It is generally our goal to reach a mutually satisfactory arrangement with the borrower that results in the orderly repayment of the loan. However, our goal is always to seek the most economical resolution for Fairfield County Bank, which may include repossession, foreclosure or a sale of the assets serving as collateral for the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the collateral securing the loan is generally sold at foreclosure. Management regularly provides the board of directors with information regarding the amount of non-performing loans to total loans and charge-offs.

Analysis of Non-performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. All loans 90 days or more delinquent are placed on non-accrual status. In some cases, we place performing loans delinquent less than 90 days on non-accrual status. Typically, payments received on a nonaccrual loan are applied to the principal.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of loan, or net realizable value at the date of foreclosure. Holding costs and declines in value after acquisition of the property result in charges against income. In 2008, four one- to four-family residential properties with loan balances totaling $3.5 million were transferred into real estate owned. In 2009, thirteen properties (twelve one- to four-family residential properties and one commercial property) with loan balances totaling $16.9 were transferred into real estate owned. There was no short term major funding commitments required to finish construction and facilitate the sale of any of the above 13 properties. See Note 8 to the Notes to Consolidated Financial Statements for additional information. The value of properties held as real estate owned is affected by the local economy. To the extent the economy remains weak and unemployment levels remain high or rise higher, there will continue to be a low demand for housing and a high supply, which will have an adverse affect on all properties in our market area.

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Nonaccrual loans:
Real estate loans:
One- to four-family	$25,221	$6,435	$1,972	$—	$810
Commercial real estate	4,678	99
Construction	18,300	18,436	7,525	—	—

Total real estate loans	$48,199	$24,970	$9,497	$—	$810

Commercial business loans	$5,809	$1,626	$1,748	$4,427	$6,157

Consumer loans:
Home equity lines of credit	$4,714	$363	$946	$719	$720
Other consumer loans	152	313	632	608	523

Total consumer loans	$4,866	$676	$1,578	$1,327	$1,243

Total nonaccrual loans	$58,874	$27,272	$12,823	$5,754	$8,210

Real estate owned	$12,156	$1,080	$—	$—	$—

Total non-performing assets	$71,030	$28,352	$12,823	$5,754	$8,210

Troubled debt restructurings (1)	$14,615	$—	$—	$—	$—

Troubled debt restructurings and total non-performing assets	$85,645	$28,352	$12,823	$5,754	$8,210

Total non-performing loans to total loans	4.75%	1.98%	1.02%	0.50%	0.77%
Total non-performing loans to total assets	3.77%	1.74%	0.89%	0.43%	0.67%
Total non-performing assets and troubled debt restructurings to total assets	5.43%	1.81%	0.89%	0.43%	0.67%

Total loans gross	1,240,485	1,374,250	1,252,708	1,154,007	1,061,566

(1)	Troubled debt restructurings that are on non-accrual status are reflected as non-accrual loans and not as troubled debt restructurings. As of December 31, 2009 and 2008, $15.7 million and $9.4 million troubled debt restructurings were included in non-accrual loans. See Note (6) to our audited financial statements on page F-26 for more information regarding our troubled debt restructured loans in 2008 and 2009.

Our five largest non-accrual loans are as follows:

•

A construction loan secured by a one- to four-family home being built on a speculative basis originated in December 2006 that was placed on non-accrual status in March 2009 and was in foreclosure with a current loan balance of $3.4 million at December 31, 2009. At December 31, 2009, the home was 85% complete. An appraisal obtained in September 2009 values the completed home at $4.2 million. This value was further supported by an appraisal ordered by our attorneys in December 2009 during the foreclosure process. In February 2010, we received a “deed in lieu of foreclosure” and $100,000 from the borrower. The property was transferred to real estate owned with a value of $3.3 million and was listed for sale in February 2010 at $4.7 million. We believe the sales price is appropriate given that a similar home built on speculation on an adjacent lot recently sold for $4.85 million, another home built on a speculative basis in the same neighborhood sold for $4.6 million and three different local brokers we interviewed to sell the home indicated an asking price of $4.7 million was appropriate. We determined the net realizable value of this property was $3.6 million through our impairment analysis which factored in the appraised value of $4.2 million less $630,000, or 15% of the appraised value.

•

A construction loan secured by a one- to four-family home built on a speculative basis originated in June 2005 that was placed on non-accrual status in September 2008 with a loan balance of $3.9 million as of December 31, 2009. An appraisal obtained in January 2010 indicates the collateral securing the loan is valued at $4.8 million. The home sold in the second quarter of 2010 for $4.5 million, the principal balance of our loan was completely paid off and we recovered $194,000. We determined the net realizable value of this property was $4.1 million through our impairment analysis which factored in the appraised value of $4.8 million less $720,000, or 15% of the appraised value.

•

A series of construction loans to one borrower secured by a one- to four-family home built on a speculative basis and cross collateralized with the borrower’s primary residence. The initial loan was originated in January 2007 and placed on non-accrual status in February 2009. The balance of all loans was $3.0 million as of December 31, 2009. An appraisal obtained in August 2009 values the property at $4.3 million. The home is complete and listed for sale for $4.5 million. We have instituted a demand and expect to begin foreclosure upon expiration of the demand process. New appraisals for properties securing this loan have been ordered, but have not yet been received. We determined the net realizable value of this property was $3.7 million through our impairment analysis which factored in the appraised value of $4.3 million less $645,000, or 15% of the appraised value.

•

An owner-occupied one- to four-family loan originated in July 2006 and placed on non-accrual status in July 2009 with a balance of $2.2 million at December 31, 2009. An appraisal obtained in July 2009 values the property at $2.8 million. The borrowers submitted a hardship package and the loan was modified through a troubled debt restructuring in November 2009 when the appraisal was less than six months old. The loan will remain on non-accrual status pending a six month payment performance review. The loan is currently performing in accordance with its restructured terms. We determined the net realizable value of this property was $2.4 million through our impairment analysis which factored in the appraised value of $2.8 million less $420,000, or 15% of the appraised value.

•

First and second position residential mortgage loans that were originated in May 2001 and August 2005, respectively, and are secured by a one- to four-family home with a combined balance of $3.3 million at December 31, 2009 that went on non-accrual status in September 2009. An appraisal obtained in September 2009 values this property at $3.9 million. The borrower is in Chapter 11 bankruptcy. We have charged off a portion of the second mortgage loan to bring the combined loans to the collateral’s net realizable value and maintain no specific reserve for this loan. We have ordered an updated appraisal in connection with our foreclosure proceedings. We determined the net realizable value of this property was $3.3 million through our impairment analysis which factored in the appraised value of $3.9 million less $585,000, or 15% of the appraised value. Consequently, we charged off $190,000 of this loan balance.

We seek to obtain current appraisals on all of our nonaccrual loans so that we can determine the net realizable value of the collateral securing those loans for purposes of determining how much of the loan balance should be charged-off, if any. Our loan policy requires that all appraisals be less than twelve months old, but it is our practice to obtain them more frequently, in many cases within six or seven months. If a loan is to go into foreclosure, we will obtain a new appraisal in connection with the foreclosure process. On a monthly basis we assess the local real estate market. We review sales activity in our market area, the supply of available housing, sales activity for homes at different price ranges and the length of time homes stay on the market before being sold, among other factors. Upon our review of these factors, we may determine that new appraisals should be ordered on certain properties. We do not attempt to determine the value of properties internally between receipt of appraisals and do not adjust the net realizable value of properties based on our market analysis. We depend solely on third-party appraisals to establish the net realizable value of collateral securing our loans.

$91.2 million of our $121.1 million in construction loans are due to mature on or before December 31, 2010. We are constantly evaluating our construction loans by obtaining current appraisals on all of the properties securing our construction loans. Appraisals on our construction loans are less than one year old. When considering whether to place a construction loan that is less than 90 days past due on non-accrual status, we not only consider the value of the property, but many other factors, including, but not limited to, the financial strength of the borrower, status of completion of the home being built, marketing plans and a recent market analysis of the local real estate market and economy. In addition, we consider the supply of similar homes in the market and sales activity for the entire market and for new construction, and we analyze our recent experience with final construction loans and the amount a home built on speculation actually sells for compared to the borrower’s expenses in acquiring the land and building the home. Based upon our analysis of these factors, we determine whether a construction loan should be placed on non-accrual status and/or whether to increase, decrease or leave the level of the allowance for the accruing construction portion of our portfolio the same. As of December 31, 2009, $6.3 million of the construction loans due to mature prior to December 31, 2010 had been placed on non-accrual status. Although we believe that we have identified all of the construction loans that should be placed on non-accrual status due to the factors described above, including our analysis of the financial strength of the borrowers, in the event borrowers are unable to sell homes they built on a speculative basis, or individuals default on contracts they have entered into with our borrowers for the construction of their homes, there is the risk that some of those loans will become non-accrual in the future.

Interest income that would have been recorded for the year ended December 31, 2009, had nonaccruing loans been current according to their original terms, amounted to approximately $2.5 million. No interest related to nonaccrual loans was included in interest income for the year ended December 31, 2009.

Our troubled debt restructurings generally relate to loans for which Fairfield County Bank, for reasons related to the borrower’s financial difficulties, has granted a concession to the borrower that it would not otherwise consider related to adjusting the principal paid, the interest rate or both. At December 31, 2009, we had a total of $30.3 million loans that were troubled debt restructurings. $15.7 million of the troubled debt restructurings were in non-accrual status and $14.6 million were accruing. $23.4 million of our troubled debt restructurings related to modifications made to one-to four- family residential mortgage loans. Two loans totaling $1.0 million that were restructured were stated income loans and were accruing when restructured. As a result of the troubled debt restructuring, we made an allocation to the loan loss allowance of $29,129. The restructurings involved a reduction in the interest rates paid on those loans by the borrowers. At December 31, 2009, our largest troubled debt restructuring related to a loan to a builder for speculative construction. The loan has a current balance of $4.1 million and is a loan to a local builder for a home built on speculation. The home is completed, but remains unsold. The builder has leased the property. The loans is not supported by cash flow from the property and remains on non-accrual status. A recent appraisal of the property securing these loans indicates that the value of the collateral exceeds the amount of the loans.

The troubled debt restructurings that were not on non-accrual status at the time of the restructuring continue to be on accrual status. In these situations, the borrower addressed his or her pending financial difficulties and sought relief from us for a period of time. Since the borrower was not classified as non-accrual at the time of the restructuring, his or her account continued to accrue, based on the information available which supported the borrower’s ability to service the loan under the revised terms. Similarly, once a borrower whose loan has been restructured (and whose loan has been on non-accrual) demonstrates that he or she can make payments for a sufficient period of time to illustrate that collectibility is assured (usually six months), the borrower’s loan may be placed back on accrual status. At December 31, 2009, there were no commitments to lend funds to any borrower who is in troubled debt restructure status. There has not been any material migration of troubled debt restructured loans back to non-accrual status after the balance sheet date. The concessions granted on troubled debt restructured construction loans were primarily interest rate reductions and maturity extensions. We will not extend the term of any collateral dependent troubled debt restructured loan.

We had impaired loans of $28.8 million and $20.2 million at December 31, 2009 and 2008, respectively. An allowance for loan impairment was not required at December 31, 2009 and 2008 due to the sufficiency of collateral values since any collateral shortfall which existed has been previously charged off. The charge-offs recorded on impaired loans totaled $5.1 million in 2009 compared to $1.9 million in 2008.

Most of our impaired and non accrual loans are secured by real estate and therefore the primary method of determining the fair value of collateral is through current appraisals ordered in compliance with all regulatory guidelines. The appraisal is reviewed and once accepted, it is used to determine a net realizable value. In most cases during 2009 we used a discount rate of 15% (factors include the cost to sell, carrying costs and other factors that reflect the current market are used in determining the overall discount) of the appraised value to determine a net realizable value. Non real estate collateral is subject to other outside appraisals to determine value. We generally use fair market value to determine net realizable value for all of our impaired loans, and use discounted cash flow when we consider a troubled debt restructuring. On loans considered impaired, we would charge the loan down to its net realizable value. Most unsecured loans are fully charged off when management determines that the full collection is in doubt. Charge offs are taken during the quarter upon completion of management’s analysis.

Managing credit risk starts at the origination of a loan and follows the loan through its life cycle until it is paid or otherwise resolved. Collection efforts with associated delinquency reports are reviewed frequently during the month with the Chief Credit Officer and at least monthly with management and the board. Commercial delinquencies are also reviewed during the month by the senior lenders and their staff. Past due commercial loans are also reviewed with the Chief Credit Officer at least monthly. During this review, if determined appropriate by the Chief Credit Officer, files can be transferred to the credit administration department for handling. In addition, any asset that migrates to a special mention or worse risk rating category is subjected to a formal quarterly review by the Chief Credit Officer and other management members. Our goal is to work out a mutually satisfactory arrangement with the borrower as to an orderly repayment of the loan. When commercial borrowers get into financial difficulty we attempt to obtain current financial information, collateral valuations and other pertinent information in order to determine a resolution strategy. If a loan becomes past due 90 days it is automatically placed on non accrual status. In some cases management has identified problems sooner and has placed loans on non accrual status prior to that 90 day time frame and evaluates the loan for impairment. It is during this process that management makes determinations as to whether the full repayment of a loan will be made in accordance with the original loan agreement. We generally order new appraisals when it appears that a loan will become 90 days past due, or sooner at management’s discretion. An evaluation is performed to determine whether the loan is impaired. For impaired loans which are deemed collateral dependent, the allowance is based upon the collateral’s net realizable value. Once a loan is determined to be impaired, we determine a net realizable value utilizing current appraisals and will charge the loan off to the extent a shortfall in collateral value exists during the same quarter our impairment analysis is complete. Our loan policies require that we obtain appraisals every twelve months, although it has been our recent policy to order appraisals more frequently, in many cases within six or seven months of the prior appraisal. Once we obtain an appraisal, we rely on that appraisal to establish the net realizable value of the collateral. No interim internal adjustment to the net realizable value of collateral is made based solely upon our analysis of the local market. Adjustments are made solely based upon third party appraisals. We have not had a material charge off that was different from our impairment analysis.

To the extent events occur subsequent to the completion of the impairment analysis which affect real estate values, those factors are discussed at the regular management meetings we hold on a quarterly basis to review our impaired loans. At these meetings, participants include the Chairman of the Board, the Chief Executive Officer, President and Chief Financial Officer, Chief Operating Officer, the Chief Credit Officer and the lenders, among others. During our regular quarterly meetings, we review all facets of our impaired loans. We analyze the financial strength and liquidity of the borrower, efforts to work with the borrower to work out the loan, and the real estate market conditions where the collateral securing the loan is located. Based upon these discussions, we may determine that the new appraisals should be obtained on certain properties.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Federal Deposit Insurance Corporation has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

Classified assets increased to $104.4 million at December 31, 2009 from $69.8 million at December 31, 2008. The increase in classified assets reflects the substantial increase in nonperforming assets we have experienced in 2009.

The following table shows the aggregate amounts of our classified assets at the dates included.

At December 31, (In thousands)	2009	2008	2007
Special mention assets	$53,184	$44,633	$34,080
Substandard assets	51,177	25,127	4,314
Doubtful assets	—	53	34

Total classified assets	$104,361	$69,813	$38,428

Other than disclosed in the above tables, there are no other loans that management currently has serious doubts about the ability of the borrowers to comply with the present loan repayment terms; however, given liquidity problems faced by some of our borrowers, particularly borrowers unable to sell properties built on speculation, there can be no assurance that existing borrowers will not become unable to meet their obligations on their loans in the future.

Loan Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	December 31,
	2009			2008			2007
December 31, (In thousands)	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual
Real estate loans:
One- to four-family	$4,676	$2,177	$25,221	$2,300	$2,381	$6,435	$3,501	$2,617	$1,972
Commercial real estate	2,806	555	4,678	24	—	99	640	—	—
Construction	—	—	18,300	6,062	2,486	18,436	1,973	—	7,525
Commercial construction	—	—	—	—	—	—	—	—	—

Total real estate	7,482	2,732	48,199	8,386	4,867	24,970	6,114	2,617	9,497

Commercial business	158	—	5,809	442	1,276	1,626	285	70	1,748

Consumer:
Home equity lines of credit	1,230	516	4,714	1,446	547	363	1,663	324	946
Other consumer loans	203	78	152	177	64	313	211	169	632

Total consumer	1,433	594	4,866	1,623	611	676	1,874	493	1,578

Total	$9,073	$3,326	$58,874	$10,451	$6,754	$27,272	$8,273	$3,180	$12,823

	December 31,
	2006			2005
December 31, (In thousands)	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual
Real estate loans:
One- to four-family	$1,834	$136	$—	$546	$—	$810
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—

Total real estate	1,834	136	—	546	—	810

Commercial business	418	—	4,427	107	28	6,157

Consumer:
Home equity lines of credit	1,016	420	719	1,034	307	720
Other consumer loans	1,120	144	608	127	43	523

Total consumer	2,136	564	1,327	1,161	350	1,243

Total	$4,388	$700	$5,754	$1,814	$378	$8,210

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We maintain a Loan Loss Reserve Committee, which includes members of management, that evaluates the adequacy of the allowances for loan losses on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses is based on an internal calculation which consists of: (1) an impairment analysis of loans when we determined full collectability is not reasonably assured; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component. We do not establish specific loan loss allowances. We evaluate all classified loans and we assign risk weights to all commercial and construction loans to facilitate our ability to track these loans for signs of weakness. We are aggressive in charging off the value of any impaired loan to its net realizable value. We calculate net realizable value based upon an appraisal that is not more than twelve months old less a discount rate, which is intended to approximate the cost to sell, carrying costs and other factors that we believe will affect the value we receive for the collateral. In 2009, we used a discount rate of 15%. Because any shortfall in collateral value for impaired loans is charged off, there is no allocation required for these loans. We did not maintain an allowance for loan losses for impaired loans in 2009 and 2008, as we had taken action during both years (and monitored that action through year end) to charge off the impaired loan balances to the net realizable values.

We establish a general allowance for loans that are not evaluated separately for impairment to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. The percentages may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant risk factors may include recent loss experience in particular segments of the portfolio, trends in loan volumes, levels and trends in delinquent loans, changes in existing general economic and business conditions affecting our primary lending areas, as well as other factors such as: concentrations, seasoning of the loan portfolio, and bank regulatory examination results. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment. Major changes in the general component of the allowance for loan loss result from changes in the economic environment which have an impact on our borrowers, including the housing market, unemployment and economic factors effecting Fairfield County, our primary market area.

The allowance for loan losses is computed using management’s best estimate of the amount required to cover exposure in our loan portfolio at a given point in time using estimates and assumptions that we deem appropriate. Our unallocated allowance for loan losses is the amount remaining after computing our estimate of the general allowance for loan loss required for each portion of the loan portfolio.

The Federal Deposit Insurance Corporation recently completed its 2009 examination of Fairfield County Bank. The Federal Deposit Insurance Corporation and Connecticut Department of Banking, as an integral part of their examination process, periodically review our allowance for loan losses. The Federal Deposit Insurance Corporation and Connecticut Department of Banking may require us to make additional provisions for loan losses based on judgments different from ours.

At December 31, 2009, our allowance for loan losses represented 1.11% of total loans. The allowance for loan losses increased $780,000 from December 31, 2008 to December 31, 2009, following the provision for loan losses of $8.7 million. The increase in the allowance reflected the increase in charge-offs in 2009 and the softening in our local housing market.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	December 31,
	2009		2008		2007
(Dollars in thousands)	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans
Real estate loans:
One- to four-family	$2,442	28.8%	$959	29.2%	$1,089	28.9%
Commercial real estate	4,817	28.8	4,940	25.0	4,035	24.1
Construction	1,664	9.8	2,053	16.1	1,880	18.7

Total real estate	8,923	67.4	7,952	70.3	7,004	71.7

Commercial business	2,550	13.6	3,332	12.3	2,758	12.4

Consumer:
Home equity lines of credit	1,576	17.0	852	15.9	726	14.7
Auto loans	—	—	—	—	—	—
Other consumer loans	487	2.0	590	1.6	524	1.2

Total consumer	2,063	19.0	1,442	17.4	1,250	15.9

Unallocated	222	—	252	—	53	—
Total allowance for loan losses	$13,758	100.0%	$12,978	100.0%	$11,065	100.0%

	December 31,
	2006		2005
(Dollars in thousands)	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans
Real estate loans:
One- to four-family	$826	29.7%	$788	28.2%
Multi-family			—	—
Commercial real estate	3,054	21.4	2,851	20.8
Construction	2,239	24.3	1,983	23.9

Total real estate	6,119	75.4	5,622	72.9

Commercial business	2,759	9.8	2,643	12.3

Consumer:
Home equity lines of credit	878	13.5	809	13.6
Auto loans	—	—	—	—
Other consumer loans	437	1.3	390	1.2

Total consumer	1,315	14.8	1,199	14.8

Unallocated	115	—	68	—
Total allowance for loan losses	$10,308	100.0%	$9,532	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

In 2009, our non-performing loans as a percentage of total loans increased from 1.98% at December 31, 2008 to 4.75% at December 31, 2009. Our approach has been to aggressively manage our non-performing loans when we believe there are inherent weaknesses that could result in a loss being incurred. We evaluate all of our loans that have been classified for regulatory purposes and, if a determination is made that full collectability may not be reasonably assured, we consider the estimated fair value of the underlying collateral, less selling costs and other marketing costs and conditions. If a shortfall exists, we charge-off that portion of the loan. This has resulted in our charge-offs increasing from $2.3 million at December 31, 2008 to $8.7 at December 31, 2009.

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Allowance at beginning of period	$12,978	$11,065	$10,308	$9,532	$8,305
Provision for loan losses	8,700	4,000	1,000	700	1,275
Charge offs:
Real estate loans:
One- to four-family	(2,210)	(450)	(95)	(30)	—
Commercial real estate	(195)
Construction	(2,582)	(748)	—	—	—

Total real estate loans	(4,987)	(1,198)	(95)	(30)

Commercial business loans	(2,157)	(677)	(117)	(25)	(31)

Consumer:
Home equity lines of credit	(985)	(150)		(105)	(3)
Other consumer loans	(609)	(249)	(102)	(30)	(69)

Total consumer loans	(1,594)	(399)	(102)	(135)	(72)

Total charge-offs	(8,738)	(2,274)	(314)	(190)	(103)

Recoveries:
Real estate loans:
One- to four-family	—	—	25	—	3
Construction	649	—	—	200	—

Total real estate loans	649	—	25	200	3

Commercial business	67	113	—	51	17

Consumer:
Other consumer loans	103	74	46	15	35

Total consumer loans	103	74	46	15	35

Total recoveries	819	187	71	266	55

Net charge-offs	$(7,919)	$(2,087)	$(243)	$76	$(48)

Allowance at end of period	$13,758	$12,978	$11,065	$10,308	$9,532

Allowance to non-performing loans	23.37%	47.59%	86.29%	179.15%	116.10%
Allowance to total loans outstanding at the end of the period	1.11%	0.94%	0.88%	0.89%	0.90%
Net charge-offs (recoveries) to average loans outstanding during the period	0.60%	0.16%	0.02%	(0.01)%	—%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. Interest rate risk can result from, among other things, (i) timing differences in the maturity or repricing of assets, liabilities and off-balance sheet contracts, (ii) the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps and deposit withdrawals, (iii) shifts of the yield curve that affect both the slope and shape of the yield curve and (iv) differences in the behavior of lending and funding rates, sometimes referred to as basis risk. To reduce the potential volatility of our earnings, we monitor our exposure to net interest income over both a one-year planning horizon and a longer-term strategic horizon. To further minimize interest rate risk, we do not typically hold long-term assets on our books. Instead, we generally sell in the secondary market all fixed-rate mortgage loans and most commercial and nonresidential mortgage loans with more than five years until maturity or the next interest rate reset date. This is designed to better balance our assets against our liabilities, most of which are short in nature.

We maintain an Asset/Liability and Investment Committee, which includes members of management, to communicate, coordinate and control all aspects involving asset/liability management. The committee meets at least quarterly to, among other things, (i) monitor and discuss the status and results of implemented asset/liability management strategies and tactics, (ii) review interest rate risk management reports prepared by an independent consulting firm we have retained to assist with our asset/liability management evaluation, and assess the impact of major funding shifts or changes in overall investment and lending strategies, (iii) review current and prospective liquidity positions and alternative funding sources and (iv) develop parameters for the pricing and maturity distributions of deposits, loans, borrowings and investments.

We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of (i) an interest income simulation and (ii) an asset/liability funding matrix report supported by an interest rate “gap” report.

Net Interest Income Simulation Analysis. Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. Interest income simulations are completed quarterly and presented to the Asset/Liability and Investment Committee and the board of directors. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability and Investment Committee and the board of directors on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis also incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The following table reflects changes in estimated net interest income for Fairfield County Bank at November 30, 2009 through October 1, 2010. The basis point changes in rates in the below table is assumed to occur evenly over the following 12 months.

	Changes in Net Interest Income
Increase (Decrease) in Market Interest Rates (Rate Shock)	$ Amount	$ Change	% Change
400 bp	53,005	(152)	(0.29)%
200	52,996	(161)	(0.30)
0	53,157	—	—
(100)	52,367	(790)	(1.49)

Interest Rate Gap Analysis. In managing interest rate risk, we also rely on the analysis of our interest rate “gap,” which is the measure of the mismatch between the amount of our interest-earning assets and interest-bearing liabilities that mature or reprice within specified timeframes. An asset-sensitive position (positive gap) exists when there are more rate-sensitive assets than rate-sensitive liabilities maturing or repricing within a particular time horizon, and generally signifies a favorable effect on net interest income during periods of rising interest rates and a negative effect during periods of falling interest rates. Conversely, a liability-sensitive position (negative gap) would generally indicate a negative effect on net interest income during periods of rising rates and a positive effect during periods of falling rates.

Certain factors may serve to limit the usefulness of the measurement of the interest rate gap. For example, interest rates on certain assets and liabilities are discretionary and may change in advance of, or may lag behind, changes in market rates. The gap analysis does not give effect to changes we may undertake to mitigate interest rate risk. Certain assets, such as adjustable-rate loans, have features that may restrict the magnitude of changes in interest rates both on a short-term basis and over the life of the assets. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. Lastly, should interest rates increase, the ability of borrowers to service their debt may decrease.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $75.3 million. In addition, at December 31, 2009, we had arrangements to borrow up to $243.3 million from the Federal Home Loan Bank of Boston. On December 31, 2009, we had $134.2 million of advances outstanding. During 2009, we obtained additional borrowing capacity through the Federal Reserve’s Borrower in Custody of Collateral Program. The Borrower in Custody of Collateral Program requires us to maintain as collateral certain assets not otherwise pledged, including commercial real estate, construction and commercial loans. Our borrowing capacity through this program was approximately $199.0 million at December 31, 2009.

A significant use of our liquidity is the funding of loan originations. At December 31, 2009, we had $319.8 million in loan commitments outstanding, which consisted of $21.7 million and $34.2 million in commercial and consumer commitments to fund loans, respectively, $73.7 million and $185.2 million in commercial and consumer unused lines of credit, respectively, and $5.0 million in standby letters of credit. Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Another significant use of our liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of December 31, 2009 totaled $317.4 million, or 77.2% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

In addition, we believe that our branch network, which is presently comprised of 23 full-service branch offices located throughout our primary market area, and the general cash flows from our existing lending and investment activities will afford us sufficient long-term liquidity. We have opened eight branch offices in the last three years, including two branch offices in 2009 and one in January 2010. We believe that these new branch offices have the ability to absorb substantial additional deposit gathering capacity, which will further contribute to our long-term liquidity.

The following table presents certain of our contractual obligations at December 31, 2009.

		Payments due by period
(In thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years

Long-term debt obligations	$134,199	$46,054	$35,264	$40,000	$12,881
Operating lease obligations	20,381	2,227	4,461	4,403	9,290
Other long-term liabilities reflected on balance sheet	8,000	—	—	—	8,000

Total	$162,580	$48,281	$39,725	$44,403	$30,171

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our investing and financing activities at the following periods.

Year Ended December 31, (In thousands)	2009	2008	2007
Investing activities:
Loan originations	$294,554	$554,420	$639,098
Principal repayments on loans	395,105	429,400	540,404
Purchases of investment securities available for sale	70,849	7,860	5,036
Purchases of investment securities held to maturity	—	4,827	3,000
Proceeds from sales and maturities of investment securities available for sale	24,107	4,599	2,111
Proceeds from maturities, calls or repayments of investment securities held to maturity	8,365	9,940	4,437

Financing activities:
Increase (decrease) in deposits	96,220	31,427	70,285
Increase in brokered deposits	(45,000)	45,000	–
Increase (decrease) in Federal Home Loan Bank advances	(67,699)	37,620	10,837

Capital Management. We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2009, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Bank Regulation—Prompt Corrective Regulatory Action,” “Regulatory Capital Compliance” and note 16 of the notes to the consolidated financial statements.

This offering is expected to increase our equity by $            million to $            million. See “Capitalization.” The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the Office of Thrift Supervision of such repurchases; (2) repurchases of qualifying shares of a director or if we conduct an Office of Thrift Supervision-approved offer to repurchase made to all shareholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by shareholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan. All repurchases are prohibited, however, if the repurchase would reduce Fairfield County Bank’s regulatory capital below regulatory required levels.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 14 of the notes to the consolidated financial statements.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Boards of Directors

Currently, the board of directors of Fairfield County Bank is composed of fourteen (14) persons who are elected for a term of three years. The board of directors of Fairfield County Bank, MHC is also composed of fourteen (14) persons, but are elected for a term of three years. Upon consummation of the offering, the board of directors of Fairfield County Bank Corp. will be placed in classes and serve for three year terms. The Board of Directors of Fairfield County Bank, MHC are elected by Fairfield County Bank, MHC’s Corporators. The board of directors of Fairfield County Bank Corp. will be elected by its stockholders, including Fairfield County Bank, MHC, which will have control over the election of directors as the majority shareholder. The board of directors of Fairfield County Bank are currently elected by Fairfield County Bank, MHC and following the offering, will be elected by Fairfield County Bank Corp. Fairfield County Bank, MHC has no members. Consequently, the Corporators of Fairfield County Bank, MHC have the sole power to elect directors and amend Fairfield County Bank, MHC’s charter and bylaws. The same individuals who comprise the board of Fairfield County Bank, MHC comprise the board of Fairfield County Bank and will comprise the board of Fairfield County Bank Corp. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Paul S. McNamara, who serves as our Chairman of the Board and Gary C. Smith, whom we employ as Chief Executive Officer. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2009.

David Aitoro is the President of Aitoro Appliance & Electronics, an appliance and home entertainment retail center. Mr. Aitoro also serves as President of Nationwide of Connecticut, Inc., an electronic appliances and equipment buying cooperative. Age 56. Director of Fairfield County Bank since 2001 and director of Fairfield County Bank, MHC since its formation.

Mr. Aitoro’s experience offers the board of directors substantial small company management experience, specifically within the region in which Fairfield County Bank conducts its business, and provides the board with valuable insight regarding the local business and consumer environment. In addition, Mr. Aitoro offers the board significant business experience from a setting outside of the financial services industry.

Daniel E. Bertram is the Chief Operating Officer of BRT General Corp., a real estate development company. Age 37. Director of Fairfield County Bank since 2004 and director of Fairfield County Bank, MHC since its formation.

Mr. Bertram’s background provides the board of directors with critical experience in real estate matters, which are essential to the business of Fairfield County Bank.

Ralph L. DePanfilis is a Partner in the accounting firm of R.L. DePanfilis & Company, LLC. Age 56. Director of Fairfield County Bank since 1999 and director of Fairfield County Bank, MHC since its formation.

As a partner in a certified public accounting firm, Mr. DePanfilis provides the board of directors with significant experience regarding accounting matters.

John B. Devine is a self-employed attorney. Age 59. Director of Fairfield County Bank since 1987 and director of Fairfield County Bank, MHC since its formation.

As a practicing attorney, Mr. Devine effectively provides the board of directors with the legal knowledge necessary to assess issues facing Fairfield County Bank.

David B. Henry is President, Vice Chairman and Chief Executive Officer of Kimco Realty, a New York Stock Exchange listed real estate investment trust. Age 60. Director of Fairfield County Bank and Fairfield County Bank, MHC since January 2010.

Mr. Henry’s background provides the board of directors with critical experience in real estate matters, which are essential to the business of Fairfield County Bank. In addition, Mr. Henry’s experience serving as an executive of a New York Stock Exchange listed company provides the board with public company management and oversight experience that will benefit the board upon consummation of the offering.

Lawrence W. Hoyt, Jr. is Chairman of the Board of Directors of Fairfield County Bank Insurance Services, LLC, the wholly owned subsidiary of Fairfield County Bank. Age 73. Director of Fairfield County Bank since 1973 and director of Fairfield County Bank, MHC since its formation.

Mr. Hoyt’s insurance background provides the board of directors with substantial management and leadership experience with respect to an industry that complements the financial services provided by Fairfield County Bank.

Carl H. Lecher is a retired construction developer. Mr. Lecher is also a former director of Village Bank & Trust Company, Inc. Age 73. Director of Fairfield County Bank since 2002 and director of Fairfield County Bank, MHC since its formation.

Mr. Lecher’s background provides the board of directors with significant experience in real estate matters, which are essential to the business of Fairfield County Bank.

Paul S. McNamara has served as Chairman of the Board of Directors of Fairfield County Bank since 1987 and has served as Chairman of the Board of Directors of Fairfield County Bank, MHC since its formation. Age 66. Director of Fairfield County Bank since 1986 and director of Fairfield County Bank, MHC since its formation.

Mr. McNamara’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Fairfield County Bank serves affords the board valuable insight regarding the business and operations of Fairfield County Bank.

Robert J. Morganti is the Manager of John Morganti & Sons, a real estate development company. Age 72. Director of Fairfield County Bank since 1990 and director of Fairfield County Bank, MHC since its formation.

Mr. Morganti’s background provides the board of directors with significant experience in real estate matters, which are essential to the business of Fairfield County Bank.

Thomas F. Reynolds is a Partner in the accounting firm of Reynolds & Rowella, LLP. Mr. Reynolds is a former director of Village Bank & Trust Company, Inc. and currently serves as Chairman of the State Board of Accountancy, an entity which regulates certified public accountants within the State of Connecticut. Age 61. Director of Fairfield County Bank since 1999 and director of Fairfield County Bank, MHC since its formation.

As a partner in a certified public accounting firm, Mr. Reynolds provides the board of directors with significant experience regarding accounting matters.

Annemarie H. Roller is a retired banker. Age 71. Director of Fairfield County Bank since 1998 and director of Fairfield County Bank, MHC since its formation.

As a former banker, Ms. Roller’s experience in the local banking industry affords the board valuable insight regarding the business and operations of Fairfield County Bank.

John E. Simpson is a retired Senior Vice President of A.G. Edwards & Sons, Inc., a stock brokerage firm. Age 73. Director of Fairfield County Bank since 1994 and director of Fairfield County Bank, MHC since its formation.

Mr. Simpson’s experience offers the board of directors substantial management and leadership experience with respect to the financial services industry.

Gary C. Smith has served as Chief Executive Officer of Fairfield County Bank since 1987 and has served as Chief Executive Officer of Fairfield County Bank, MHC since its formation. Age 63. Director of Fairfield County Bank since 1987 and director of Fairfield County Bank, MHC since its formation.

Mr. Smith’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Fairfield County Bank serves affords the board valuable insight regarding the business and operations of Fairfield County Bank. Mr. Smith’s knowledge of all aspects of Fairfield County Bank’s business and history, along with his success and strategic vision, position him well to continue to serve as our Chief Executive Officer.

David R. Woodward is a retired insurance executive. Age 67. Director of Fairfield County Bank since 1995 and director of Fairfield County Bank, MHC since its formation.

Mr. Woodward’s insurance background provides the board of directors with substantial management and leadership experience with respect to an industry that complements the financial services provided by Fairfield County Bank.

Executive Officers

The executive officers of Fairfield County Bank, MHC and Fairfield County Bank are elected annually by their respective boards of directors and serve at the boards’ discretion. There will be no change in the management structure of Fairfield County Bank, MHC and Fairfield County Bank in connection with the offering. Currently, the executive officers of Fairfield County Bank, MHC and Fairfield County Bank are:

Name	Position
Paul S. McNamara	Chairman of the Board
Gary C. Smith	Chief Executive Officer
David A. Schneider	President and Chief Financial Officer
Daniel L. Berta	Chief Operating Officer and Corporate Secretary
Robert E. Spadaccia	President and Chief Executive Officer of Fairfield County Bank Insurance Services, LLC

Below is information regarding our executive officers who are not also directors. Each executive officer has held his current position for at least the last five years, unless otherwise stated. Ages presented are as of December 31, 2009.

David A. Schneider has been employed by Fairfield County Bank since 1994 and has served as President and Chief Financial Officer of Fairfield County Bank since 2009. From 2000 to 2009, Mr. Schneider served as Executive Vice President and Chief Financial Officer of Fairfield County Bank. Mr. Schneider has also served as President and Chief Financial Officer of Fairfield County Bank, MHC since 2009. Mr. Schneider previously served as Executive Vice President and Chief Financial Officer of Fairfield County Bank, MHC from its formation to 2009. Age 45.

Daniel L. Berta has served as Chief Operating Officer of Fairfield County Bank since 2009. Prior to that time, Mr. Berta had served as Executive Vice President of Retail Banking of Fairfield County Bank since February 2007. In March 2008, Mr. Berta was also appointed as Corporate Secretary of Fairfield County Bank and Fairfield County Bank, MHC. From September 1990 to February 2007, Mr. Berta was employed by JPMorgan Chase & Co., most recently as Senior Vice President and Retail Market Manager. Age 41.

Robert E. Spadaccia has served as President and Chief Executive Officer of Fairfield County Bank Insurance Services, LLC since 2004. Prior to that time, Mr. Spadaccia served as President and Chief Operating Officer of USI Northeast from 1998 to 2004. Age 61.

Following the offering, the executive officers of Fairfield County Bank Corp. will be the same executive officers who serve as the executive officers of Fairfield County Bank, MHC and Fairfield County Bank.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer will enhance board independence and oversight. Moreover, the separation of the Chairman of the Board and Chief Executive Officer will allow the Chief Executive Officer to better focus on his growing responsibilities of running Fairfield County Bank and strengthening our franchise while allowing the Chairman of the Board to lead the board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Paul S. McNamara serves as Chairman of the Board while Gary C. Smith serves as Chief Executive Officer.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing Fairfield County Bank. Senior management attends the board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters. The Chairman of the Board and independent members of the board work together to provide strong oversight of Fairfield County Bank’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Meetings and Committees of the Boards of Directors

We conduct business through meetings of our boards of directors and their committees. During the year ended December 31, 2009, the board of directors of Fairfield County Bank, MHC and the board of directors of Fairfield County Bank each met 13 times.

Committees of Fairfield County Bank

The board of directors of Fairfield County Bank has standing Audit, Personnel, Asset/Liability and Loan Committees, among others.

The Audit Committee, consisting of Messrs. Reynolds (Chairman), Morganti, DePanfills, Aitoro and Lecher and Ms. Roller, is responsible for assisting the board in fulfilling its responsibilities concerning Fairfield County Bank’s accounting and reporting practices, and facilitating open communication among the committee, board, internal auditor, independent auditors and management. This committee met six times during the year ended December 31, 2009.

The Personnel Committee, consisting of Messrs. Aitoro (Chairman), Lecher, Hoyt, Morganti and Bertram, is responsible for both determining annual grade and salary levels for employees and establishing personnel policies. This committee met four times during the year ended December 31, 2009.

Committees of Fairfield County Bank Corp.

In connection with our stock offering, we are forming the following committees:

The Audit Committee will consist of Messrs. Reynolds, DePanfilis, Aitoro and Lecher and Ms. Roller. The Audit Committee will be responsible for providing oversight relating to our consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. Mr. Reynolds will be the Audit Committee Chairman and will be designated as an audit committee financial expert under the rules of the Securities and Exchange Commission.

The Corporate Governance Committee will consist of Messrs. Reynolds, DePanfilis and Bertram. The Corporate Governance Committee will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Bertram will be the Corporate Governance Committee Chairman. Each member of the Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Compensation Committee will consist of Messrs. Aitoro, Lecher, Hoyt, Morganti and Bertram. The Compensation Committee will be responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Aitoro will be the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern their composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Fairfield County Bank Corp. will also adopt several policies to govern our activities, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

(1)	the duties and responsibilities of each director;

(2)	the composition, responsibilities and operation of the board of directors;

(3)	the establishment and operation of board committees;

(4)	succession planning;

(5)	convening executive sessions of independent directors;

(6)	the board of directors’ interaction with management and third parties; and

(7)	the evaluation of the performance of the board of directors and of the chief executive officer.

The code of business conduct and ethics, which will apply to all employees, officers and board members, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy starts from the premise that the success of Fairfield County Bank Corp. depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our corporate objectives. We believe that pay for performance drives our management team to achieve higher levels of results. However, we recognize that Fairfield County Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We intend to base our compensation decisions as a public company on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve. Retention of key talent is an important element of our compensation philosophy.

•

Aligning with Shareholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Prior to our initial public offering, our compensation program relied on three primary elements: (i) base salary, (ii) discretionary cash bonuses and (iii) tax-qualified and non-tax-qualified retirement arrangements. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will be depend on shareholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these four elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our board of directors will work closely with Arthur Warren Associates, independent compensation consultants. Arthur Warren Associates have the special expertise on competitive compensation practices to assist us in benchmarking our compensation programs.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of sources including Arthur Warren Associations and KG and Associates. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment.

Cash Bonuses. During 2009, the board of directors of Fairfield County Bank authorized bonuses for key personnel on an occasional and discretionary basis utilizing incentive compensation survey data provided by Pearl Meyer & Partners.

Long-Term Equity-Based Compensation. Following our initial public offering, we intend to establish a long-term incentive compensation program based on the delivery of competitive equity awards to our management team. We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focuses our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our management team, we will provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program will be based on a number of factors including regulatory guidelines, awards made to those holding comparable positions in our peer group and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee

Prior to our initial public offering, the Compensation Committee of the board of directors of Fairfield County Bank developed and administered the executive compensation program with the assistance of an independent compensation consultant. See “–Role of Compensation Consultant” below. As a public company, we have established a Compensation Committee of the board of directors of Fairfield County Bank Corp. to work with the Fairfield County Bank Compensation Committee to monitor the success of the overall compensation program in achieving the objectives of our compensation philosophy. The members of the Fairfield County Bank Corp. Compensation Committee will be Messrs. Aitoro, Lecher, Hoyt, Morganti and Bertram. See “Our Management – Committees of Fairfield County Bank Corp.”. The Compensation Committees will be responsible for the administration of our compensation programs and policies, including the administration of our cash-based and future equity-based incentive programs. Our Compensation Committee will review and approve all compensation decisions relating to our named executive officers. Our Compensation Committee will operate under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of the Compensation Consultant

Prior to our initial public offering, Fairfield County Bank engaged Arthur Warren Associates, an independent compensation consultant, to gather cash compensation data for peer institutions to assist the Faifield County Bank Compensation Committee in benchmarking base salary and bonus levels. See “—Peer Group Analysis” below.

Role of Management

Our chief executive officer and other named executive officers will, from time to time, make recommendations to the Compensation Committee regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our senior management team will not participate in Committee discussions or the review of Committee documents relating to the determination of their own compensation.

Peer Group Analysis

We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. During 2009, we engaged Arthur Warren Associates, an independent consulting firm, to benchmark base compensation and cash bonuses for the chief executive officer of Fairfield County Bank, as well as other named executive officers.

The group of companies we currently use for comparative and informational purposes represents a mix of other comparable sized, publicly traded banking organizations in Connecticut, New York, Rhode Island and Massachusetts. For comparative purposes we also utilize broader based surveys particularly in key technical skills areas.

Our current peer group consists of the following institutions:

Berkshire Hills Bancorp, Inc.	Arrow Financial Corp.	Patriot National Bancorp, Inc.
Hudson Valley Holding Corp.	Bancorp Rhode Island	Legacy Bancorp
Brookline Bancorp, Inc.	Rockville Financial, Inc. (MFC)	Hingham Institute for Savings
Century Bancorp, Inc.	First of Long Island Corp.	Danvers Bankcorp, Inc.
United Financial Bancorp	SI Financial Group, Inc. (MHC)	Carver Bancorp, Inc.

Our Compensation Committee will review this peer group annually to assure it reflects an appropriate reference point. This peer group will be modified to reflect changes in our asset size, structure and business model.

Allocation Among Compensation Components

Under our present structure, base salary has represented the largest component of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and equity compensation will vary depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. Incentive compensation is not guaranteed and therefore, actual awards will vary year to year to reflect performance relative to established goals both annual and long term.

Severance and Change in Control Benefits

Prior to our initial public offering, we generally did not maintain formal employment or severance agreements with our executive officers. As a public company, we expect to enter into employment agreements with our named executive officers and change in control agreements with certain other officers of Fairfield County Bank. The severance payments under the agreements will be contingent on the occurrence of certain termination events, and are intended to provide our officers with a sense of security in making the commitment to dedicate their professional careers to the success of our company and Fairfield County Bank.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits

Our named executive officers participate in our tax-qualified and non-tax-qualified retirement arrangements. Our primary retirement benefit vehicle is our 401(k) plan which is available to all eligible employees of Fairfield County Bank. We also maintain supplemental executive retirement agreements for our named executive officers. The supplemental executive retirement agreements provide each executive with a retirement benefit based on 60% of his final pay. In addition, our named executive officers receive a non-qualified retirement benefit through an arrangement that provides the officers with the benefits they would have received under Fairfield County Bank’s 401(k) Plan had they not been affected by certain Internal Revenue Code limitations. Fairfield County Bank believes that offering non-qualified retirement benefits is consistent with industry practice and assists Fairfield County Bank in retaining a high quality management team.

In addition to retirement programs, we provide our named executive officers with coverage under medical, life insurance and disability plans on terms consistent with industry practice.

Perquisites

We annually review the perquisites that we make available to our senior management. Currently, we pay the country club dues for our named executive officers and provide automobile allowances for Messrs. Smith and McNamara.

Director Compensation

Our outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of Fairfield County Bank do not receive additional compensation for service on the board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices

As a public company, we expect that, following our implementation of an equity compensation program, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

As a non-public company, our named executive officers participated in Fairfield County Bank’s Long-Term Incentive Plan which provided for annual phantom stock grants to eligible participants. We have elected to freeze the phantom stock plan in anticipation of becoming a publicly-traded company.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our senior officers and board members. We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

Compensation for the Named Executive Officers in 2009

Chief Executive Officer Compensation In reviewing Mr. Smith’s compensation package for 2009, the Compensation Committee conducted a performance appraisal that addressed his leadership and financial, strategic and operational achievements in 2009. In light of this assessment, the Compensation Committee awarded Mr. Smith a $168,730 cash bonus which represents a payout at 80% of his target bonus award. Due to extraordinary business conditions encountered by the banking industry in 2009, Fairfield County Bank felt Mr. Smith’s bonus reflected both his outstanding job performance and a difficult banking environment. In addition to a cash bonus, Fairfield County Bank increased Mr. Smith’s base salary to $434,479 effective January 1, 2010. Mr. Smith is a participant in the Fairfield County Bank Long-Term Incentive Plan and received a phantom stock grant under the plan in 2009 valued at $188,490. Mr. Smith’s phantom stock grant vest ratably over a five-year period. In addition to the cash compensation provided, the Compensation Committee took action to modify Mr. Smith’s supplemental executive retirement benefit to increase his SERP benefit from 55% to 60% of final pay. We believe that Mr. Smith’s compensation is consistent with our objective to reward, align, motivate and challenge Mr. Smith to lead our company successfully.

Compensation for our Other Named Executive Officers. In reviewing Mr. McNamara’s overall compensation package for 2009, the Compensation Committee conducted a performance appraisal that addressed his leadership and financial, strategic and operational achievements in 2009. In light of this assessment, the Compensation Committee awarded Mr. McNamara a $110,934 cash bonus which represents a payout at 80% of his target bonus award. Due to extraordinary business conditions encountered by the banking industry in 2009, Fairfield County Bank felt Mr. McNamara’s bonus reflected both his outstanding job performance and a difficult banking environment. In addition to a cash bonus, Fairfield County Bank increased Mr. McNamara’s base salary to $285,655 effective January 1, 2010. Mr. McNamara is a participant in the Fairfield County Bank Long-Term Incentive Plan and received a phantom stock grant under the plan in 2009 valued at $188,490. Mr. McNamara’s phantom stock grant vest ratably over a five-year period. In addition to the cash compensation provided, the Compensation Committee took action to modify Mr. McNamara’s supplemental executive retirement agreement to eliminate the carve out for employer contributions under our 401(k) Plan. We believe that Mr. McNamara’s compensation is consistent with our objective to reward, align, motivate and challenge Mr. McNamara to lead our company successfully.

In reviewing Mr. Schneider’s overall compensation package for 2009, the Compensation Committee reviewed the performance appraisal conducted my our Chief Executive Officer and his salary and bonus recommendations for Mr. Schneider. In November 2009, the Compensation Committee approved Mr. Smith’s recommendations and awarded Mr. Schneider a $72,240 cash bonus. In addition to a cash bonus, the Compensation Committee increased Mr. Schneider’s base salary to $300,000 effective January 1, 2010. Mr. Schneider is a participant in the Fairfield County Bank Long-Term Incentive Plan and received a phantom stock grant under the plan in 2009 valued at $91,155. Mr. Schneider’s phantom stock grant vests ratably over a five-year period. In 2009, the Compensation Committee also provided Mr. Schneider with a $60,000 relocation payment to assist him in relocating into Fairfield County Bank’s market.

In reviewing Mr. Berta’s overall compensation package for 2009, the Compensation Committee reviewed the performance appraisal conducted my our Chief Executive Officer and his salary and bonus recommendations for Mr. Berta. In November 2009, the Compensation Committee approved Mr. Smith’s recommendations and awarded Mr. Berta a $72,240 cash bonus. In addition to a cash bonus, the Compensation Committee increased Mr. Berta’s base salary to $300,000 effective January 1, 2010.

In 2009, Mr. Spadaccia’s job performance was reviewed by the board of directors of Fairfield County Bank Insurance Services, LLC, a wholly owned subsidiary of Fairfield County Bank. The board of directors evaluated Mr. Spadaccia’s performance based on the performance appraisal prepared by Fairfield County Bank’s Chief Executive Officer. In light of the financial performance of Fairfield County Bank Insurance Services, LLC in 2009 and Mr. Spadaccia’s strategic and operational accomplishments, the board of directors of Fairfield County Insurance Services, LLC elected to continue his annual base salary rate at $312,000, award him an $80,000 cash bonus and continue to provide him with his car allowance and country club membership. The board of directors of Fairfield County Bank approved Mr. Spadaccia’s overall compensation package for 2009.

The Compensation Committee believes that the compensation for our named executive officers is consistent with our compensation objectives and rewards the individuals for their contribution to the overall performance of Fairfield County Bank.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Fairfield County Bank or its subsidiaries for the 2009 fiscal year and the three most highly compensated executive officers of Fairfield County Bank or its subsidiaries whose total compensation for the 2009 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($) (1)		Total ($)

Paul S. McNamara Chairman of the Board	2009	$277,335	$110,934		$387,498		$775,767

Gary C. Smith Chief Executive Officer	2009	421,824	185,603		611,952		1,219,379

David A. Schneider President and Chief Financial Officer	2009	225,750	36,120		226,341	(2)	488,211

Daniel L. Berta Chief Operating Officer and Corporate Secretary	2009	225,750	265,584	(3)	5,479		496,813

Robert E. Spadaccia President and Chief Executive Officer of Fairfield County Bank Insurance Services, LLC	2009	312,000	80,000		33,923		425,923

(1)	Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Mr. McNamara		Mr. Smith		Mr. Schneider		Mr. Berta		Mr. Spadaccia
Phantom stock units	$188,490		$188,490		$91,155		$—		$14,770
Perquisites	33,027	(a)	28,348	(b)	—	(c)	—	(c)	19,153	(d)
Nonqualified profit sharing benefit	11,187		26,118		4,937		5,479		—
Imputed income from supplemental executive retirement plan	154,794		368,996		65,378		—		—

(a)	Represents an automobile allowance of $18,000 and country club dues of $15,027.
(b)	Represents an automobile allowance of $18,000 and country club dues of $10,348.
(c)	Did not exceed $10,000.
(d)	Represents an automobile allowance of $8,653 and country club dues of $10,500.

(2)	For Mr. Schneider, also includes a $60,000 relocation payment.
(3)	Represents a discretionary annual bonus and an annual cash payment made to Mr. Berta in connection with his original offer of employment.

Employment and Change in Control Agreements

Proposed Employment Agreements. Upon completion of the minority stock offering, Fairfield County Bank and Fairfield County Bank Corp. will enter into employment agreements with Paul S. McNamara, Gary C. Smith, David A. Schneider and Daniel L. Berta. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.

The employment agreements will each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $285,655, $434,479, $300,000 and $300,000, respectively. The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements.

Upon termination of either executive’s employment for “cause”, as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, the executive will continue to receive his base salary for the remaining unexpired term of the agreement.

Under each of the employment agreements, if, in connection with or following a change in control (as described in the agreements), we terminate the executive without cause or if the executive terminates employment voluntarily under certain circumstances specified in the agreement which constitute Good Reason, he will receive a severance payment equal to three (3) times the sum of the executive’s highest base salary and highest bonus paid in the three (3) years preceding the change in control. In addition, the Bank (or its successor) will pay the cost of the executive’s COBRA premiums for a period of eighteen (18) months following the executive’s termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreements provide for the reduction of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, and therefore will not be subject to the 20% excise tax imposed on such payments under Section 4999 of the Internal Revenue Code.

Upon termination of employment (other than termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision.

We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Proposed Change in Control Agreements. In addition to the employment agreements for Messrs. McNamara, Smith, Schneider and Berta, upon completion of the conversion we also intend to enter into change in control agreements with eight other members of the Bank’s management team, including Mr. Spadaccia. The change in control agreements will help ensure that we maintain a stable management team after the minority stock offering. The continued success of Fairfield County Bank depends to a significant degree on the skills and competence of these executives.

Each change in control agreement will have a three-year term, subject to annual renewal by the board of directors of Fairfield County Bank to extend the term for an additional year. If the executives’ employment involuntarily terminates or if Fairfield County Bank constructively terminates the executives (under circumstances outlined in the agreement) for Good Reason within 12 months following a change in control, the executives will receive a severance payment equal to three times the sum of the executives’ highest base salary and highest bonus paid during the three year period preceding the change in control. In addition, the Bank (or its successor) will pay the cost of the executive’s COBRA premiums for a period of eighteen (18) months following the executive’s termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreements provide for the reduction of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, and therefore will not be subject to the 20% excise tax imposed on such payments under Section 4999 of the Internal Revenue Code.

Supplemental Executive Retirement Plan. Fairfield County Bank maintains supplemental executive retirement agreements with Messrs. McNamara, Smith, Schneider and Berta. Each agreement provides a retirement benefit based on 60% of the executive’s final pay. Final pay includes an executive’s total base salary and annual management incentive payment payable to an executive for the calendar year preceding a distribution event. Benefits are payable annually following an executive’s termination of service and will cease upon the later of the executive’s death or 15 years following the executive’s termination of service. The executives are entitled to commence payments under the agreements upon termination for service due to death, disability, normal retirement at or after age 65 or early retirement after age 62 but before age 65 and in connection with a change in control, however, to the extent required by Section 409A of the Internal Revenue Code, the first payment of an executive’s plan benefit may not be made earlier than the date which is six months after the executive’s termination of service (or if earlier, his death). If an executive is terminated for Cause (as defined in the agreements) or voluntarily terminates his employment prior to age 62, all benefits will be forfeited under the agreements.

The following table sets forth the actuarial present value of each executive’s accumulated benefit under each executive’s supplemental executive retirement agreement.

Name	Age	Years of Service	Present Value of Accumulated Benefit ($)(1)

Paul S. McNamara	66	23	$2,897,648

Gary C. Smith	63	22	3,264,228

David A. Schneider	45	15	238,084

Daniel L. Berta	41	2	92,745

(1)	The present value of each executive’s accumulated benefit assumes normal retirement (age 65).

Fairfield County Bank Incentive Retirement Plan. We maintain the Fairfield County Bank Incentive Retirement Plan (“401(k) Plan”), a tax-qualified defined contribution plan, for all eligible employees of Fairfield County Bank who have satisfied the 401(k) Plan’s eligibility requirements. Eligible employees can begin participation in the 401(k) Plan on the 1st of the month that coincides with or next follows their attainment of age 19 and completion of 30 days of service. Participants may contribute up to 15% of their compensation to the 401(k) Plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. The plan provides for automatic enrollment if eligible employees do not affirmatively elect to participate in the plan. For 2010, the salary deferral contribution limit is $16,500; provided, however, that participants over age 50 may contribute an additional $5,500 to the 401(k) Plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that we can make matching contributions and nonelective employer contributions to the accounts of plan participants. During the 2009 plan year, we matched 50% of a participant’s contributions that were not in excess of 6% of compensation. We also made a profit sharing contribution in 2009 equal to 3.0% of covered compensation to all eligible participants. Participants vest in their matching contributions at a rate of 25% per year after 2 years of service with Fairfield County Bank.

Participants have individual accounts under the 401(k) Plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the 401(k) Plan has added another investment alternative, the Fairfield County Bank Corp. Stock Fund. The Stock Fund permits participants to invest their 401(k) Plan funds in Fairfield County Bank Corp. common stock. A participant who elects to purchase Fairfield County Bank Corp. common stock in the offering through the 401(k) Plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using funds outside the 401(k) Plan. See “The Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants have the right to direct the trustee regarding the voting of shares purchased for their plan accounts.

Fairfield County Bank Corp. Executive Death Benefit Plan. We maintain an arrangement with each of our named executive officers that provides the executive with a death benefit equal to a multiple of his final pay. Final pay is defined under each arrangement as an executive’s rate of base salary and annual management incentive in the calendar year prior to the executive’s termination of employment. We fund the death benefit for each executive through bank-owned life insurance policies . In the event an executive’s employment is terminated for cause or for reasons other than retirement on or after age 65, death or disability and, at the time of such termination, the sum of the participant’s age and service is less than 70, an executive’s participation in the plan will cease and he will forfeit all rights to the benefits provided in the plan (with the exception of a $10,000 death benefit in the event of termination of employment for any reason other than cause).

Employee Stock Ownership Plan. In connection with the offering, Fairfield County Bank has adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 19 and are employed by us as of the closing date of the offering will begin participation in the employee stock ownership plan on the later of: the effective date of the employee stock ownership plan or upon the eligible employees completion of an hour of service with Fairfield County Bank. Thereafter, new employees who have attained age 19 and have completed 30 days of service with Fairfield County Bank will enter the plan on the first day of the month following completion of the eligibility requirements.

We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Fairfield County Bank Corp. common stock issued in the offering, including shares issued to Fairfield County Bank, MHC (449,820, 529,200 and 608,580 shares at the minimum, midpoint and maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its stock purchase through a loan from Fairfield County Bank Corp. equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through Fairfield County Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated ten-year term of the loan. The fixed interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and shares will be released from the suspense account on a pro rata basis as Fairfield County Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations at a rate of 25% per year after two years of service with Fairfield County Bank. Participants also will become fully vested automatically upon normal retirement (age 65), death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the employee stock ownership plan.

The employee stock ownership plan permits participants to direct the employee stock ownership plan trustee how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Fairfield County Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the employee stock ownership plan.

Nonqualified Deferred Compensation

Fairfield County Bank Long-Term Incentive Plan II. Fairfield County Bank maintains the Long-Term Incentive Plan II (the “Phantom Stock Plan”) to provide an equitable and competitive means with which to reward senior management and other key employees for their contributions to the long-range viability of Fairfield County Bank. The plan provides participants with additional compensation in the form of “phantom stock.” The compensation benefit is derived by the plan participant is based on the appreciation in share unit value that occurs between the time of the share grant and the time of its redemption. In connection with the offering, the plan will be frozen and participants will be given the opportunity to transfer their account balances to Fairfield County Bank’s new stock-based deferred compensation plan and invest in Company stock in connection with the offering.

Stock-Based Deferral Plan. In connection with the minority stock offering, we have adopted a stock-based deferral plan for certain eligible officers and members of the board of directors. The stock-based deferral plan allows participants to use funds transferred from the Fairfield County Bank Long Term Incentive Plan II and the Director Retirement and Deferred Fee Agreements described above in order to purchase common stock in the minority stock offering. For purposes of the stock purchase priorities and the stock purchase limitations in the minority stock offering, the stock purchases by participants through the stock-based deferral plan will be treated in the same manner as an individual stock purchase outside the plan and will be subject to each participant’s individual eligibility to purchase stock in the offering and to the stock purchase limitations in the stock offering. The stock-based deferral plan also permits eligible officers and members of the board of directors to make an election within 30 days of the effective date of the plan to defer future compensation into the plan and invest the future compensation in Fairfield County Bank Corp. common stock.

Future Equity Incentive Plan. Following the stock offering, Fairfield County Bank Corp. plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Fairfield County Bank Corp. anticipates that the plan will authorize a number of stock options equal to 4.9% of the total shares issued in the stock offering, including shares issued to Fairfield County Bank, MHC, and a number of shares of restricted stock equal to 1.96% of the total shares issued in the stock offering. Therefore, the number of shares reserved under the plan will range from 787,185 shares, assuming 5,393,250 shares are issued in the offering, to 1,065,015 shares, assuming 7,296,750 shares are issued in the offering.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of Fairfield County Bank during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)		Total ($)
David Aitoro	$43,700	(1)	$43,700
Daniel E. Bertram	36,700		36,700
Ralph L. DePanfilis	40,100	(2)	40,100
John B. Devine	40,700		40,700
David B. Henry (3)	—		—
Lawrence W. Hoyt, Jr.	42,900		42,900
Carl H. Lecher	40,300		40,300
Robert J. Morganti	35,700	(1)	35,700
Thomas F. Reynolds	39,500	(1)	39,500
Annemarie H. Roller	40,900		40,900
John Simpson	40,700		40,700
David R. Woodward	35,500		35,500

(1)	Represents fees earned and deferred. See “—Director Deferred Fees Agreement.”
(2)	Represents $7,200 paid and $32,900 fees earned and deferred under Mr. DePanfilis’ deferred fee agreement.
(3)	Mr. Henry was appointed to the board of directors in January 2010 and, accordingly, did not receive any compensation for his services as director during 2009.

Cash Retainer and Meeting Fees For Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid in 2010 to the non-employee directors of Fairfield County Bank Corp. for their service on the board of directors during 2010.

Board of Directors of Fairfield County Bank:
Annual Retainer	$21,500
Fee per Board Meeting	800
Fee per Committee Meeting	600

Director Deferred Fees Agreement. Fairfield County Bank Corp. has entered into an agreement with each of its directors which provides each director with a vehicle to defer fees earned as a director of the Bank. Upon each director’s retirement, he or she will be entitled to the balance in his or her deferral account, plus earnings. These agreements will be amended in connection with the initial public offering to provide our directors with the opportunity to elect to transfer their account balances in the plan to the Bank’s new stock-based deferred compensation plan for the purpose of investing in Fairfield County Bank Corp. stock in the offering.

Director Retirement Agreement. Fairfield County Bank Corp. has entered into an agreement with each of its directors which provides an annual retirement benefit for a period of five years following his or her termination of service from the Board. Each agreement provides that if the director retires on or after attainment of age 65, he or she will receive a benefit of $192,500 payable on the first day of January following his or her termination of service. If the director terminates service with the Board prior to age 65 for reasons other than death or disability, the director’s benefit will be prorated based on years of service. These agreements will be amended in connection with the offering to provide each director with an opportunity to invest his or her accrued benefit in Company stock in connection with the offering.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Fairfield County Bank Corp. consists of Messrs. Aitoro, Lecher, Hoyt, Morganti and Bertram. No committee member serves or has served as an officer or employee of Fairfield County Bank. No executive officer of Fairfield County Bank Corp. or Fairfield County Bank serves or has served as a member of the compensation committee of any other entity, one of whose executive officers serves on the compensation committee of as a director of Fairfield County Bank Corp. No executive officer of Fairfield County Bank Corp. or Fairfield County Bank serves or has served as a director of another entity, one of whose executive officers serves on the Personnel Committee of Fairfield County Bank Corp.

Transactions with Management

Loans and Extensions of Credit. The aggregate amount of loans by Fairfield County Bank to its executive officers and directors, and members of their immediate families, was $3.3 million at December 31, 2009. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Fairfield County Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Bank Regulation—Transactions with Related Parties.”

Indemnification for Directors and Officers

Fairfield County Bank Corp.’s bylaws provide that Fairfield County Bank Corp. shall indemnify all officers, directors and employees of Fairfield County Bank Corp. to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Fairfield County Bank Corp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Fairfield County Bank Corp. pursuant to its bylaws or otherwise, Fairfield County Bank Corp. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% in the aggregate of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares (1)(2)	Dollar Amount	Percentage of Shares at the Minimum of the Offering Range	Percentage of Shares at the Maximum of the Offering Range	Percentage of Total Outstanding Shares at the Minimum of the Offering Range	Percentage of Total Outstanding Shares at the Maximum of the Offering Range
Directors:
David Aitoro	55,000	$550,000	1.0%	0.8%	0.5%	0.4%
Daniel E. Bertram	100,000	1,000,000	1.9	1.4	0.9	0.6
Ralph L. DePanfilis	40,000	400,000	0.7	0.5	0.4	0.3
John B. Devine	30,000	300,000	0.6	0.4	0.3	0.2
David B. Henry	10,000	100,000	0.2	0.1	0.1	0.1
Lawrence W. Hoyt, Jr.	40,000	400,000	0.7	0.5	0.4	0.3
Carl H. Lecher	20,000	200,000	0.4	0.3	0.2	0.1
Paul S. McNamara	100,000	1,000,000	1.9	1.4	0.9	0.6
Robert J. Morganti	65,000	650,000	1.2	0.9	0.6	0.4
Thomas F. Reynolds	60,000	600,000	1.1	0.8	0.5	0.4
Annemarie H. Roller	30,000	300,000	0.6	0.4	0.3	0.2
John Simpson	20,000	200,000	0.4	0.3	0.2	0.1
Gary C. Smith	100,000	1,000,000	1.9	1.4	0.9	0.6
David R. Woodward	20,000	200,000	0.4	0.3	0.2	0.1

Executive Officers Who Are Not Directors:
David A. Schneider	30,000	300,000	0.6	0.4	0.3	0.2
Daniel L. Berta	11,000	110,000	0.2	0.2	0.1	0.1
All directors and executive officers as a group (16 persons)	731,000	$7,310,000	13.6%	10.0%	6.4%	4.7%

(1)	Includes an estimated 61,000, 100,000, 30,000 and 11,000 shares to be purchased by the plan trustee on behalf of Messrs. McNamara, Smith, Schneider and Berta, respectively, through self-directed purchases within the Fairfield County Bank Incentive Retirement Plan. A plan participant who elects to purchase shares in the offering through the plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the plan.
(2)	Includes an estimated number of shares to be purchased by the plan trustee on behalf of directors through self-directed purchases through the Fairfield County Bank Stock-Based Deferral Plan as follows: Mr. Aitoro—55,000 shares; Mr. Bertram—10,000 shares; Mr. DePanfilis—40,000 shares; Mr. Devine—30,000 shares; Mr. Hoyt—23,200 shares; Mr. Lecher—20,000 shares; Mr. Morganti— 65,000 shares; Mr. Reynolds—60,000 shares; Ms. Roller—30,000 shares; Mr. Simpson—20,000 shares; and Mr. Woodward—20,000 shares. A plan participant who elects to purchase shares in the offering through the plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the plan.

Regulation and Supervision

The following discussion describes elements of an extensive regulatory framework applicable to savings and loan holding companies and banks and specific information about Fairfield County Bank, Fairfield County Bank Corp. and Fairfield County Bank, MHC. Federal and state regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than for the protection of potential shareholders and creditors.

General

Fairfield County Bank is a Connecticut-chartered savings bank that is subject to extensive regulation, examination and supervision by the Connecticut Department of Banking (the “Department”), as its primary regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Fairfield County Bank is a member of the Federal Home Loan Bank system and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Fairfield County Bank must file reports with the Department and the Federal Deposit Insurance Corporation concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Department and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Fairfield County Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss allowances for regulatory purposes. Any change in the regulatory requirements and policies, whether by the Department, the Connecticut legislature, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Fairfield County Bank, Fairfield County Bank Corp., Fairfield County Bank, MHC and their operations.

Certain regulatory requirements applicable to Fairfield County Bank, Fairfield County Bank Corp. and Fairfield County Bank, MHC are referred to below or elsewhere herein. This description of statutes and regulations is intended to be a summary of the material provisions of such statutes and regulations and their effects on Fairfield County Bank, Fairfield County Bank Corp. and Fairfield County Bank, MHC. You are encouraged to reference the actual statutes and regulations for additional information.

Bank Regulation

Connecticut Savings Bank Law. The Banking Law of Connecticut, as amended, contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers and employees, as well as corporate powers, savings and investment operations and other aspects of the Bank and its affairs. The Banking Law of Connecticut delegates extensive rule-making power and administrative discretion to the Department so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices. For example, the Department is given the authority to exercise such supervision over state-chartered savings banks as to afford the greatest safety to creditors, shareholders and depositors, ensure business safety and soundness, conserve assets, protect the public interest and maintain public confidence in such institutions. This includes substantial authority over Connecticut savings banks, including the issuance of cease and desist and removal and prohibition orders and the appointment of a receiver or conservator.

Regulatory Capital Requirements. Under Federal Deposit Insurance Corporation regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Fairfield County Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the Federal Deposit Insurance Corporation to not be anticipating or experiencing significant growth and to be in general a strong banking institution, rated composite 1 under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examinations Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and a percentage of certain nonfinancial equity investments.

Fairfield County Bank must also comply with the Federal Deposit Insurance Corporation risk-based capital guidelines. The Federal Deposit Insurance Corporation guidelines require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, long-term preferred stock, including trust preferred, hybrid capital instruments, including mandatory convertible debt securities, term subordinated debt and certain other capital instruments and a portion of the net unrealized gain on equity securities.

At December 31, 2009, Fairfield County Bank met each of these capital requirements. As savings and loan holding companies regulated by the Office of Thrift Supervision, Fairfield County Bank Corp. and Fairfield County Bank, MHC are not subject to any separate regulatory capital requirements.

Restrictions on Dividends. Fairfield County Bank Corp.’s ability to declare and pay dividends may depend in part on dividends received from Fairfield County Bank. The Banking Law of Connecticut regulates the distribution of dividends by savings banks and provides that dividends may only be paid out of a savings bank’s “net profits,” which are defined as the remainder of all earnings from current operations. The Banking Law of Connecticut further provides that all dividends declared by a savings bank in any calendar year shall not, unless specifically approved by the Department, exceed the total of the bank’s net profits of that year combined with its retained net profits of the preceding two years.

Interstate Banking and Branching. Federal law permits a bank, such as Fairfield County Bank, to acquire an institution by merger in a state other than Connecticut unless the other state has opted out. Federal law also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes three categories of capital deficient institutions: undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and generally a leverage ratio of 4% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4% (3% or less for institutions with the highest examination rating). An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. As of December 31, 2009, Fairfield County Bank met the conditions to be classified as a “well capitalized” institution.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other restrictions and are required to submit a capital restoration plan. No institution may make a capital distribution, including payment as a dividend, if it would be “undercapitalized” after the payment. A bank’s compliance with such plans is required to be guaranteed by its parent holding company in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount needed to comply with regulatory capital requirements. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions must comply with additional sanctions including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Investments and Activities. Under federal law, all state-chartered Federal Deposit Insurance Corporation-insured banks have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act and the Federal Deposit Insurance Corporation regulations permit exceptions to these limitations. For example, state chartered banks, such as Fairfield County Bank, may, with Federal Deposit Insurance Corporation approval, continue to exercise grandfathered state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Market and in the shares of an investment company registered under federal law. All non-subsidiary equity investments, unless otherwise authorized or approved by the Federal Deposit Insurance Corporation, must have been divested by December 19, 1996, under a Federal Deposit Insurance Corporation-approved divesture plan, unless such investments were grandfathered by the Federal Deposit Insurance Corporation. Fairfield County Bank received grandfathering authority from the Federal Deposit Insurance Corporation to invest in listed stocks and/or registered shares. The maximum permissible investment is 100% of Tier I capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Connecticut Banking Law, whichever is less. Such grandfathering authority may be terminated upon the Federal Deposit Insurance Corporation’s determination that such investments pose a safety and soundness risk to Fairfield County Bank or if Fairfield County Bank converts its charter or undergoes a change in control. As of December 31, 2009, Fairfield County Bank held no marketable equity securities under such grandfathering authority. In addition, the Federal Deposit Insurance Corporation is authorized to permit such institutions to engage in other state authorized activities or investments (other than non-subsidiary equity investments) that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Bank-Owned Life Insurance. The federal banking agencies have issued an interagency statement setting forth guidelines relating to an institution’s ability to purchase and hold life insurance policies on its directors and officers. The interagency statement generally provides that the aggregate cash surrender value of policies from all companies should not exceed 25% of an institution’s total capital. The interagency statement also provides that an institution must understand the risks associated with purchasing and holding bank-owned life insurance and implement a risk management process that provides for identification and control of such risks. These risks include, but are not limited to, liquidity risk, transactional and operational risk, reputation risk, credit risk, interest rate risk, compliance and legal risk and price risk. To mitigate such risks, the interagency statement provides that an institution’s board of directors and management should engage in a thorough pre-purchase analysis, implement a meaningful and ongoing monitoring program, establish reliable accounting procedures and conduct an accurate assessment of risk-based capital requirements.

Transactions with Related Parties. Federal law limits Fairfield County Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Fairfield County Bank Corp., Fairfield County Bank, MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Fairfield County Bank to its executive officers and directors. However, the law contains a specific exception for loans by Fairfield County Bank to its executive officers and directors in compliance with federal banking laws. Under such laws, Fairfield County Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Fairfield County Bank Corp. may make to insiders based, in part, on Fairfield County Bank Corp.’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans by Fairfield County Bank to its executive officers are subject to additional restrictions based on the types and amounts of loans.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured savings banks, including Fairfield County Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The Federal Deposit Insurance Corporation has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Federal Deposit Insurance Corporation determines that a savings institution fails to meet any standard prescribed by the guidelines, the Federal Deposit Insurance Corporation may require the institution to submit an acceptable plan to achieve compliance with the standard.

Insurance of Deposit Accounts. Fairfield County Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006.

Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. For calendar 2008, assessments ranged from five to forty-three basis points of each institution’s deposit assessment base. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the Federal Deposit Insurance Corporation adopted an across the board seven basis point increase in the assessment range for the first quarter of 2009. The Federal Deposit Insurance Corporation made further refinements to its risk-based assessment system effective April 1, 2009 that effectively made the range seven to 77 1/2 basis points. The Federal Deposit Insurance Corporation may adjust the scale uniformly from one quarter to the next, except that no adjustment can deviate more than three basis points from the base scale without notice and comment rulemaking. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation also imposed on all insured institutions a special emergency assessment of five basis points of total assets minus tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base on the same date) in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The Federal Deposit Insurance Corporation provided for similar special assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the FDIC adopted an optional Temporary

Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until December 31, 2009 and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and June 30, 2009 would be guaranteed by the FDIC through June 30, 2012 or, in certain cases, until December 31, 2012. Fairfield County Bank made the business decision to participate in the unlimited noninterest bearing transaction account coverage and the Bank, and Fairfield County Bank, MHC opted not to participate in the unsecured debt guarantee program.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Fairfield County Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Fairfield County Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Fairfield County Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Fairfield County Bank, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Fairfield County Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2009 of $10.7 million.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by the Federal Deposit Insurance Corporation regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act neither establishes specific lending requirements or programs for financial institutions nor limits an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the Federal Deposit Insurance Corporation, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to consider such record when it evaluates applications made by such institution. The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating. Fairfield County Bank’s latest Community Reinvestment Act rating received from the Federal Deposit Insurance Corporation was “satisfactory.”

Other Regulations

Interest and other charges collected or contracted for by Fairfield County Bank are subject to state usury laws and federal laws concerning interest rates. Fairfield County Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Fairfield County Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), and the related regulations of the Office of Thrift Supervision, which require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering; and

•	The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties.

Holding Company Regulation

General. Fairfield County Bank, MHC is, and Fairfield County Bank Corp., upon organization, will be, savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Fairfield County Bank Corp. and Fairfield County Bank, MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Fairfield County Bank.

The OTS also takes the position that its capital distribution regulations apply to state savings banks in savings and loan holding company structures. Those regulations impose limitations upon all capital distributions by an institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Fairfield County Bank, it is a subsidiary of a holding company. In the event Fairfield County Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Fairfield County Bank’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

To be regulated as a savings and loan holding company by the Office of Thrift Supervision (rather than as a bank holding company by the Federal Reserve Board), Fairfield County Bank must qualify as a Qualified Thrift Lender. To qualify as a Qualified Thrift Lender, Fairfield County Bank must maintain compliance with the test for a “domestic building and loan association,” as defined in the Internal Revenue Code, or with a Qualified Thrift Lender Test. Under the Qualified Thrift Lender Test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed and related securities) in at least nine months out of each 12-month period. At December 31, 2009, Fairfield County Bank maintained 74.6% of its portfolio assets in qualified thrift investments. Fairfield County Bank also met the Qualified Thrift Lender Test in each of the prior four quarters.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Fairfield County Bank, MHC, may generally engage in the following activities: (1) investing in the stock of a stock savings association; (2) acquiring a mutual association through the merger of such association into a stock savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another mutual or stock savings and loan holding company; (4) investing in a corporation the capital stock of which could be purchased by a federal savings association or a state savings association under Connecticut law; and (5) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or approved by Office of Thrift Supervision for multiple savings and loan holding companies.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We will be in this form of organization upon completion of the offering. Fairfield County Bank Corp. will be the stock holding company subsidiary of Fairfield County Bank, MHC. Fairfield County Bank Corp. will be permitted to engage in activities that are permitted for Fairfield County Bank, MHC subject to the same restrictions and conditions.

Waivers of Dividends by Fairfield County Bank, MHC. Office of Thrift Supervision regulations require Fairfield County Bank, MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Fairfield County Bank Corp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (1) the waiver would not be detrimental to the safe and sound operation of the savings association; and (2) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that Fairfield County Bank, MHC will waive dividends that Fairfield County Bank Corp. may pay, if any.

Conversion of Fairfield County Bank, MHC to Stock Form. Office of Thrift Supervision regulations permit Fairfield County Bank, MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to Fairfield County Bank Corp., Fairfield County Bank, MHC’s corporate existence would end, and certain depositors of Fairfield County Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Fairfield County Bank, MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Fairfield County Bank, MHC own the same percentage of common stock in the new holding company as they owned in Fairfield County Bank Corp. immediately before conversion. The total number of shares held by stockholders other than Fairfield County Bank, MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Regulatory Restructuring Legislation. The Obama Administration has proposed, and the House of Representatives and Senate are currently considering, legislation that would restructure the regulation of depository institutions. Proposals range from the merger of the Office of Thrift Supervision, which regulates federal savings associations, with the Office of the Comptroller of the Currency, which regulates national banks, to the elimination of the Federal Reserve Board as a holding company regulator for all holding companies with greater than $50 billion in assets in favor of the Federal Deposit Insurance Corporation for holding companies of state chartered banks and the Office of the Comptroller of the Currency for holding companies of national banks and federal savings associations. Also proposed is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution regulators. Enactment of any of these proposals may revise the regulatory structure imposed on Fairfield County Bank, which could result in more stringent regulation. At this time, Fairfield County Bank Corp. has no way of predicting the contents of any final legislation, or whether any legislation will be enacted at all.

Federal Securities Laws. Fairfield County Bank Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Fairfield County Bank Corp. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Fairfield County Bank Corp. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Fairfield County Bank Corp. may be resold without registration. Shares purchased by an affiliate of Fairfield County Bank Corp. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Fairfield County Bank Corp. meets the current public information requirements of Rule 144, each affiliate of

Fairfield County Bank Corp. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Fairfield County Bank Corp. or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Fairfield County Bank Corp. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2006. For its 2009 fiscal year, Fairfield County Bank’s maximum federal income tax rate was 34.0%.

Fairfield County Bank, MHC and Fairfield County Bank have entered into a tax allocation agreement. Because Fairfield County Bank, MHC owns 100% of the issued and outstanding capital stock of Fairfield County Bank, Fairfield County Bank, MHC and Fairfield County Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Fairfield County Bank, MHC is the common parent corporation. As a result of this affiliation, Fairfield County Bank may be included in the filing of a consolidated federal income tax return with Fairfield County Bank, MHC and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987. Approximately $5.4 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Fairfield County Bank makes a “non-dividend distribution” to Fairfield County Bank Corp. as described below.

Distributions. If Fairfield County Bank makes “non-dividend distributions” to Fairfield County Bank Corp., the distributions will be considered to have been made from Fairfield County Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Fairfield County Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Fairfield County Bank’s taxable income. Non-dividend distributions include distributions in excess of Fairfield County Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Fairfield County Bank’s current or accumulated earnings and profits will not be so included in Fairfield County Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Fairfield County Bank makes a non-dividend distribution to Fairfield County Bank Corp., approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a     % federal corporate income tax rate. Fairfield County Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Connecticut Taxation. Fairfield County Bank and its subsidiaries are subject to the Connecticut corporation business tax. Fairfield County Bank and its subsidiaries are eligible to file a combined Connecticut income tax return and pay the regular corporation business tax. The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions of Fairfield County Bank and its subsidiaries and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (8.25% for fiscal year 2009) to arrive at Connecticut income tax.

In May 1998, the State of Connecticut enacted legislation permitting the formation of passive investment company subsidiaries by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes dividends paid from a passive investment company from the taxable income of the parent financial institution. Ridgefield Bank Mortgage Corp., the wholly owned subsidiary of Fairfield County Bank, is a qualified Passive Investment Company and substantially eliminates the state income tax expense of Fairfield County Bank and its subsidiaries under current law.

The Stock Offering

This stock offering is being conducted pursuant to a plan of stock issuance approved by the board of directors of each of Fairfield County Bank and Fairfield County Bank, MHC. The Office of Thrift Supervision also conditionally approved the plan of stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of stock issuance by such agency.

General

The board of directors of each of Fairfield County Bank and Fairfield County Bank, MHC unanimously adopted a plan of stock issuance on February 18, 2009 and subsequently amended the plan of stock issuance on March 18, 2009 and February 17, 2010, pursuant to which Fairfield County Bank Corp. will be formed and will offer a minority percentage of its common stock to qualifying depositors of Fairfield County Bank in a subscription offering, and, if necessary, to members of the general public through a direct community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of Fairfield County Bank. Most of the terms of this offering are required by the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision approved our plan of stock issuance, subject to the fulfillment of certain conditions.

The following is a brief summary of the pertinent aspects of the offering. A copy of the plan of stock issuance is available from Fairfield County Bank upon request and is available for inspection at the offices of Fairfield County Bank and at the Office of Thrift Supervision. The plan of stock issuance is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Offering

Fairfield County Bank, MHC and Fairfield County Bank currently exceed all requirements to be considered well capitalized under applicable regulatory requirements. As part of our business planning process, our board of directors concluded that additional capital was advisable in order to ensure that our capital levels remain well in excess of our regulatory capital requirements. In reaching this conclusion, the board considered the potential impact of current economic conditions on our financial condition and results of operations as well as the potential for changes in regulatory capital requirements. Our board of directors also concluded that additional capital would help increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering. Having a publicly traded stock would also enable the board to implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering. The board of directors determined that a minority offering by Fairfield County Bank Corp. was appropriate, because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the board of directors preferred to remain in the mutual holding company structure because it provides for the continued control of Fairfield County Bank by Fairfield County Bank, MHC through its majority ownership position.

The offering will afford our directors, officers and employees the opportunity to become stockholders and participants in the growth and profitability of Fairfield County Bank, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the offering considered by the board of directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Fairfield County Bank, MHC to obtain majority ownership of Fairfield County Bank Corp. and Fairfield County Bank, which may result in the perpetuation of our management and board of directors, and that new forms of corporate ownership and regulatory policies relating to the mutual holding company structure may be adopted from time to time which may have an adverse impact on stockholders other than Fairfield County Bank, MHC.

Following the offering, a majority of our voting stock will still be owned by Fairfield County Bank, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Fairfield County Bank, MHC will be able to elect all of the members of Fairfield County Bank Corp.’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Fairfield County Bank, MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Fairfield County Bank, MHC will not take action adverse to the interests of other stockholders. For example, Fairfield County Bank, MHC could prevent the sale of control of Fairfield County Bank Corp. or defeat a candidate for the board of directors of Fairfield County Bank Corp. or other proposals put forth by stockholders.

This offering does not preclude the conversion of Fairfield County Bank, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Fairfield County Bank, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary—Possible Conversion of Fairfield County Bank, MHC to Stock Form.”

Subscription Offering and Subscription Rights

Under the plan of stock issuance, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Fairfield County Bank with balances aggregating $50 or more (“qualifying deposits”) as of December 31, 2008 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts;

2.	Our employee stock ownership plan;

3.	Persons with qualifying deposits in Fairfield County Bank as of March 31, 2010 (“supplemental eligible account holders”), other than our officers, directors and their associates; and

4.	Depositors of Fairfield County Bank as of , 2010, who are not eligible or supplemental eligible account holders (“other depositors”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering up to the maximum and minimum purchase limitations set forth in the plan of stock issuance. See “The Stock Offering—Limitations on Purchases of Shares.”

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$1,000,000 of common stock (which equals 100,000 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering to persons other than Fairfield County Bank, MHC; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holders and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $             at December 31, 2009.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Fairfield County Bank Corp. or Fairfield County Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Fairfield County Bank in the one year period preceding December 31, 2008.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2008. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the offering, including shares issued to Fairfield County Bank, MHC. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 3.92% of the shares issued in the offering, including shares issued to Fairfield County Bank, MHC. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of stock issuance. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$1,000,000 of common stock (which equals 100,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons in the subscription offering other than Fairfield County Bank, MHC; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $             at December 31, 2009.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at March 31, 2010. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Depositors. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each other depositor has the right to purchase up to the greater of $1,000,000 of common stock (which equals 100,000 shares) or one-tenth of 1% of the total offering of common stock to persons in the subscription offering other than Fairfield County Bank, MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other depositors. If shares are available for other depositors but there are not sufficient shares to satisfy all subscriptions by other depositors, shares first will be allocated so as to permit each subscribing other depositor, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other depositors in the proportion that each other depositor’s subscription bears to the total subscriptions of all such subscribing other depositors whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other depositor must list on his or her stock order form all deposit accounts in which such other depositor had an ownership interest at             , 2010. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of stock issuance, will terminate at 4:00 p.m., Eastern time, on             , 2010. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. Adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering. In the direct community offering, preference will be given to natural persons and trusts of natural persons who are residents of Fairfield County, Connecticut.

We will consider a person to be resident of Fairfield County, Connecticut if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $1,000,000 of common stock (which equals 100,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering will commence concurrently with the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other brokers-dealers who are FINRA member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “The Stock Offering—Direct Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $1,000,000 of common stock (which equals 100,000 shares). We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Fairfield County Bank Corp. common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “The Stock Offering—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of stock issuance provides for the following purchase limitations:

•

The aggregate amount of our outstanding common stock owned or controlled by persons other than Fairfield County Bank, MHC at the close of the offering must be less than 50% of our total outstanding common stock.

•

Except for our tax-qualified employee benefit plans, no person together with associates of or persons acting in concert with such person may purchase in the aggregate more than $1,000,000 of common stock (which equals 100,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•

The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee plan or any management person and his or her associates may not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of Fairfield County Bank Corp. at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•

The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, may not exceed 4.9% of (i) the outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of the Fairfield County Bank Corp. at the conclusion of the offering.

•

The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, may not exceed 25% of the outstanding common stock held by persons other than Fairfield County Bank, MHC.

•

The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or persons in the secondary market, may not exceed 25% of (i) the outstanding shares of common stock held by persons other than Fairfield County Bank, MHC at the conclusion of the offering or (ii) the stockholders’ equity of Fairfield County Bank Corp. held by persons other than Fairfield County Bank, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such persons will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering to persons other than Fairfield County Bank, MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

In the event that we increase the maximum purchase limitation to more than 2% of the shares sold in the offering, orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all available shares have been allocated.

In the event that we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of stock issuance, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of stock issuance defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Fairfield County Bank, MHC, Fairfield County Bank Corp. or Fairfield County Bank or a majority-owned subsidiary of Fairfield County Bank, MHC, Fairfield County Bank Corp. or Fairfield County Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Fairfield County Bank, MHC, Fairfield County Bank Corp. or Fairfield County Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. Sandler O’Neill & Partners, L.P. will assist us in the offering by:

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Consulting as to the financial and securities market implications of the plan of stock offering and any related corporate documents, including the percentage of common stock, to be offered in the offering;

•	Reviewing with the board the financial impact of the offering on Fairfield County Bank Corp., based upon the independent appraiser’s appraisal of the common stock;

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Reviewing all offering documents, including this prospectus, stock order forms and related offering materials (although the preparation and filing of such documents is the responsibility of Fairfield County Bank Corp. and its counsel);

•	Assisting in the design and implementation of a marketing strategy for the offering;

•	Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	Providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. In the event that Sandler O’Neill & Partners, L.P. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which may include Sandler O’Neill & Partners, L.P. for the shares it sells) for the shares they sell, shall not exceed 6.5% of the aggregate dollar amount of shares sold in the syndicated offering. The maximum fee payable to Sandler O’Neill & Partners, L.P. at the maximum, as adjusted of the offering range is $707,000 assuming all shares are sold in the subscription and community offerings. In the subscription and direct community offerings, Sandler O’Neill & Partners, L.P. will also be reimbursed for its allocable expenses, including legal fees and expenses, advertising, syndication and travel expenses, in an amount not to exceed $100,000.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Description of Sales Activities

Fairfield County Bank Corp. will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill & Partners, L.P. employees will be working at the stock information center. Employees of Sandler O’Neill & Partners, L.P. will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. Fairfield County Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Fairfield County Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Fairfield County Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of Fairfield County Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the offering.

None of Fairfield County Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Fairfield County Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Prospectus Delivery. To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than United States Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus.

Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason. In the event we terminate the offering for any reason, we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Fairfield County Bank’s applicable passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of stock issuance.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received by our stock information center (not postmarked) prior to 4:00 p.m. Eastern time on             , 2010. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Fairfield County Bank. You may submit your order form and payment in one of three ways: by mail using the reply envelope provided; by overnight delivery to the indicated address noted on the form; or by hand delivery to our stock information center located at Fairfield County Bank’s main office, located at 150 Danbury Road, Ridgefield, Connecticut. Order forms may not be delivered to Fairfield County Bank’s branch offices other than the main office. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you. Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

By executing the stock order form, you will be certifying that you received the prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in the offering. These acknowledgements could be used as support to show that you understand the nature of this investment.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•

Personal check, bank draft or money order made payable directly to Fairfield County Bank Corp. (you may not remit Fairfield County Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Fairfield County Bank Corp.); or

•	Authorization of withdrawal from the types of Fairfield County Bank deposit account(s) provided for on the stock order form.

In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. Please do not overdraft your Fairfield County Bank account(s).

Checks and money orders will be cashed immediately and the subscription funds will be held by Fairfield County Bank.

Funds received before completion of the offering will be maintained at Fairfield County Bank. All subscriptions received will earn interest at our passbook savings rate, which is currently 0.35% per annum but which is subject to change at any time. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the passbook rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges. Please submit a check instead. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate. You may not authorize direct withdrawal from a Fairfield County Bank IRA. If you wish to use funds in your Fairfield County Bank IRA to purchase shares of our common stock, please refer to the following section.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using IRA Funds to Purchase Shares. Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the stock information center at least two weeks before             , 2010 because processing such transactions takes additional time.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value on a fully converted basis, as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100% of our stock had been sold to the public. We have retained FinPro, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. FinPro will receive fees totaling $70,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $6,500 for the preparation and delivery of each required updated appraisal report. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

FinPro prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, FinPro undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, FinPro reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, FinPro visited our facilities and had discussions with our management. FinPro did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on FinPro in connection with its appraisal.

In connection with its appraisal, FinPro reviewed the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•

a comparative evaluation of the operating and financial statistics of Fairfield County Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	the aggregate size of the offering of common stock; and

•	our proposed dividend policy.

Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. FinPro’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by FinPro to be comparable to us after completion of the offering, subject to valuation adjustments applied by FinPro to account for differences between Fairfield County Bank Corp. and the peer group. The peer group analysis conducted by FinPro included a total of ten publicly-traded mutual holding company institutions with assets between $506.0 million and $2.0 billion. The peer group is comprised of the largest mutual holding company institutions that have been in public ownership for at least one year. In preparing its appraisal, FinPro considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value. FinPro placed a lesser emphasis on the price-to-book value and price-to-assets approaches based on its experience with the investment community’s focus when valuing converting financial institutions. The peer group included companies with:

•	average assets of $1.4 billion;

•	average non-performing assets of 3.90% of total assets;

•	average loans of 68.23% of total assets;

•	average equity of 13.31% of total assets; and

•	average net income of 0.22% of average assets.

On the basis of the analysis in its report, FinPro has advised us that, in its opinion, as of May 7, 2010, our estimated pro forma market value on a fully converted basis was within the valuation range of $114.8 million and $155.3 million with a midpoint of $135.0 million.

The following table presents a summary of selected pricing ratios for Fairfield County Bank Corp. on a fully-converted basis, for the peer group companies on a fully-converted basis and for all publicly traded thrifts. Compared to the median pricing ratios of the peer group, Fairfield County Bank Corp.’s pro forma pricing ratios at the midpoint of the offering range indicated a premium of 388.20% on a price-to-core earnings basis and a discount of 17.99% on a price-to-tangible book value basis.

	Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Fairfield County Bank Corp. (pro forma) (1):
Minimum	90.91	x	48.45%	50.18%
Midpoint	125.00	x	53.05%	54.79%
Maximum	166.67	x	57.08%	58.82%
Maximum, as adjusted	250.00	x	61.09%	62.81%

Peer Group (on a fully-converted basis) (2):
Average	33.31	x	68.31%	70.29%
Median	34.14	x	70.44%	71.72%

All fully-converted, publicly-traded MHC thrifts:
Average	38.63	x	72.46%	74.50%
Median	34.12	x	75.19%	79.65%

(1)	Ratios are based on core earnings, equity and tangible equity at or for the twelve months ended December 31, 2009.
(2)	Ratios are based on core earnings for the most recent twelve months available and based on book value and tangible book value for the most recent period available as of May 7, 2010. Share prices were as of May 7, 2010.

Our board of directors reviewed FinPro’s appraisal report, including the methodology and the assumptions used by FinPro, and determined that the valuation range was reasonable and adequate. Our board of directors determined that, at the maximum of the offering range, up to 7,296,750 shares of our common stock should be sold in the offering at a purchase price of $10.00 per share. This would result in 47.0% of Fairfield County Bank Corp.’s common stock being issued publicly following the offering. FinPro’s valuation range yielded an offering range of $53.9 million to $73.0 million, with a midpoint of $63.5 million. Dividing these dollar amounts by the purchase price resulted in an offering range of between 5,393,250 and 7,296,750 shares, with a midpoint of 6,345,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, a number of shares are subscribed for that is at least the minimum number of shares, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 8,391,263 shares without any further notice to you.

No shares will be sold unless FinPro confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If FinPro establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, FinPro relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. FinPro also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While FinPro believes this information to be reliable, FinPro does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of FinPro, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed within three business days after the completion of the offering by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. We expect that Fairfield County Bank Corp.’s common stock will begin trading on the Nasdaq Global Market on the next business day following the completion of the offering. Until certificates for common stock are available and delivered to subscribers, subscribers will not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Fairfield County Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Minority Offering Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. Purchases by directors and officers will be for investment purposes only and not for resale.

Shares of common stock purchased by our directors and executive officers and their associates may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Fairfield County Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of stock issuance, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

In connection with the stock offering we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

Kilpatrick Stockton LLP has issued an opinion to us that, for federal income tax purposes:

•

The merger transaction whereby Fairfield County Bank becomes a wholly owned subsidiary of Fairfield County Bank Corp. will be treated as a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Internal Revenue Code;

•	Fairfield County Bank, MHC will not recognize any gain or loss upon the transfer of Fairfield County Bank common stock to Fairfield County Bank Corp.;

•	Fairfield County Bank Corp. will not recognize any gain or loss on its receipt of Fairfield County Bank common stock from Fairfield County Bank, MHC;

•	No gain or loss will be recognized by Fairfield County Bank Corp. upon its receipt of money in exchange for shares of its common stock issued pursuant to the offering;

•

It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Fairfield County Bank Corp. to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•

It is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

•	The holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinion of Kilpatrick Stockton LLP is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of stock issuance will be terminated and we will continue our business as a wholly owned subsidiary of Fairfield County Bank, MHC.

Restrictions on Acquisition of Fairfield County Bank Corp.,

Fairfield County Bank, MHC and

Fairfield County Bank

General

Certain provisions in the charter and bylaws of Fairfield County Bank Corp. may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

Fairfield County Bank, MHC will own a majority of the outstanding common stock of Fairfield County Bank Corp. after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. For example, Fairfield County Bank, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Fairfield County Bank Corp. It will not be possible for another entity to acquire Fairfield County Bank Corp. without the consent of Fairfield County Bank, MHC. Fairfield County Bank, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Fairfield County Bank Corp.

Charter and Bylaws of Fairfield County Bank Corp.

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Beneficial Ownership Limitation. Our charter provides that for a period of five years from the date of the consummation of the initial stock offering of Fairfield County Bank Corp., no person other than Fairfield County Bank, MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of an equity security of Fairfield County Bank Corp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Fairfield County Bank Corp. fully converts from the mutual holding company form of organization.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Fairfield County Bank Corp.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

No Cumulative Voting. The charter of Fairfield County Bank Corp. provides that no shares will be entitled to cumulative voting. The lack of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Qualification. The bylaws provide that no person will be eligible to serve on the board of directors who (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (2) is a person against who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the president, a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to Fairfield County Bank Corp. before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Fairfield County Bank Corp. at least 30 days prior to the date of the annual meeting, provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Fairfield County Bank Corp. appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting; however, such business must be stated in writing and filed with Fairfield County Bank Corp.’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to Fairfield County Bank Corp.’s Secretary at least 30 days prior to such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Fairfield County Bank Corp. concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Fairfield County Bank, MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies. The pricing parameters evaluated include whether:

•

the ratio of the aggregate purchase price to the book value of the minority interest exceeds the ratio of the purchase price to book value of the highest priced transaction in the third quartile of all acquisitions of all stock institutions announced during the preceding four quarters;

•

the ratio of the aggregate purchase price to the tangible book value of the minority interest exceeds the ratio of the purchase price to tangible book value of the highest priced transaction in the third quartile of all acquisitions of all stock institutions announced during the preceding four quarters;

•

the price to return on average assets exceeds the corresponding ratio of the highest priced transaction in the third quartile of all acquisitions of all stock institutions announced during the preceding four quarters; and

•

the price to earnings per share exceeds the corresponding ratio of the highest priced transaction in the third quartile of all acquisitions of all stock institutions announced during the preceding four quarters.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Fairfield County Bank Corp. Capital Stock

The common stock of Fairfield County Bank Corp. represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Fairfield County Bank Corp. will be authorized to issue thirty million (30,000,000) shares, of which twenty five million (25,000,000) shares shall be common stock having a par value of $0.01 per share and five million (5,000,000) shares shall be preferred stock having a par value of $.01 per share. Each share of Fairfield County Bank Corp.’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of stock issuance, all stock will be duly authorized, fully paid and nonassessable. Fairfield County Bank Corp. will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. Fairfield County Bank Corp. can pay dividends if, as and when declared by its board of directors. The payment of dividends by Fairfield County Bank Corp. is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Fairfield County Bank Corp. will be entitled to receive and share equally in dividends declared by the board of directors of Fairfield County Bank Corp. If Fairfield County Bank Corp. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of common stock of Fairfield County Bank Corp. will possess exclusive voting rights in Fairfield County Bank Corp. They will elect Fairfield County Bank Corp.’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Fairfield County Bank Corp. and Fairfield County Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Fairfield County Bank Corp. issues preferred stock, holders of Fairfield County Bank Corp. preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Fairfield County Bank, Fairfield County Bank Corp., as the sole holder of Fairfield County Bank’s capital stock, would be entitled to receive all of Fairfield County Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Fairfield County Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Fairfield County Bank Corp., the holders of its common stock would be entitled to receive all of the assets of Fairfield County Bank Corp. available for distribution after payment or provision for payment of all its debts and liabilities. If Fairfield County Bank Corp. issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Fairfield County Bank Corp. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Fairfield County Bank Corp. will not issue any preferred stock in the offering and it has no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal tax consequences of the stock offering have been opined upon by Kilpatrick Stockton LLP. Kilpatrick Stockton LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Hinckley, Allen & Snyder LLP.

Experts

The consolidated financial statements of Fairfield County Bank, MHC and its subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

FinPro has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Fairfield County Bank Corp. has filed an application for approval of the plan of stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of stock issuance and Fairfield County Bank Corp.’s charter and bylaws are available without charge from Fairfield County Bank.

The appraisal report of FinPro has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. The appraisal report has also been filed electronically with the Securities and Exchange Commission and is available on its website as described above. In addition, the appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements of

Fairfield County Bank, MHC

*    *    *

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Fairfield County Bank, MHC:

We have audited the accompanying consolidated statements of financial condition of Fairfield County Bank, MHC and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fairfield County Bank, MHC and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in note 4 to the consolidated financial statements, the Company changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

Short Hills, New Jersey

March 12, 2010

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2009 and 2008

(In thousands)

	2009	2008
Assets

Cash and cash equivalents (note 3)	$75,257	20,992

Securities (note 4):
Available for sale, at fair value	57,508	11,131
Held to maturity, at amortized cost (fair value of $35,508 in 2009 and $43,084 in 2008)	36,558	44,865

Total investment securities	94,066	55,996

Mortgage loans held for sale (note 5)	16,838	5,386

Loans receivable, net (note 6):
Mortgage loans	835,302	965,785
Commercial and consumer loans	400,401	403,171
U.S. Government Guaranteed	4,631	4,924
Less allowance for loan losses	(13,758)	(12,978)

Total loans receivable, net	1,226,576	1,360,902

Bank-owned life insurance (note 1)	35,151	35,973
Premises and equipment, net (note 7)	39,572	37,169
Federal Home Loan Bank stock, at cost (note 1)	10,742	10,742
Prepaid FDIC Insurance	7,417	—
Other Real Estate Owned (note 8)	12,156	1,080
Real estate held for development (note 1)	7,728	8,036
Goodwill and intangible assets (note 2)	8,106	8,217
Deferred income taxes, net (note 13)	17,062	14,862
Accrued interest receivable	4,854	5,877
Other assets	4,991	2,932

Total assets	$1,560,516	1,568,164

Liabilities and Equity
Liabilities:
Deposits (note 9)	$1,251,400	1,200,180
Federal Home Loan Bank advances (note10)	134,199	201,898
Mortgage escrow funds	3,269	3,438
Subordinated debt (note 11)	8,000	8,000
Other liabilities (note 12)	25,427	19,344

Total liabilities	1,422,295	1,432,860

Commitments and contingencies (note 14)

Equity (notes 15 and 16):
Retained earnings	144,656	140,735
Accumulated other comprehensive loss (note 15)	(6,435)	(5,431)

Total equity	138,221	135,304

Total liabilities and equity	$1,560,516	1,568,164

See accompanying notes to consolidated financial statements.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31, 2009, 2008 and 2007

(in thousands)

	2009	2008	2007
Interest and dividend income:
Loans receivable and loans held for sale	$75,751	85,324	84,713
Investment securities	3,088	4,051	4,246
Other interest-earning assets	123	271	471

Total interest and dividend income	78,962	89,646	89,430

Interest expense:
Deposits (note 9)	19,200	26,384	33,675
Federal Home Loan Bank advances	5,480	6,790	6,282
Other interest-bearing liabilities	517	362	130

Total interest expense	25,197	33,536	40,087

Net interest income	53,765	56,110	49,343
Provision for loan losses (note 6)	8,700	4,000	1,000

Net interest income after provision for loan losses	45,065	52,110	48,343

Non-interest income:
Insurance agency commissions	5,800	5,912	6,203
Banking service charges and fees	5,749	4,822	4,481
Net gain on sales of mortgage loans (note 5)	3,874	665	809
Net loss on other real estate owned (note 8)	(588)	—	—
Rental and other income	2,308	1,955	1,882
Income on bank-owned life insurance (note 1)	1,243	1,490	1,354
Loss on real estate held for development (note 1)	(666)	—	173
Gain on sale of fixed assets	562	—	—
Total other-than-temporary impairment losses on securities	(10,144)	(5,146)	—
Portion of loss recognized in other comprehensive income	6,640	—	—

Net other-than-temporary impairment on securities ( note 4 and 15)	(3,504)	(5,146)	—
Net security gains (losses) (note 4 and 15) (a)	258	(74)	121

Total non-interest income	15,036	9,624	15,023

Non-interest expense:
Compensation and benefits (note 12)	31,544	30,915	28,756
Occupancy and equipment (note 14)	10,065	9,397	9,090
FDIC Insurance expense	2,811	1,043	126
Data processing service fees	2,245	2,467	2,343
Professional service fees	1,539	1,259	1,567
Advertising and promotion	606	1,403	1,456
Directors’ fees	1,398	524	725
Charitable contributions	514	652	871
Other Real Estate Owned expense	1,161	742	—
Other	6,467	6,384	5,365

Total non-interest expense	58,350	54,786	50,299

Income before income tax (benefit) expense	1,751	6,948	13,067
Income tax (benefit) expense (note 13)	(227)	1,678	3,996

Net income	$1,978	5,270	9,071

See accompanying notes to consolidated financial statements.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

Years ended December 31, 2009, 2008, and 2007

(In thousands)

	Retained earnings	Accumulated other comprehensive income (loss)	Total equity
Balances at December 31, 2006	$126,920	(1,305)	125,615

Net income	9,071	—	9,071
Other comprehensive loss (note 15)	—	(1,245)	(1,245)

Total comprehensive income			7,826

Balances at December 31, 2007	$135,991	(2,550)	133,441
Cumulative effect of adoption of new accounting principle (defined benefit plans), net of taxes of $283 (note 1)	(526)	—	(526)

Net income	5,270	—	5,270
Other comprehensive loss (note 15)	—	(2,881)	(2,881)

Total comprehensive income			2,389

Balances at December 31, 2008	$140,735	(5,431)	135,304

Cumulative effect of adoption of new accounting accounting principle (securities impairment), net of a tax benefit of $1,000 (note 4)	1,943	(1,943)	—

Net income	1,978	—	1,978
Other comprehensive income (note 15)	—	939	939

Total comprehensive income			2,917

Balances at December 31, 2009	$144,656	(6,435)	138,221

See accompanying notes to consolidated financial statements.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2009, 2008 and 2007

(In thousands)

	2009	2008	2007
Cash flows from operating activities:
Net income	$1,978	5,270	9,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	4,112	3,822	3,352
Amortization of intangible assets	189	70	217
Provision for loan losses	8,700	4,000	1,000
Deferred income tax provision (benefit)	(2,685)	(3,249)	(312)
Net loss (gain) on securities transactions	3,246	5,220	(121)
Amortization of premiums and discounts on securities, net	239	(13)	18
Net decrease (increase) in accrued interest receivable	1,023	341	(478)
Income on bank-owned life insurance	(1,243)	(1,490)	(1,354)
Death benefit payment bank-owned life insurance	2,065	531	—
Net gain on sales of mortgage loans	(3,874)	(665)	(809)
Disbursements for originations of mortgage loans held for sale	(284,749)	(55,337)	(61,895)
Proceeds from sale of mortgage loans held for sale	277,171	51,700	65,248
Loss on sale of other real estate owned	125	—	—
Other real estate owned valuation charges	463	—	—
Gain on sale of real estate held for development	—	—	(173)
Real estate held for development valuation charges	666	—	—
Gain on sale of fixed assets	(536)	—	—
Net change in other assets and other liabilities	(4,663)	1,045	1,563

Net cash provided by operating activities	2,227	11,245	15,327

Cash flows from investing activities:
Purchases of securities:
Available-for-sale	(70,849)	(7,834)	(5,036)
Held-to-maturity	—	(4,827)	(3,000)
Proceeds from sales of securities available for sale	—	—	—
Proceeds from principal payments, calls, and maturities of securities:
Available-for-sale	24,107	4,599	2,111
Held-to-maturity	8,365	10,009	4,437
Loan (originations), net of repayments	108,729	(127,328)	(99,326)
(Purchase) redemption of Federal Home Loan Bank stock	—	(1,756)	619
Proceeds on sale of other real estate owned	5,233	2,398	—
Net proceeds from sales of premises and equipment	—	1,326	—
Purchases of premises and equipment	(6,541)	(14,445)	(8,324)
Disbursements for real estate held for development	(358)	(914)	(2,499)
Proceeds from sale of real estate held for development	—	—	4,500

Net cash provided by/(used in) investing activities	68,686	(141,170)	(106,518)

Cash flows from financing activities:
Net increase in deposits	51,220	76,427	70,285
Net (decrease) increase in short-term borrowings	(6,500)	(18,250)	24,750
Increase in long-term borrowings	10,860	177,000	167,100
Decrease in long-term borrowings	(72,059)	(121,130)	(181,013)
Subordinated debt issuance	—	8,000	—
(Decrease) increase in mortgage escrow funds	(169)	303	(11)

Net cash (used in)/ provided by financing activities	(16,648)	122,350	81,111

Net increase (decrease) in cash and cash equivalents	54,265	(5,177)	(10,080)

Cash and cash equivalents at beginning of year	20,992	26,169	36,249

Cash and cash equivalents at end of year	$75,257	20,992	26,169

Supplemental information on cash paid for:
Income taxes, net of refunds	$2,920	4,612	5,232
Interest on deposits	18,952	26,566	33,676
Interest on borrowings	5,387	6,842	6,282

Non-cash investing activities:
Transfer of loans to other real estate owned	$16,897	3,478	—

See accompanying notes to consolidated financial statements.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements

December 31, 2009, 2008 and 2007

(dollars in thousands)

(1)	Summary of Significant Accounting Policies

Fairfield County Bank, MHC (the “Bank”) is a federally charted savings and loan holding company regulated by the Office of Thrift Supervision. The corporate structure was changed to a savings and loan holding company on January 1, 2007 in order to provide the Bank with the same business flexibility enjoyed by peer institutions. Fairfield County Bank is now a wholly owned subsidiary of Fairfield County Bank, MHC. In 2010, the Bank is reorganizing to form a mid-tier holding company to facilitate the Bank’s offering of 47% of the outstanding common stock to the public.

Fairfield County Bank is a state-chartered stock savings bank providing community banking services to individuals and businesses primarily in Fairfield County, Connecticut. Insurance agency activities are also conducted through a wholly owned subsidiary, Fairfield County Bank Insurance Services, LLC (“FCBIS”). The Bank is subject to the regulations of the Federal Deposit Insurance Corporation (“FDIC”) and the State of Connecticut Department of Banking, and undergoes periodic examinations by those regulatory agencies. Deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC.

On February 17, 2010, the Board of Directors of Fairfield County Bank, MHC voted and approved a plan (the “Plan”) of stock issuance, previously delayed in March 2009 due to financial market conditions at that time. Pursuant to the Plan, Fairfield County Bank Corp. will be established and organized as a federally chartered mid-tier stock holding company in connection with the minority stock issuance. This stock issuance will be made by Fairfield County Bank Corp. Fairfield County Bank Corp. will own all of Fairfield County Bank’s capital stock and will direct, plan and coordinate Fairfield County Bank’s business activities. Upon completion of the stock issuance, Fairfield County Bank, MHC will own 53% of Fairfield County Bank Corp.’s common stock. The remaining shares will be sold to eligible depositors and the tax qualified employee benefit plans of the Bank, in a subscription offering and, if necessary, to the general public in a community and/or syndicated community offering. So long as Fairfield County Bank, MHC exists, it will own a majority of the voting stock of Fairfield County Bank Corp. and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Following the offering, Fairfield County Bank, MHC is not expected to engage in any business activity other than owning a majority of the common stock of Fairfield County Bank Corp. The Plan is subject to the approval of the appropriate regulatory agencies and, if approved, it is anticipated to be completed in the second quarter of 2010. Costs associated with the stock offering have been deferred and will be deducted from the proceeds of the shares sold in the stock issuance. If the stock offering is not completed, all costs will be charged to expense. Deferred stock offering costs totaled $ 436 at December 31, 2009. During the three year period following the stock offering, the Bank may not take any actions to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes. If Fairfield County Bank Corp. pays dividends to its stockholders, it also will be required to pay dividends to Fairfield County Bank, MHC, unless Fairfield County Bank, MHC elects to waive the receipt of dividends. We anticipate that Fairfield County Bank, MHC will waive any dividends that Fairfield County Bank Corp. may pay. Any decision to waive dividends will be subject to regulatory approval by the Office of Thrift Supervision. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis and, in general, does not object to a waiver if: (i) the waiver would not be detrimental to the safe and sound operation of a savings association; and (ii) a mutual holding company’s board of directors determines that their waiver is consistent with such directors’ fiduciary duties to the mutual holding company. The House Banking Committee and the Senate Banking Committee have each released financial regulatory restructuring bills. The House Bill would preserve the ability of federal thrift mutual holding companies to waive dividends, while the Senate Bill would not. If new banking

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

legislation were to prohibit the ability of Fairfield County Bank, MHC to waive dividends, the cost of declaring dividends would increase materially for Fairfield County Bank Corp. and would restrict its ability to pay dividends to its stockholders.

(a)	Basis of Financial Statement Presentation

The consolidated financial statements of the Bank have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities as of the dates of the consolidated statements of financial condition, and revenues and expenses for the periods then ended. Such estimates include the valuation of loans and securities, goodwill, intangible assets, other real estate owned, real estate held for development, other long-lived assets, legal contingencies and assumptions used in the calculation of income taxes, retirement benefits, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Such estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile securities markets, and declines in the Fairfield County housing market and the economy generally have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. It is reasonably possible that the Bank will record other than temporary impairment charges and additions to its allowance for loan losses in future periods.

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. On that date, the FASB’s ASC become the official source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with U.S. GAAP. The ASC supersedes all existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. While the conversion to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies, it does not change U.S. GAAP. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

(b)	Securities

ASC Topic 320, “Investments: Debt and Equity Securities,” requires the classification of securities as either (i) securities held to maturity (debt securities for which the entity has the positive intent and ability to hold to maturity), (ii) trading securities (debt and equity securities bought principally for the purpose of near-term sale), or (iii) securities available for sale (all other debt and equity

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

securities). Management determines the appropriate classification of the Bank’s securities at the time of purchase.

Debt and equity investment securities classified as available for sale are carried at fair value, and debt securities classified as held to maturity are carried at amortized cost. Debt securities are classified as held to maturity only if the Bank has the positive intent and ability to hold those securities and would not be required to sell the security prior to maturity. Management does not have the intent to sell any held to maturity securities prior to the recovery of its amortized cost basis.

If not classified as held to maturity, securities are classified as trading securities or as securities available for sale. Unrealized gains and losses on trading securities, if any, are included in earnings. The Bank did not hold any trading securities in 2009, 2008 or 2007. Non-credit related unrealized gains and losses on debt securities available for sale are excluded from earnings, and reported on an after-tax basis as an increase or decrease in equity (accumulated other comprehensive income or loss), note 15.

Premiums and discounts on debt securities are amortized to interest income on a straight-line basis over the term of the security, producing results that approximate results under the level-yield method. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold.

Quarterly, the Bank evaluates its investment securities classified as held to maturity or available for sale for other-than-temporary impairment. Other-than-temporary impairment means the Bank believes the security’s impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. As a result of the Bank’s adoption of new authoritative guidance under ASC Topic 320, “Investment-Debt and Equity Securities” on April 1, 2009, when a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, the Bank has to first consider (a) whether it intends to sell the security, and (b) whether it is more likely than not that the Bank will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of income equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Bank does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, the Bank compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings, while the amount related to other factors is recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss. Prior to the Bank’s adoption of the new authoritative guidance, total other-than-temporary impairment losses (i.e., both credit and non-credit losses) on debt securities were recognized through earnings with an offset to reduce the amortized cost basis of the applicable debt securities by their entire impairment amount.

To determine whether a security’s impairment is other-than-temporary, the Bank considers factors that include, the causes of the decline in fair value, such as credit problems, interest rate fluctuations

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

or market volatility, the severity and duration of the decline, its ability and intent to hold equity security investments until they recover in value (as well as the likelihood of such a recovery in the near term), the Bank’s intent to sell security investments, or if it is more likely than not that the Bank will be required to sell such securities before recovery of their individual amortized cost basis less any current-period credit loss. For debt securities, the primary consideration in determining whether impairment is other-than-temporary is whether or not it is probable that current or future contractual cash flows have been or may be impaired. Equity securities are reviewed for other than temporary impairment by comparing cost to the security’s current market price with consideration given to the amount of time a security’s market price has been below cost. Equity securities that are below market for greater than one year are reviewed for impairment and if considered other-than-temporarily impaired, the loss is recognized in earnings.

(c)	Mortgage Loans Held for Sale

Mortgage loans are originated and held for sale to investors under forward sales contracts. These loans are reported at the lower of cost or fair value in the aggregate, with net unrealized losses (if any) recognized in a valuation allowance by a charge to earnings. Fair values are based on the prices set forth in the related forward sales contracts. Realized gains and losses on sales of loans held for sale are recognized at the settlement date and are determined based on the cost (principal balances less deferred loan origination fees) of the specific loans sold.

(d)	Loans Receivable

Loans receivable are reported at current unpaid principal balances, less net deferred loan origination fees and the allowance for loan losses.

Interest on loans is accrued monthly, unless management considers collectibility to be doubtful (generally, when payments are past due three months or more). When loans are placed on nonaccrual status, unpaid interest is reversed against interest income of the current period. Interest collections on nonaccrual loans are not recognized as income unless warranted based on the borrower’s financial condition and payment record. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current for six months).

The Bank defers loan origination fees and certain direct loan origination costs. The net deferred amount is recognized in interest income, using the interest method, over the contractual term of the loan. Unamortized amounts on prepaid loans are recognized in interest income at the time of prepayment.

The Bank allows for interest reserves on qualifying construction loans. Interest reserves are considered to be part of the overall cost of construction and are considered in loan to value determinations. An interest reserve is established either by a pre-funded customer deposit account with the Bank or as a portion of the loan, where advances are made that represents the interest due on the loan. Interest income is capitalized for loan funded interest reserves. Bank loan policy allows for additional interest advances on renewed loans provided certain financial conditions related to the borrower and the property are met. The Bank does not have any restructured, non-accrual or impaired construction loans where the Bank has provided additional interest reserves in order to keep the loan current. When collectability of a loan with interest reserves is not reasonably assured, the borrower is no longer allowed to fund interest payments through the utilization of an interest reserve.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(e)	Allowance for Loan Losses

The allowance for loan losses is increased by provisions for losses charged to income. Losses on loans (including impaired loans) are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance when realized.

The allowance for loan losses is established for probable losses inherent in the existing loan portfolio. Management’s determination of the allowance for loan losses considers such factors as the Bank’s past loan loss experience, changes in the nature and volume of the loan portfolio, known and inherent risks in the portfolio, estimated value of any underlying collateral, and current economic conditions that may affect the borrower’s ability to repay. Establishing the allowance for loan losses involves significant management judgments utilizing the best available information. Those judgments are subject to further review by the Bank’s regulators. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or additional write-downs based on their judgments about information available to them at the time of their examination.

In accordance with ASC Topic 942-310, “Loans and Allowance for Loan Losses,” the Bank considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest contractually due from the borrower. The Bank applies ASC Topic 942-310, to loans that are individually evaluated for collectibility in accordance with its normal loan review procedures (principally commercial mortgage loans, construction loans and commercial loans that are on non-accrual status). The standard generally does not apply to smaller-balance homogeneous loans in the Bank’s residential mortgage and consumer loan portfolios. Under ASC Topic 942-310, an impaired loan may be measured based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

Trouble debt restructured (“TDR”) loans are those loans whose terms have been modified because of deterioration of the financial condition of the borrower to provide for a reduction of interest or principal payments, or both. An allowance is established for all TDR loans based on the present value of the respective loan’s future cash flows. If the loan is 90 days past due at time of restructure, the loan is placed on non-accrual status until the borrower has made six months of consecutive payments under the restructured loan terms.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(f)	Federal Home Loan Bank Stock

As a voluntary member of the Federal Home Loan Bank of Boston (“FHLB”), the Bank is required to invest in stock of the FHLB in an amount ranging from 3.0% to 4.5% of its outstanding advances from the FHLB, depending on the maturity of individual advances. Stock is purchased at par value. Upon redemption of the stock, which is at the discretion of the FHLB, the Company would receive an amount equal to the par value of the stock. On December 8, 2008, the FHLB placed a moratorium on all excess stock repurchases.

The ability of the FHLB to pay dividends is subject to statutory and regulatory requirements. On December 14, 2008, the Board of Directors of the FHLB adopted a quarterly dividend payout restriction that limits the quarterly dividend payout to no more than 50% of quarterly earnings in the event that the retained target exceeds the FHLB’s current level of retained earnings, although the Board of Directors of the FHLB retains full discretion over the amount, if any, and timing of any dividend payout, subject to the payout restriction.

The FHLB met all of its regulatory capital requirements. It reported that it is unlikely that dividends will be declared until there is a consistent pattern of net income, which will likely preclude declaration of dividends in at least the first two quarters of 2010, and that the moratorium on excess stock repurchases still exists. In the future, if unrealized losses on the FHLB’s private-label mortgage-backed securities are deemed to be other-than-temporary credit related losses, the associated impairment charges could put into question whether the fair value of the FHLB stock owned by the Bank is less than its carrying value. The FHLB has stated that it expects and intends to hold its private-label mortgage-backed securities to maturity. The Bank will continue to monitor its investment in FHLB stock. The Bank had no dividend income on FHLB stock in 2009, $359 in 2008 and $611 in 2007.

(g)	Other Real Estate Owned

Other Real Estate owned (“OREO”) consists of properties obtained by the Bank through loan foreclosure or deed-in-lieu of foreclosure. Properties are recorded at the lower of cost or fair market value less estimated selling costs on date of transfer to OREO. Any loss on the date of transfer is charged to the allowance for loan losses. Any losses subsequent to transfer are charged to expense as incurred. Fair market value is based on annual appraisals. Appraisals are done more frequently given changes in market conditions.

(h)	Premises and Equipment

Land is reported at cost. All other categories of premises and equipment are reported at cost less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the useful life of the improvements, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. The estimated useful lives of premises and equipment are as follows:

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Buildings	22 years

Leasehold improvements	Life of the lease

Computer	3 years

Furniture, fixtures, and equipment	5 years

Artwork	Not depreciated

(i)	Bank-Owned Life Insurance

The investment in bank owned life insurance (“BOLI”) is reported at the cash surrender value of the policies held with respect to various officers and employees of the Bank. Increases in the BOLI cash surrender value are recognized as a component of non-interest income.

BOLI is maintained in a separate account and the investments are managed by the Prudential Investment Management Company (“PIMCO”) and Smith Breeden at 87% and 13%, respectively. A stable value wrap is provided by the Royal Bank of Canada that protects the principal of the investment from loss through a full book value guarantee. Per the stable value wrap agreement, investments can be reallocated if certain conditions are met. In 2009, Smith Breeden investments were reallocated as a result of deteriorating market conditions.

Certain of these policies were purchased in consideration of the Bank’s obligations under the supplemental executive retirement agreements, described in note 12.

(j)	Goodwill and Intangible Assets

ASC Topic 350 requires that goodwill no longer be amortized to expense, but instead be reviewed for impairment at least annually, with impairment losses charged to expense when they occur. Amortization of goodwill (including goodwill recorded in prior acquisitions) ceases upon adoption of ASC Topic 350. The Bank’s intangible assets include core deposit premiums representing the value of depositor relationships and are being amortized over 7 years. FCBIS’ intangible assets represent non-compete and customer list agreements and are being amortized over 3 to 5 years. The Bank annually performs impairment testing on goodwill utilizing discounted cash flow analysis and income and expense projections. For other intangible assets, primarily consisting of core deposits, the Bank annually reviews deposit balances to determine that there has not been attrition in the deposit base that would suggest that impairment exists. No impairments were recorded in 2009, 2008, or 2007 as a result of the Bank’s impairment testing.

For other intangibles, primarily consisting of core deposits, the Bank annually reviews deposit balances subsequent to the acquisition to determine that there’s adequate growth to support the viability of the intangible balance.

(k)	Real Estate Held for Development

The Bank established a real estate development subsidiary which has direct ownership or a participation interest in building residential real estate on undeveloped land. The Bank entered this market to increase non-interest income based on in-depth knowledge of the local real estate markets and its strong relationships with local builders. Real estate held for development consists of costs incurred to acquire residential building lots and construct single family residential housing. All direct

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

development costs are capitalized. Real estate held for development is carried at the lower of cost or fair market value. Fair market value is based on annual appraisals. Appraisals are done more frequently given changes in market conditions. There have been no transfers to real estate held for development from real estate acquired as a result of non-performing loans. This subsidiary currently contains three unsold properties. Two properties are complete, with no major commitments remaining, and are being rented until there is improvement in local real estate markets. The third property consists of undeveloped land which will not be developed until real estate market conditions are more favorable, and the Bank has no commitment to lend on this property.

(l)	Insurance Agency Commissions

Commission income on direct-billed accounts is generally recognized on a cash basis. Commissions earned on agency-billed premiums are recognized as income on the effective date of the policy or date billed, whichever is later. Contingent commissions earned from insurance companies are recognized as income in the period received.

(m)	Income Taxes

Deferred income taxes are recognized for the estimated future tax effects attributable to “temporary differences” between the financial statement carrying amounts and tax bases of existing assets and liabilities, and for tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

Deferred tax liabilities are recognized for all temporary differences that will result in future taxable income. Deferred tax assets are recognized for all temporary differences that will result in future tax deductions, and for all tax loss carryforwards, subject to reduction of the assets by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax assets will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realizability of the deferred tax assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

(n)	Derivative Instruments

ASC Topic 815, “Derivatives and Hedging,” requires that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the statement of condition as either assets or liabilities measured at fair value. ASC Topic 815 also requires that changes in the fair value of derivatives be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related changes in the fair value of the hedged item and requires that an entity formally document, designate and assess the effectiveness of transactions that receive hedge accounting. If a derivative qualifies as a hedge, changes in the fair value of the derivative are either (i) reported in earnings together with the change in the fair value of the hedged item (fair value hedge) or (ii) are recognized in accumulated other comprehensive income, to the extent the hedge is effective, until the income or

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

expense attributable to the hedged item is recognized in earnings (cash flow hedge). The ineffective portion of the change in a derivative’s fair value is immediately recognized in earnings.

The Bank did not have any outstanding derivative instruments in 2009. The Bank’s derivative instrument in 2008 consisted of an interest rate floor used to reduce the Bank’s exposure to variability in future interest receipts on certain variable rate loans (see note 14). This derivative instrument qualified for cash flow hedge accounting under ASC Topic 815.

(o)	Comprehensive Income

Other comprehensive income includes items previously recorded directly to equity such as unrealized gains and losses on securities available for sale and changes in the funded status related to post-retirement obligations, net of tax. Comprehensive income is presented in the Statement of Changes in Stockholders’ Equity.

(p)	Employee Benefits

The Bank has a 401(k) plan covering substantially all employees of the Bank. The Bank makes matching contributions equal to 50% of the participant’s contributions that are not in excess of 6% of compensation.

The Bank also provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the Bank’s 401(k) Plan. As also discussed in note 12, the Bank adopted ASC Topic 715, “Compensation – Retirement Benefits,” as of December 31, 2006. This statement requires an employer that sponsors one or more single-employer defined benefit plans to: (a) recognize the funded status of a benefit plan in its statement of financial position; (b) recognize as a component of other comprehensive income, net of tax, changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur; and (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position.

(q)	Segment Reporting

The Bank’s operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Bank operates primarily in the geographical region of Fairfield County, Connecticut. Management makes operational decisions and assesses performance based on an ongoing review of the Bank’s consolidated financial results. Therefore, the Bank has a single operating segment for financial reporting purposes.

(r)	Reclassifications

Certain reclassifications were made to amounts reported in the 2008 and 2007 financial statements to conform to the 2009 presentation.

(s)	Impact of Recent Accounting Pronouncements

As discussed in (a) of this note, the ASC became the FASB’s officially recognized source of authoritative U.S. GAAP applicable to all public and non-public, non-governmental entities, superseding existing FASB, AICPA, EITF and related literature. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

registrants. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative.

In July 2006, the FASB issued new authoritative accounting guidance under ASC Topic 740, “Income Taxes.” ASC Topic 740 seeks to reduce the significant diversity in practice associated with financial statement recognition and measurement in accounting for income taxes. ASC Topic 740 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. ASC Topic 740 is applicable to all uncertain tax positions for taxes, and is not intended to be applied by analogy to other taxes. Under this method, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. ASC Topic 740 requires qualitative and quantitative disclosures, including discussion of reasonably possible changes that might occur in the recognized tax benefits over the next 12 months; a description of open tax years by major jurisdictions; and a roll-forward of all unrecognized tax benefits. The Bank adopted ASC Topic 740 on January 1, 2007. The Bank currently evaluates the uncertainties of tax positions taken or expected to be taken on a return based on the probability of whether the position taken will be sustained upon examinations by taxing authorities. As of December 31, 2009, all income tax uncertainties have been properly recognized in accordance with the Bank’s policy.

In December 2007, the FASB issued new authoritative accounting guidance under ASC Topic 805, “Business Combinations,” which applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of ASC Topic 450, “Contingencies.” The new guidance is effective for all business combinations closing on or after January 1, 2009 and it did not have an impact on the Bank’s financial condition or results of operations upon adoption.

In March 2008, the FASB issued new authoritative accounting guidance under ASC Topic 815, “Derivatives and Hedging.” ASC Topic 815 establishes enhanced disclosure requirements about (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and their related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The amendment of ASC Topic 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, and it did not have a significant impact on the Bank’s financial condition, results of operations or financial statements disclosures upon adoption.

In June 2008, the FASB issued new authoritative accounting guidance under ASC Topic 840, “Leases” which requires that all nonrefundable maintenance deposits be accounted for as a deposit

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

with the deposit expensed or capitalized in accordance with the lessee’s maintenance accounting policy when the underlying maintenance is performed. Once it is determined that an amount on deposit is not probable of being used to fund future maintenance expense, it is to be recognized as additional expense at the time such determination is made. ASC Topic 840; as amended, is effective for fiscal years beginning after July 1, 2009 and is not expected to have a material impact on the Bank’s financial condition, results of operations or financial statement disclosures.

In January 2009, the FASB issued new authoritative accounting guidance under ASC Topic 820, “Fair Value Measurements and Disclosures” to achieve more consistent determination of whether an other-than-temporary impairment has occurred and for determining fair value when the volume and level of activity for an asset or liability has significantly decreased and identifying transactions that are not orderly. The new provision provides additional guidance for estimating fair value and includes additional factors for identifying circumstances that indicate a transaction is not in an orderly market. The model includes (a) evaluating the significance and relevance of the factors to determine whether, based on the weight of the evidence, there has been a significant decrease in the volume and level of activity for the asset or liability; (b) if reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the transaction or the quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value. The new guidance also requires an entity to disclose a change in valuation technique resulting from the application of the new provisions and to quantify its effects. See note 17 for discussion of the impact on valuation of certain investment securities due to the adoption of the new guidance under ASC Topic 820 and the impact to the consolidated financial statements. ASC Topic 820 was effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively.

Effective April 1, 2009, the Bank adopted the new authoritative accounting guidance under ASC Topic 320, “Investments – Debt and Equity Securities,” to require that (a) an entity separately present, in the financial statement where the components of accumulated other comprehensive income are reported, amounts recognized in accumulated other comprehensive income related to held-to-maturity and available-for-sale debt securities for which an other-than-temporary impairment has been recognized and (b) only the portion of the impairment related to a credit loss is recognized in earnings. This new guidance also changes the guidance to state that management must assert (a) it does not have the intent to sell the security, and (b) if the entity does not intend to sell the security, it is not more likely than not it will be required to sell the security before recovery of its amortized cost basis. This new guidance requires that an entity recognize non-credit losses on held-to-maturity debt securities in other comprehensive income and amortize that amount over the remaining life of the security in a prospective manner by increasing the carrying value of the asset unless the security is subsequently sold and there are additional credit losses. The Bank’s new guidance under ASC Topic 320 resulted in a $1.9 million cumulative-effect adjustment, net of taxes to increase retained earnings with an offset to accumulated other comprehensive loss for the non-credit component of losses on debt securities for which other-than-temporary impairment was previously recognized (note 4 and 15).

FASB ASC Topic 820, “Fair Value Measurement and Disclosures.” Effective April, 2009, the Bank adopted new authoritative accounting guidance under ASC Topic 820 for determining fair value when the volume and level of activity for the asset or liability have significantly decreased, and identifying transaction that are not orderly. The new provision provides additional guidance for

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

estimated fair value and includes additional factors for identifying circumstances that indicate a transaction is not in an orderly market. The model includes evaluating the significance and relevance of the factors to determine whether, based on the weight of the evidence, there has been a significant decrease in the volume and level of activity for the asset or liability. If the reporting entity concludes there has been a significant decreased in the volume and level of activity for the asset or liability, further analysis of the transaction or the quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value. The new guidance also requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of the new provisions and to quantify its effects. See notes 4 and 17 below for discussion of the impact on valuation of certain investment securities due to the adoption of the new guidance under ASC Topic 820 and the impact to the consolidated financial statements.

Accounting Standards Update No. 2010-06 under ASC Topic 820 requires new disclosures and clarifies certain existing disclosure requirements about fair value measurement. Specifically, the update requires an entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurement and describe the reasons for such transfers. A reporting entity is required to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurement using Level 3 inputs. In addition, the update clarifies the following requirements of the existing disclosure: (i) for the purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets; and (ii) a reporting entity is required to include disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2009, except for the separate disclosures of purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The new guidance is not expected to have a significant impact on the bank’s consolidated financial statements.

Accounting Standards Update No. 2009-12 under ASC Topic 820 amends Subtopic 820-10 to permit a reporting entity to measure the fair value of certain investments on the basis of net asset value per share of the investment (or its equivalent). This Update also requires new disclosure, by major category of investments, about the attributes of investments within the scope of this amendment to the Codification. The new guidance under ASC Topic 820 became effective for financial statements issued for periods ending after December 15, 2009. The Bank’s adoption of this new authoritative guidance did not have a significant impact on the banks financial statements or its disclosures at December 31, 2009.

In April 2009, FASB issued new authoritative accounting guidance under ASC Topic 805, “Business Combinations,” to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC Topic 450, “Contingencies.” This new guidance removes subsequent accounting guidance for assets and liabilities arising from contingencies and requires entities to develop a systematic and rational basis for subsequently measuring and accounting for assets and liabilities arising from contingencies. The new guidance eliminates the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

acquisition date. For unrecognized contingencies, entities are required to include only the disclosures required under ASC topic 450. The new guidance also requires that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value. The new guidance was effective for assets or liabilities arising from contingencies in business combinations after January 1, 2009.

In May 2009, the FASB issued new authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. These new guidelines define (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date. The new guidance under ASC Topic 855 became effective for financial statements issued for periods ending after June 15, 2009 and did not have a significant impact on the Bank’s financial statements.

In June 2009, the FASB issued new authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” to (i) enhance reporting about transfers of financial assets, including securitizations, where companies have continuing exposure to the risks related to transferred financial assets, (ii) eliminate the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets, and (iii) require additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new guidance under ASC Topic 860 is effective on January 1, 2010 and is not expected to have a significant impact on the Bank’s financial statements.

In June 2009, the FASB issued new authoritative accounts guidance under ASC Topic 810, “Consolidation.” The new guidance amends previously issued U.S. GAAP for consolidation of variable interest entities to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting or similar rights should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The new guidance under ASC Topic 810 is effective on January 1, 2010 and is not expected to have a significant impact on the Bank’s financial statements.

(2)	Business Combinations

(a)	Banking Combinations

On January 1, 2004, Ridgefield Bank was merged with Fairfield County Savings Bank in a transaction accounted for in accordance with the pooling-of-interest method of accounting.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

On June 21, 2004, the Bank acquired the Bank of Westport (BOW) using the purchase method of accounting in accordance with ASC Topic 805, “Business Combinations.” The Bank acquired 100% of the outstanding common stock of BOW for $11,022.

The core deposit intangible acquired at $1,522 is being amortized over 7 years. Amortization expense for the core deposit intangible was $153, $153 and $217 for the years ended December 31, 2009, 2008 and 2007. Scheduled core deposit amortization expense for the years ending December 31 is as follows: 2010 - $185 and 2011 - $109.

(b)	Insurance Acquisitions

In January 1999, the Bank acquired all of the outstanding common stock of Carnall Insurance, Inc. (Carnall), a Ridgefield based insurance agency. Carnall acquired Gordon Walsh Agency Incorporated in July 2000 and Daniel V. Flynn & Son, Incorporated (Flynn) in April 2002. In 2006 and 2007, Carnall acquired two additional insurance businesses in Weston, Connecticut and Mount Kisco, New York. Effective 2009, Carnall’s name was changed to Fairfield County Bank Insurance Services, LLC. Each acquisition was a cash transaction accounted for using the purchase method of accounting. Additional payments were made for noncompete agreements and contingent cash consideration based on a percentage of future retained commissions.

The carrying values of goodwill and intangible assets, net of accumulated amortization at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Goodwill – not subject to amortization	$7,622	7,544
Intangible assets – subject to amortization core deposit intangibles	484	673

Total goodwill and intangible assets	$8,106	8,217

(3)	Cash and Cash Equivalents

The Bank is required to maintain certain reserves for its transaction accounts and nonpersonal time deposit accounts. At December 31, 2009 and 2008, the Bank met these requirements by maintaining cash on hand or on deposit with financial institutions of at least $3,876 and $2,775, respectively.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(4)	Securities

The amortized cost and estimated fair value of securities available-for-sale and held-to-maturity at December 31, 2009 and 2008 are as follows:

December 31, 2009	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
Debt securities:
Corporate and other obligations	$10,901	—	(7,435)	3,466
Mortgage-backed securities	10,007	161	(122)	10,046
U.S. government and agency obligations	42,039	46	(616)	41,469

Total debt securities	62,947	207	(8,173)	54,981

Equity securities:
Mutual funds	1,000	13	—	1,013
Common stocks	15	—	(2)	13
Other equity	1,501	—	—	1,501

Total equity securities	2,516	13	(2)	2,527

Total securities available-for-sale	$65,463	220	(8,175)	57,508

Held-to-maturity:
Corporate and other obligations	$6,916	—	(1,558)	5,358
U.S. government and agency obligations	5,829	126	(36)	5,919
Municipal bonds	16,179	397	(80)	16,496
Mortgage-backed securities	7,634	134	(33)	7,735

Total securities held-to-maturity	$36,558	657	(1,707)	35,508

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

December 31, 2008	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
Debt securities:
Corporate, and other obligations	$10,864	—	(8,259)	2,605
Mortgage-backed securities	520	—	(10)	510
U.S. government and agency obligations	$2,000	78	—	2,078

Total debt securities	13,384	78	(8,269)	5,193

Equity securities:
Mutual funds	5,920	4	—	5,924
Common stocks	15	—	(1)	14

Total equity securities	5,935	4	(1)	5,938

Total securities available-for-sale	$19,319	82	(8,270)	11,131

Held-to-maturity:
Corporate and other obligations	$7,697	—	(2,245)	5,452
U.S. government and agency obligations	8,075	37	(127)	7,985
Municipal bonds	18,150	642	—	18,792
Mortgage-backed securities	10,943	74	(162)	10,855

Total securities held-to-maturity	$44,865	753	(2,534)	43,084

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The following is a summary of additional information concerning investment securities with unrealized losses at December 31, 2009 and 2008, segregated according to the length of time that individual securities had been in a continuous unrealized loss position:

	Less than 12 months		12 months or more		Total
December 31, 2009	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for sale:
Corporate and other obligations	$—	—	2,750	7,435	2,750	7,435
Mortgage-backed securities	3,825	122	—	—	3,825	122
Common stock	—	—	12	2	12	2
U.S. government and agency obligations	39,423	616	—	—	39,423	616

Total temporarily impaired securities	$43,248	738	2,762	7,437	46,010	8,175

Held to maturity:
Corporate and other obligations	$750	104	4,608	1,454	5,358	1,558
U.S. government and agency obligations	554	7	1,752	29	2,306	36
Mortgage-backed securities	1,830	30	703	3	2,533	33
Municipal obligations	3,824	80	—	—	3,824	80

Total temporarily impaired securities	$6,958	221	7,063	1,486	14,021	1,707

	Less than 12 months		12 months or more		Total
December 31, 2008	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for sale:
Corporate and other obligations	$—	—	1,505	8,259	1,505	8,259
Mortgage-backed securities	219	4	291	6	510	10
Common stock	13	1	—	—	13	1

Total temporarily impaired securities	$232	5	1,796	8,265	2,028	8,270

Held to maturity:
Corporate and other obligations	$—	—	5,452	2,245	5,452	2,245
U.S. government and agency obligations	—	—	4,242	127	4,242	127
Mortgage-backed securities	—	—	4,964	162	4,964	162

Total temporarily impaired securities	$—	—	14,658	2,534	14,658	2,534

Securities with unrealized loss positions do not represent impairments that are other than temporary. Corporate securities with unrealized losses consists primarily of 5 single issue trust preferred securities (held to maturity), one pooled trust preferred security (held to maturity) and 9 pooled trust preferred securities (available for sale) that are subject to cyclical market price fluctuations as a result of a number of factors including the current and projected interest rate environment and negative perceptions about the general health of the financial services sector. Liquidity constraints drove market prices downward in

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

2009 and 2008. At December 31, 2009, six of the nine trust preferred pools were below investment grade, with an investment grade between Caa3 and Ca, or highly speculative and near default. At December 31, 2009, there are 72 issuers either in receivership by the FDIC, or in deferral or default within these trust preferred investments, which in the aggregate represents 22.4% of the remaining collateral of these instruments.

The following table details the six pooled trust preferred investments below investment grade at December 31, 2009:

Security Description	Tpref Funding III	Tpref Funding I	Tpref Funding II	PreTSL XIII	PreTSL XV	US Capital Funding II
Par Value	$2,000	$1,104	$1,000	$3,000	$2,000	$3,000
Book Value	$1,259	$762	$624	$2,460	$1,240	$2,136
Market Value	$197	$165	$95	$763	$174	$448
Cumulative credit related OTTI charge	$741	$371	$365	$540	$760	$883
Cumulative non-credit OTTI in other comprehensive income	$1,062	$597	$529	$1,697	$1,066	$1,688
Credit ratings	Ca	Caa3	Caa3	Ca	Ca	Ca
Number of issuers	34	21	34	71	75	62
Number of performing issuers	25	15	24	59	61	52
Number of actual default/deferral issuers	9	6	10	12	14	10
Percent of issuers in default/deferral	26.5%	28.6%	29.4%	16.9%	18.7%	16.1%
Percent of actual default/deferral to remaining collateral dollars	28.0%	37.4%	28.0%	16.4%	23.6%	16.1%
Percent of projected default/ deferrals to remaining collateral dollars	1.3%	10.2%	0.7%	1.6%	0.8%	0.0%

The default and deferral projections are derived using a model that calculates an underlying bank’s projected Camel rating based on historical financial ratios that are weighted by importance. All four and five projected Camels are further stressed tested for potential default/deferral. Underlying banks with a high probability of default or deferral based on this stress testing are included in the above projection.

To evaluate the collectability of the principal and interest of these securities, the Bank reviewed each investment’s underlying bank’s financial condition as well as performed an analysis over the estimated future cash flows to test if there was a probable adverse change in cash flows in accordance with ASC Topic 942-325, “Financial Services – Depository and Lending – Investments – Other.” Effective April 1, 2009, the Bank adopted new authoritative guidance under ASC Topic 320 “Investment-Debt and Equity Securities,” that requires an entity to recognize non-credit losses in other comprehensive income and credit related losses in earnings. The cumulative effect of the adoption of this guidance was a benefit of $1,943 to retained earnings, net of tax of $1,000. Contractual cash flow projections were done at each instrument’s stated interest rate as well as stress tested at higher discount rates, generally 15%. These cash flow models were run using industry deferral and default rates, with minimal recovery. In addition, the cash flow models are calculated based on the level of subordination within each of the original issuances. The note holder’s level of subordination will indicate how much excess collateral is available to pay principal and interest after payments have been made to the more senior classes of note holders. To the extent that excess collateral levels are declining or becoming negative, this is an indicator that an investment may be other-than-temporarily impaired. As a result, during 2009, other-than-temporary impairment charges of $3,004 were recognized on 6 corporate trust preferred debt securities as

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

management concluded that it was not probable that all principal and interest payments would be collected in accordance with contractual terms. The net unrealized loss in other comprehensive income was $6,640 at December 31, 2009. Additionally, an other-than-temporary impairment charge of $500 was recognized on one limited partnership due to a significant decline in the value of its underlying portfolio of commercial real estate.

The following table presents the changes in the credit loss component of the amortized cost of debt securities classified as either held to maturity or available for sale that the Bank has written down for such loss as an other-than-temporary impairment recognized in earnings. The credit loss component of the amortized cost represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses. The beginning balance represents the credit loss component for debt securities for which other-than-temporary impairment occurred prior to the period presented. Other-than-temporary impairment recognized in earnings in the year ended December 31, 2009, for credit impaired debt securities are presented as additions in two components based upon whether the current period is the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if the Bank sells, intends to sell or believes it will be required to sell previously credit impaired debt securities. Additionally, the credit loss component is reduced if (i) the Company receives the cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security, (ii) the security matures or (iii) the security is fully written down.

Changes in the credit loss component of credit impaired debt securities during the year ended December 31, 2009 were as follows:

2009
Balance, beginning of period	$657
Additions:
Initial credit impairments	2,406
Subsequent credit impairments	598

Balance, end of period	$3,661

As previously disclosed, the bank recorded a $5,146 other-than-temporary impairment charge during 2008. Upon adoption on April 1, 2009 of the new authoritative guidance under ASC “Investments-Debt and Equity Securities,” the Bank recorded a cumulative effect of a change in accounting adjustment to recognize only the credit related portion of previously recorded other-than-temporary impairment charges in retained earnings. The beginning balance of $657 in the table above reflects the credit related portion of the previously recorded other-than-temporary impairment charges.

At December 31, 2009, the amortized cost, estimated market value and credit rating of the individual single issue trust preferred securities in an unrealized loss position for greater than one year are as follows (in thousands):

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Security Description	Amortized Cost	FV	Rating
Manufacturers and Traders Bank Corp.	$961	$919	A3
Chittenden Corp.	854	750	Baa1
Wachovia Capital	780	632	Baa2
Bank of America Capital	823	695	Baa3
Chase Capital	817	713	A2

At December 31, 2009, the market value of each single issue trust preferred security was below cost. The corporate debt securities are issued by other financial institutions with credit ratings ranging from a high of A2 to a low of Baa3 as rated by an established credit rating service. The majority of these securities are floating rate and pay a fixed spread over three-month LIBOR. There is one fixed rate security that converts to a fixed spread over three- month LIBOR in 2012. These securities were purchased in April and May 2008. Following the purchase of these securities, the required spread increased for these types of securities causing a decline in the market price. The Bank concluded that the unrealized losses on these securities were only temporarily impaired at December 31, 2009. In concluding that the impairments were only temporary, the Bank considered several factors in its analysis. The Bank noted that each issuer made all the contractually due payments when required. There were no defaults on principal or interest payments and no interest payments were deferred. All of the financial institutions were also considered well-capitalized. Based on management’s analysis of each individual security, the issuers appear to have the ability to meet debt service requirements for the foreseeable future. Furthermore, these investment securities are classified as held to maturity and the Bank does not have the intent to sell these securities and it is more likely than not that the Bank will not be required to sell the securities. The Bank expects to receive its full principal at the respective maturity dates. The Bank has historically not actively sold held to maturity investment securities and does not utilize the securities portfolio as a source of liquidity. The Bank’s long range liquidity plans indicate adequate sources of liquidity outside the securities portfolio. Capital markets in general and the market for these corporate securities in particular have been disrupted since the second half of 2007. In its analysis, the Bank considered that the severity and duration of unrecognized losses was at least partly due to the illiquidity caused by market disruptions. Steps taken by the U.S. Treasury, the Federal Reserve Bank, the Federal Deposit Insurance Corporation and foreign central banks, among other, have been a positive force in restoring liquidity and confidence in the capital markets. Due to the reasons noted above, especially the continuing restoration of the capital markets, the capital position of the issuers, the uninterrupted payment of all contractually due interest, management has determined that only a temporary impairment existed at December 31, 2009.

Exclusive of the pooled and single issue trust preferred securities discussed above, at December 31, 2009, there were 4 corporate, 24 U.S. government and agency obligations, and 4 mortgage-backed securities with unrealized losses. No additional other-than-temporary impairment charges were recognized on these securities based on management’s analysis of credit ratings and estimated future cash flows considering subordination levels. The Bank believes it is probable that all principle and interest will be collected in accordance with contractual terms. The Bank does not intend to sell the securities and it is more likely than not that the Bank will not be required to sell the securities before recovery of their amortized cost.

During 2008, other-than-temporary impairment was recognized for 2 corporate debt securities as management concluded that it was not probable that all principal and interest payments would be collected

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

in accordance with the contractual terms would be recognized based on a credit analysis of the underlying issuers. Other-than-temporary impairment charges of $1.6 million was also recognized for 4 mutual fund investments during 2008 based on management assessment of the severity and duration of the unrealized losses on these equity securities, and that a near term recovery of the historical cost was not probable.

There were 14 corporate, 5 U.S. Government and Agency obligations, and 8 mortgage-backed securities with unrealized losses at December 31, 2008. No other-than-temporary impairment was recognized on these securities based on management’s analysis of credit ratings and estimated future cash flows considering subordination levels.

Net security gains (losses) consisted of the following for the years ended December 31, 2009 and 2008:

	2009	2008	2007
Gross realized gains	$489	154	130
Gross realized losses	(231)	(228)	(9)
Other-than-temporary impairment charge	(3,504)	(5,146)	—

Net security (losses) gains	$(3,246)	(5,220)	121

The following is a summary of the amortized cost and estimated fair value of debt securities (other than mortgage-backed securities) at December 31, 2009, by remaining period to contractual maturity:

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
One year or less	$—	—	—	—
After one to five years	12,754	12,774	4,651	4,748
After five to ten years	25,000	24,682	14,772	14,837
After ten years	15,186	7,479	9,501	8,188

Total	$52,940	44,935	28,924	27,773

At December 31, 2009, and 2008 investment securities pledged as collateral for public funds held by the Bank had a fair value of $12,954 and $12,014, respectively.

(5)	Mortgage Banking Activities

The Bank sells residential mortgage loans in the secondary market on a nonrecourse basis. During 2005, the Bank discontinued servicing mortgage loans for others. Proceeds from sales of mortgage loans totaled $277,171, $51,700, and $65,248 for the years ended December 31, 2009, 2008, and 2007, respectively. Gains on sales of mortgage loans, which include deferred loan origination fees recognized in income upon sale of the related loans, totaled $3,874, $665, and $809 for the years ended December 3l, 2009, 2008, and 2007, respectively.

Mortgage loans held for sale at December 31, 2009 and 2008 are residential loans which the Bank intends to sell under forward contracts providing for delivery to the purchasers within two months. Since the contract sales prices exceeded the adjusted cost basis of the loans, a valuation adjustment to reduce the loans to the lower of aggregate cost or market value was not required at December 31, 2009 or 2008.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(6)	Loans Receivable

Loans receivable at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Mortgage loans:
Loans secured by existing properties:
1-4 family residential	$357,207	401,203
Commercial	357,132	343,447
Construction and development loans	121,114	221,505

	835,453	966,155

Commercial and consumer loans:
Commercial loans	164,450	163,475
Home equity lines of credit	211,029	217,983
Consumer loans	24,922	21,713

	400,401	403,171
U.S. government guaranteed	4,631	4,924

Total loans receivable	1,240,485	1,374,250
Allowance for loan losses	(13,758)	(12,978)
Net deferred loan origination fees	(151)	(370)

Total loans receivable, net	$1,226,576	1,360,902

The Bank originates mortgage loans secured by either existing residential and commercial real estate properties or properties under construction and development. The Bank also originates commercial business loans and various types of consumer loans. A substantial portion of the Bank’s loans are secured by real estate properties located in Fairfield County, Connecticut, and, to a lesser extent, other Connecticut counties and certain New York counties such as Putnam and Westchester. The ability of the Bank’s borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Bank’s concentrated lending area.

The principal balances of loans contractually delinquent three months or more and on nonaccrual status totaled $58,874 and $27,272 at December 31, 2009 and 2008, respectively. Interest income on nonaccrual loans which was not recognized was $2,479, $1,856 and $805 for the years ended December 31, 2009, 2008 and 2007, respectively. The Bank had impaired loans within the scope of ASC Topic 942-310 of $28,787 and $20,161 at December 31, 2009 and 2008, respectively. The bank recorded net charge offs of $5,082 and $1,672 on impaired loans in 2009 and 2008, respectively. An allowance for loan impairment under ASC Topic 942-310 was not required at December 31, 2009 and 2008 due to the sufficiency of collateral values or any collateral shortfall has been previously charged off. The Bank’s average recorded investment in impaired loans was $24,474, $14,717 and $6,850 for the years ended December 31, 2009, 2008, and 2007, respectively. Interest income recognized on impaired loans in 2009 was $289 and was not significant in 2008 or 2007.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

In addition, the Bank entered into twenty-one troubled debt restructuring (“TDR”) agreements totaling $14.6 million for which interest is still accruing at December 31, 2009. The table below sets forth the amounts and categories of the troubled debt restructuring as of December 31, 2009 and December 31, 2008.

	2009		2008
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled Debt Restructurings:
Residential Mortgages	$10,160	$13,191	$—	—
Commercial Mortgages	—	1,257	—	—
Home equity lines	1,689	166	—	—
Construction loans	3,885	—	9,442	—

	$15,734	$14,614	$9,442	$—

For restructured construction loans, the required allowance is calculated based upon the fair market value of the collateral, as these loans are deemed to be collateral dependent as the loans will be paid off by the sale of the units. The concessions granted on TDR construction loans were primarily interest rate reductions and maturity extensions. The provision to the allowance for TDR construction loans was $565 and $261 for December 31, 2009 and 2008, respectively. For all other TDR loans, concessions consist of interest rate reductions or interest only payment extensions not to exceed two years. Provision to the allowance for loan losses for these restructurings was $652 for the year ended December 31, 2009 and was based on the present value of the modified cash flows discounted at the loans original interest rate.

The following is a summary of activity in the allowance for loan losses for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
Balance at beginning of year	$12,978	11,065	10,308
Provision for loan losses	8,700	4,000	1,000
Charge-offs	(8,739)	(2,274)	(310)
Recoveries	819	187	67

Balance at end of year	$13,758	12,978	11,065

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(7)	Premises and Equipment

Categories of premises and equipment (net of accumulated depreciation and amortization of $24,333 in 2009 and $20,778 in 2008) are summarized as follows at December 31, 2009 and 2008:

	2009	2008
Land	$8,387	8,387
Buildings and leasehold improvements	26,440	23,218
Furniture, fixtures, and equipment	4,594	5,420
Artwork	151	144

Premises and equipment, net	$39,572	37,169

Depreciation and amortization expense was $4,112, $3,822, and $3,352 for the years ended December 31, 2009, 2008, and 2007, respectively.

(8)	Other Real Estate Owned (“OREO”)

OREO consists of properties obtained by the Bank through loan foreclosure or deed-in-lieu of foreclosure. The following table summarizes additional information on OREO at December 31, 2009 and 2008:

	2009	2008
Balance at beginning of year	$1,080	$—
Properties transferred to OREO, net	16,897	3,478
Valuation adjustments to reflect OREO at the lower of cost or fair value included in Net Loss on OREO	(463)	—
Gross property sales	(5,233)	(2,398)
Loss on property sales	(125)	—

Balance at end of year	$12,156	$1,080

(9)	Deposits

Deposit balances and related weighted average interest rates are summarized as follows at December 31, 2009 and 2008:

	2009		2008
	Amount	Rate	Amount	Rate
Non-interest bearing deposits	$168,102	—%	169,191	—%
Interest earning checking accounts	229,541	0.2	171,905	0.4
Money Market	340,131	0.8	340,662	1.7
Savings	102,594	0.2	85,030	0.4
Time	411,032	2.4	433,392	3.4

Total deposits	$1,251,400	1.4%	1,200,180	2.2%

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Currently, deposits in excess of $250,000 are not federally insured.

The following is a summary of time deposit balances and related weighted average interest rates, by remaining period to contractual maturity, at December 31, 2009 and 2008:

	2009		2008
	Amount	Rate	Amount	Rate
One year or less	$317,377	2.0%	360,798	3.3%
After one to two years	64,793	3.7	38,654	3.8
After two to three years	21,246	4.1	28,863	4.2
After three to five years	7,616	3.1	5,077	4.5

Total time deposits	$411,032	2.4%	433,392	3.4%

The Bank had $0 and $45 million of brokered deposits, included in time deposits at December 31, 2009 and 2008. Time deposits with accounts issued in amounts of $100 or more totaled $230,813 and $201,953 at December 31, 2009 and 2008, respectively.

Interest expense on deposits consisted of the following for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
Savings	$376	$819	$1,057
Money Market	4,738	9,572	12,200
NOW	1,225	1,504	2,113
Time	12,861	14,489	18,305

	$19,200	$26,384	$33,675

(10) Other Borrowings

The following is a summary of outstanding FHLB advances and related weighted average interest rates, by remaining period to maturity, at December 31, 2009 and 2008:

	2009		2008
	Amount	Rate	Amount	Rate
One year or less	$46,054	3.5%	66,732	2.0%
After one to two years	20,264	4.0	48,104	3.5
After two to three years	15,000	3.8	20,000	4.0
After three to five years	40,000	3.2	55,000	3.4
After five years	12,881	4.1	12,062	4.3

Total FHLB advances	$134,199	3.6%	201,898	3.0%

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The following table sets forth certain information as to FHLB advances, including FHLB overnight advances, for the period ended December 31, 2009 and 2008:

	Maximum Balance	Average Balance	Weighted Average Interest Rate
2009	$205,398	$160,119	3.42%
2008	208,058	173,893	3.08%

At December 31, 2009, the Bank had $30 million of borrowings which are callable in 2010 and have contractual remaining maturities of up to 7 years.

Advances are secured by the Bank’s investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets not otherwise pledged, principally residential mortgage loans. The Bank satisfied this collateral requirement at December 31, 2009 and 2008. Based on the level of qualifying collateral available to secure advances, the Bank’s FHLB borrowing capacity at December 31, 2009 was approximately $243,334 of which approximately $109,135 was unused. The Bank had pledged securities with carrying amounts of $38,103 and $14,992 as of December 31, 2009 and 2008, respectively, to secure borrowings.

During 2009, the Bank obtained additional borrowing capacity through the Federal Reserve’s Borrower-In-Custody program (“BIC”). This agreement requires the Bank to maintain as collateral certain qualifying assets not otherwise pledged, primarily commercial real estate, construction and commercial C&I loans. The Bank’s borrowing capacity at December 31, 2009 was approximately $199,016. There were no BIC borrowings outstanding at December 31, 2009.

The following table sets forth certain information on BIC advances for the year ended:

	Maximum Balance	Average Balance	Weighted Average Interest Rate
2009	$10,000	$411	0.5%

(11)	Subordinated Debt

Fairfield County Bank, MHC established Fairfield County Trust I, (the “Trust”) a statutory trust for the sole purpose of issuing trust preferred securities. The proceeds from the issuance were used by the trust to purchase an equivalent amount of junior subordinated debentures of Fairfield County Bank, MHC. The junior subordinated debentures, the sole assets of the trust, are unsecured obligations of Fairfield County Bank, MHC and are subordinate and junior in right of payment to all present and future senior and subordinated indebtedness. The trust preferred securities qualify, and are treated as, Tier 1 capital by Fairfield County Bank,, as Fairfield County Bank, MHC down streamed the proceeds from those securities to Fairfield County Bank.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The table below summarizes the outstanding trust preferred securities as of December 31, 2009:

2009
Junior Subordinated Debentures:
Contractual principal balance	$8,000
Annual interest rate (1)	4.674%
Stated maturity date:	September 15, 2038
Initial call date:	September 15, 2013
Trust Preferred Securities:
Face value	$8,000
Annual distribution rate (1)	4.674%
Issuance date	July 2008
Distribution dates	Quarterly

(1)	Interest on Fairfield County Trust I, resets quarterly to 3-month Libor plus 4.375%.

The Trust’s ability to pay amounts due on the trust preferred securities is solely dependent upon Fairfield County Bank, MHC making payments on the related junior subordinated debentures. Fairfield County Bank, MHC’s obligation under the junior subordinated debentures constitutes a full and unconditional guarantee by Fairfield County Bank, MHC of the trusts’ obligations under the trust preferred securities issued. Under the junior subordinated debenture agreements, Fairfield County Bank, MHC has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities, for up to five years, but not beyond the stated maturity date in the table above. Currently, Fairfield County Bank, MHC has no intention to exercise its right to defer interest payments on the debentures.

The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at the stated maturity date or upon an earlier call date for redemption at par.

(12)	Retirement and Incentive Compensation Plans

(a)	Defined Contribution Plan

The Bank maintains a defined contribution retirement plan established under Section 40l(k) of the Internal Revenue Code. All employees who have attained age 19 and have a minimum of six months of service may elect to participate in the plan, by making contributions ranging from 2% to 15% of their compensation. The Bank makes matching contributions equal to 50% of the participant’s contributions that are not in excess of 6% of compensation. The Bank, at its discretion, may make additional contributions on a profit-sharing basis. Retirement plan expense amounted to $1,289, $1,434, and $1,333 for the years ended December 31, 2009, 2008, and 2007, respectively.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(b)	Supplemental Executive Retirement Plan (“SERP”)

The Bank has also entered into six supplemental executive retirement agreements, which are unfunded arrangements providing for certain lifetime benefits in excess of those payable under the defined contribution retirement plan. The agreements also provide for certain death benefits.

As previously discussed in note 1, the FASB issued new authoritative accounting guidance under ASC Topic 715, “Compensation – Retirement Benefits” effective December 31, 2006. ASC Topic 715 requires an employer to: (a) recognize in its statement of financial condition the overfunded or underfunded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation; (b) measure a plan’s assets and its obligations that determine its funded status as of the date of its year-end statement of financial condition and (c) recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period. ASC Topic 715 does not change how an employer determines the amount of net periodic benefit cost. ASC Topic 715 resulted in a charge/(credit) of $1,330, ($1,585) and $336 against accumulated other comprehensive income, net of taxes in 2009, 2008, and 2007 respectively.

The following table sets forth information regarding the SERP at December 31:

	2009	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$6,453	7,781	6,188
Service cost	419	653	583
Interest cost	554	441	346
Actuarial (gain) loss	51	(2,246)	840
Benefits paid	(176)	(176)	(176)
Plan amendments	2,145	—	—

Benefit obligation at end of year	$9,446	6,453	7,781

Change in plan assets:
Fair value of plan assets at beginning of year	$—	—	—
Actual return on plan assets	—	—	—
Employer contributions	176	176	176
Benefits paid	(176)	(176)	(176)

Fair value of plan assets at end of year	$—	—	—

Funded status	$9,446	6,453	7,781

The amendments to the plan during 2009 related to the addition of one executive to the SERP plan and to an increase in the net retirement benefit for all participants from 55% to 60% of final net pay. The unfunded SERP pension benefit of $9,446 and $6,453 at December 31, 2009 and 2008, respectively, is included in other liabilities, in the consolidated statement of financial condition.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The following table sets forth the components of the net periodic benefit costs for the years ended December 31:

	2009	2008	2007
Service cost	$419	653	583
Interest cost	554	441	346
Amortization of actuarial loss	181	156	215

Net periodic benefit cost	$1,154	1,250	1,144

The following table sets forth the weighted average assumptions used to determine benefit obligations at December 31:

	2009	2008	2007
Discount rate	6.25%	6.50%	5.75%
Average rate of compensation increase	5.50%	5.50%	5.50%

The Bank provides its actuary with certain rate assumptions used in measuring the benefit obligation. The most significant of these is the discount rate used to calculate the period-end present value of the benefit obligations, and the expense to be included in the following year’s financial statements. A lower discount rate will result in a higher benefit obligation and expense, while a higher discount rate will result in a lower benefit obligation and expense. The discount rate assumption was determined based on a cash flow-yield curve model specific to the Bank’s SERP plan. The Bank compares this rate to certain market indices, such as long-term treasury bonds, or the Merrill Lynch bond indices, for reasonableness.

Estimated future benefit payments (which reflect expected future service, as appropriate) for this plan is as follows for the years ending December 31:

Year ending December 31:
2010	176
2011	407
2012	613
2013	613
2014	613
2015 and thereafter	4,434

Total	$6,856

(c)	Executive Death Benefit Plan

The Bank maintains an Executive Death Benefit Plan in conjunction with its BOLI program in order to retain highly qualified executives. This plan provides varying levels of death benefits to the designated beneficiary of the participating executive. ASC Topic 715, “Compensation – Retirement

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Benefits,” requires that the deferred compensation or post-retirement benefit aspects of an endorsement-type split-dollar life insurance agreement be recognized as a liability by the employee where that obligation is not effectively settled by the purchase of the life insurance policy. The liability for the future benefit is recognized based on the substantive agreement with the employer, which may be either to provide a future death benefit or to pay for the future cost of life insurance. At December 31, 2009, the Bank recognized a post-retirement liability of $1,048. Upon adoption in 2008, the cumulative effect of the change in accounting principle was $526, net of tax of $283. The Bank recognized $122 and $118 of post-retirement benefit expense for the years ended December 31, 2009 and 2008, respectively.

(d)	Long-Term Incentive Plans

The Bank has a long-term incentive plan that provides for grants of “phantom shares” to key management personnel. A base unit value is set for each share at the grant date by reference to the Bank’s Tier 1 capital level at that time. Changes in the share unit value subsequent to the grant date are generally determined based on defined changes in the Bank’s Tier 1 capital level; however, the unit value may also be increased at the discretion of the board of directors. Holders of the shares are entitled to a cash payment from the Bank equal to any excess of (i) the share unit value at the time the awards become fully vested over (ii) the base unit value set at the grant date. Grants are subject to vesting at the rate of 20% per year beginning in the year following the award, but become fully vested upon retirement, death or full disability. A total of 245,500 shares were issued and outstanding under the plan at December 31, 2003. In December 2003, as a result of the merger, this long-term incentive plan was frozen and replaced with a similar long-term incentive plan, the Long-Term Incentive Plan II (LTI II), following the completion of the merger.

The LTI II plan also provides for the grants of “phantom shares” to key management personnel and has been funded with 1,450,000 shares, which originally were made available for distribution over a period of 10 years with 235,000 shares available for distribution in the base year, and 135,000 shares are available for grant in each of the 9 succeeding years. The terms of LTI II plan were amended in 2006 reducing the life of the plan to 7 years and reallocating shares that would have been allocated in the last 3 years (402,000 total shares) to years 4 through 7. This provides for grants of up to 236,250 shares per year or an additional 135,000 shares per year not counting forfeited shares in years 4 through 7.

A base unit value is set for each share at the grant date by reference to the Bank’s leverage capital (adjusted for goodwill created by acquisitions). The granting of shares to participants will be determined by the Bank’s performance measured against certain defined performance indicators. All grants vest using a five-year vesting schedule, beginning in the year following the award and may not be redeemed until the end of the five-year vesting period, subject to the participant being an employee of the Bank at the time of redemption. All grants automatically become fully vested at retirement if certain age and service requirements have been met. All grants must be redeemed when fully vested with the participant receiving a lump-sum distribution.

Compensation and benefits expense includes long-term incentive plan expense, attributable to vesting and changes in the share unit value of $844, $601, and $603 for the years ended December 31, 2009, 2008, and 2007, respectively. The accrued compensation cost included in other liabilities amounted to $2,010 and $2,095 at December 31, 2009 and 2008, respectively.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(13)	Income Taxes

The components of income tax expense (substantially all representing Federal income taxes) were as follows for the years ended December 31:

	2009	2008	2007
Current tax expense	$2,458	4,927	4,308
Deferred tax benefit	(2,685)	(3,249)	(312)

Total income tax expense	$(227)	1,678	3,996

The Bank has established Ridgefield Bank Mortgage Corporation, a passive investment company (PIC), in accordance with Connecticut tax laws permitting transfers of mortgage loans to such subsidiaries. The related earnings of the PIC, and any dividends it pays to the Bank, are not subject to Connecticut income tax. As a result of the exclusion of such earnings and dividends from the Bank’s Connecticut taxable income, a valuation allowance has been established for the Bank’s entire Connecticut deferred tax asset by charges to income tax expense. Changes in this valuation allowance during the years ended December 31, 2009 and 2008 resulted from the additional Connecticut deferred tax asset attributable to the state net operating loss carryforwards and net changes in temporary differences.

At December 31, 2009, the Bank had available net operating loss carryforwards of approximately $253 million for Connecticut income tax purposes. Substantially all of these carryforwards have expiration dates in 2020 through 2029 and, accordingly, are available to reduce any Connecticut taxable income prior to expiration. In addition, at December 31, 2009 the Bank had available tax credit carryforwards of approximately $769 for Connecticut tax purposes. These carryforwards have expiration dates in 2010 through 2014 and are available to reduce any Connecticut tax liability prior to expiration.

The following is a reconciliation of the expected income tax expense, computed at the applicable Federal statutory tax rate of 35% for 2009, 2008, and 2007 to the actual income tax expense for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
Federal income tax at statutory rate	$613	2,431	4,573
Income on bank-owned life insurance	(435)	(521)	(473)
Tax-exempt municipal income	(213)	(249)	(257)
Benefit of lower federal tax rate (34% vs 35%)	(98)	(100)	(100)
Costs of reorganization	—	—	91
Other, net	(94)	117	162

Actual income tax expense	$(227)	1,678	3,996

Effective income tax rate	-13.0%	24.2%	30.6%

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The components of the Bank’s deferred tax assets and liabilities at December 31, 2009 and 2008 are as follows:

	2009	2008
Deferred tax assets:
Federal and state tax net operating loss carryforward	$12,311	10,568
Allowance for loan losses	5,490	5,178
Deferred compensation and benefits	2,541	2,197
Supplemental retirement agreements	3,139	2,749
Split-dollar retirement agreements	418	369
Minimum pension liability- SERP	535	(150)
Net unrealized loss on securities	2,780	2,948
Property writedowns related to OREO and real estate held for development	1,342	—
Other-than-temporary impairment on securities	1,798	2,107
Other	2,350	2,181

Total deferred tax assets	32,704	28,147
Valuation allowance for state deferred tax assets	(14,821)	(12,732)

Deferred tax assets, net of the valuation allowance	17,883	15,415

Deferred tax liabilities:
Purchase accounting adjustment	117	178
Other	704	375

Total deferred tax liabilities	821	553

Net deferred tax assets	$(17,062)	14,862

Based on management’s consideration of the Bank’s historical and anticipated future pre-tax earnings, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, management believes that it is more likely than not that the Bank will realize its total deferred tax assets, net of the valuation allowance.

As a thrift institution, the Bank is subject to special provisions in the tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. Deferred tax liabilities are recognized with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or recaptured) in the foreseeable future. Deferred tax liabilities have not been recognized with respect to the Bank’s base- year reserves, since management does not expect that these reserves will become taxable in the foreseeable future. Under the current tax laws, the base-year reserves would become taxable only under very limited circumstances. Approximately $5.4 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Fairfield County Bank makes a non-dividend distribution to Fairfield County Bank Corp.

Effective January 1, 2007, the FASB issued new authoritative guidance under ASC Topic 740 “Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC Topic 740 prescribes a recognition threshold and measurement attribute for the

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of ASC Topic 740 are to be applied to all tax positions upon initial adoption of this standard. Tax positions must meet the more-likely-than-not recognition threshold at the effective date in order for the related tax benefits to be recognized or continue to be recognized upon adoption of ASC Topic 740. The Bank, through its various wholly owned subsidiaries, deploys several tax strategies. Based on the facts surrounding these strategies and applicable laws, the Bank believes these strategies are more likely than not of being sustained under examination. The Bank believes it will receive 100% of the benefit of the tax positions and has recognized the effects of the tax positions in the financial statements. The adoption of ASC Topic 740 did not have a material impact on the Bank’s financial condition, results of operations or financial statement disclosures. The Bank recognizes accrued interest and penalties related to unrecognized tax benefits, where applicable, in income tax expense.

The Bank files income tax returns in the United States federal jurisdiction and in Connecticut and New York state jurisdictions. In 2009, the Bank’s federal return was examined through 2006 with no changes proposed by the IRS. Federal returns for 2007, 2008 and 2009 are subject to examination. State returns for 2006 forward remain open to examination.

(14)	Commitments and Contingencies

(a)	Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to commitments to originate loans, unused lines of credit, and standby letters of credit (credit-related financial instruments) that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the risks associated with loans recognized in the consolidated statements of condition. Substantially all of these credit-related financial instruments have been entered into with customers in the Bank’s primary lending area described in note 6.

The contract amounts of credit-related financial instruments reflect the extent of the Bank’s involvement with those classes of financial instruments. The Bank’s exposure to credit loss in the event of nonperformance by the counterparty is represented by the contract amount. The Bank uses the same credit policies in extending commitments, lines of credit, and standby letters of credit as it does for on-balance sheet instruments.

The contract amounts of these off-balance sheet financial instruments at December 31, 2009 and 2008 are summarized below:

	2009	2008
Lending-related instruments:
Unused lines of credit	$237,395	283,186
Undisbursed construction loans	21,484	70,257
Commitments to originate loans	55,891	43,900
Standby letters of credit	5,045	7,076

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Lines of credit and commitments to originate loans (including undisbursed construction loans) are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These agreements generally have fixed expiration dates or other termination clauses, and may require payment of a fee. Since certain lines of credit and commitments are expected to expire without being funded, the contract amounts do not necessarily represent future cash requirements. In extending lines of credit and commitments, the Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.

The Bank issues financial standby letters of credit that are within the scope of ASC Topic 460, “Guarantees.” These are irrevocable undertakings by the Bank to guarantee payment of a specified financial obligation. Most of the Bank’s financial standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Bank could be required to make equals the contract amount of the standby letters of credit shown in the preceding table. The Bank’s recognized liability for financial standby letters of credit was insignificant at December 31, 2009 and 2008.

The Bank also enters into forward contracts to sell residential mortgage loans it has closed (loans held for sale) or that it expects to close (commitments to originate loans held for sale). These contracts are used to reduce the Bank’s market price risk during the period from the commitment date to the sale date. The notional amount of the Bank’s forward sales contracts was $38.1 and $17.3 at December 31, 2009 and 2008, respectively. Changes in the fair value of the forward sales contracts and the related loan origination commitments and closed loans, were not significant at December 31, 2009 and 2008.

During 2006, the Bank entered into an interest rate floor agreement with a total notional amount of 10,000, in order to limit its exposure to falling interest rates on an equal amount of variable rate home equity loans within its portfolio. Under the agreement, the Bank paid premiums totaling $18 for the right to receive payments if the Wall Street Journal (WSJ) Prime rate falls below the floor “strike rate” of 7.00%, thus effectively ensuring that interest earned on the home equity loans will not fall below that rate for the term of the agreements which extended to February 2008. There was no hedge ineffectiveness recorded in earnings during 2008 or 2007. The hedge expired in February 2008.

(b)	Operating Lease Commitments

At December 31, 2004, the Bank and Fairfield County Bank Insurance Services were obligated under noncancelable operating leases for office premises and equipment. Rent expense under these leases was $2,657, $2,349, and $2,254 for the years ended December 31, 2009, 2008, and 2007, respectively. Future minimum rentals for the years ending December 31 are: $2,227 for 2010; $2,221 for 2011; $2,240 for 2012; $2,193 for 2013, $2,210 for 2014, and $9,290 thereafter.

A portion of the Bank’s office buildings is leased to others. Rental income was $691, $590, and $535 for the years ended December 31, 2009, 2008, and 2007, respectively. Future minimum rentals for the years ending December 31 are $566 for 2010; $457, for 2011; $344 for 2012, and $330 for 2013, $185 for 2014 and $156 thereafter.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(c)	Legal Proceedings

In the normal course of business, the Bank is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Bank’s financial condition, results of operations or liquidity.

(15)	Comprehensive Income

Total comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Bank has reported its total comprehensive income in the consolidated statements of changes in stockholders’ equity.

The Bank’s other comprehensive income (loss), which is attributable to gains and losses on securities available for sale, is summarized as follows for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Net unrealized holding gains (losses) arising during the year, net of taxes of ($65) $4,438 and $419 in 2009, 2008 & 2007	$127	(7,549)	(837)
Reclassification adjustment for net security loss (gains) included in net income, net of taxes of ($1,104), ($2,137) and $49 in 2009, 2008 and 2007	2,142	3,083	(72)
Net (loss)/gain related to post retirement benefit obligation, net of tax $686, ($817) and $173 in 2009, 2008 and 2007	(1,330)	1,585	(336)

Other comprehensive income (loss), net of taxes of $516, $1,484, and $468 in 2009, 2008 and 2007	$939	(2,881)	(1,245)

The Bank’s accumulated other comprehensive income (loss), which is included in equity, represents the net unrealized (losses) on securities available for sale of $(7,955) and $(8,188) at December 31, 2009 and 2008, respectively, less related deferred income taxes of $(2,705) and $(2,948) net unrealized loss on securities transferred from available for sale to held to maturity of $146 and $318 at December 31, 2009 and 2008, respectively, less related deferred income taxes of $75 and $164 and net (loss) gain related to post retirement benefit obligation of ($2,016) and $2,402 at December 31, 2009 and 2008, respectively, less related deferred income taxes of $686 and ($817). Securities were transferred from available for sale to held to maturity based on a re-evaluation of the investment portfolio resulting from the merger with Fairfield County Savings in 2004.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(16)	Regulatory Capital Requirements

FDIC regulations require banks to maintain a minimum leverage ratio of Tier I capital to total adjusted assets of 4.0%, and minimum ratios of Tier I and Total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have a direct material effect on a bank’s financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%, a Tier I risk-based capital ratio of at least 6.0%, and a Total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of December 31, 2009 and 2008, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

The following is a summary of the Bank’s actual capital amounts and ratios at December 31, 2009 and 2008, compared to the FDIC requirements for minimum capital adequacy and for classification as a well-capitalized institution:

	Actual		Minimum required for capital adequacy purposes		Required to be categorized as well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2009
Total capital (to risk-weighted assets)	$155,193	11.69%	106,210	8.00%	132,763	10.00%
Tier I capital (to risk-weighted assets)	141,435	10.65	53,105	4.00	79,718	6.00
Tier 1 leverage capital (to average assets)	141,435	9.01	62,824	4.00	78,530	5.00
December 31, 2008
Total capital (to risk-weighted assets)	$151,598	10.81%	$112,232	8.00%	$140,290	10.00%
Tier I capital (to risk-weighted assets)	138,619	9.88	56,116	4.00	84,174	6.00
Tier 1 leverage capital (to average assets)	138,619	8.90	62,287	4.00	77,858	5.00

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The Fairfield County Bank, MHC, is subject to regulatory examinations by the Office of Thrift and Supervision; therefore, presentation of Parent Company only regulatory capital ratios is not required. Following is a reconciliation of GAAP capital to each major category of regulatory capital at December 31, 2009:

Total Equity per Statement of Condition Fairfield County Bank, MHC	138,221
Subordinated debentures	8,000
Unamortized debt issuance costs	(192)
Intercompany payable to Bank	90

Total Bank Equity	146,119

Unrealized losses Available for Sale Securities	5,395
Disallowed goodwill and intangibles	(8,105)
Other deductions Tier 1	(1,974)

Tier1 Capital / Tier 1 leverage capital	141,435

Allowance for loan losses	13,758

Total risk weighted capital	155,193

(17)	Fair Values of Financial Instruments

ASC Topic 820, “Fair Value Measurement and Disclosures,” defines fair value and establishes a frame work for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of fair value hierarchy under ASC Topic 820 are as follows:

Level 1:	Unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3:	Prices or valuation techniques that requires inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Required financial statement disclosures include information about the fair values of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank’s consolidated statements of condition, as well as certain off-balance sheet items. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

Quoted market prices are used to estimate fair values when those prices are available, although active markets do not exist for many types of financial instruments. Fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a significant effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The following table represents the assets and liabilities reported in the consolidated statements of financial condition at their fair value on a recurring basis and on a non-recurring basis as of December 31, 2009 and 2008 by level within the fair value hierarchy in accordance with ASC Topic 820:

	Fair Value Measurements at Reporting Date Using:
December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Input (Level 2)	Significant Unobservable Input (Level 3)
Recurring basis:
Agency Obligations	41,469
Mortgage Backed Securities		10,046
Corporate Bonds			3,466
Equity Securities	1,881		646
Nonrecurring basis:
Other Real Estate Owned based on the fair value of the underlying collateral			12,156
Loans measured for impairment based on the fair value of the underlying collateral			19,650
Real estate held for development			7,728

	Fair Value Measurements at Reporting Date Using:
December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Input (Level 2)	Significant Unobservable Input (Level 3)
Recurring basis:
Agency Obligations	2,078
Mortgage Backed Securities		510
Corporate Bonds			2,605
Equity Securities	4,791		1,147
Nonrecurring basis:
Other Real Estate Owned based on the fair value of the underlying collateral			1,080
Loans measured for impairment based on the fair value of the underlying collateral			10,464
Real estate held for development			8,036

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Fair value measurements for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	2009	2008
Balance January 1,	$3,752	$0
Purchases	240	—
Total net gains (losses) for the period included in:
Net income	(3,554)	(3,552)
Other comprehensive income	3,767	—
Return of principal	(93)	—
Transfer into Level 3	—	7,304

Balance December 31,	$4,112	$3,752

The valuation techniques described below were used to measure the fair value of financial instruments in the preceding table on a recurring basis during the years ended December 31, 2009 and 2008.

Fair value is used for securities available for sale using a market approach. Agency obligations utilize Level 1 inputs as they are fixed income securities that are not traded on a separate exchange but are traded in active markets. Equity securities consist of three limited partnerships and one mutual fund. For limited partnerships, the investments are valued based on their audited financial statements and where necessary a review of the underlying assets. The underlying assets of these limited partnerships are compliant with ASC Topic 820. Mutual funds are valued based on current market prices. The majority of mutual funds were sold in 2009. Level 2 pricing is utilized for mortgage-backed securities, which are valued by an established independent nationally recognized pricing service, and one limited partnership that is invested in commercial real estate. The Bank recorded a $500 write down on this limited partnership due to the number of non-performing loans in its underlying commercial real estate portfolio for which updated appraisals were obtained and reviewed. Management reviews the data and assumptions used in pricing securities by its third party providers to ensure the highest level of significant inputs are derived from market observable data. The Bank utilizes Level 3 inputs to determine the market value of pooled trust preferred securities which are calculated using a discounted cash flow methodology. The cash flow for Level 3 securities is adjusted for expected deferrals, default rates and potential changes in the amount or timing of cash flows based on the underlying credit worthiness of the issuers.

The fair market value of other real estate owned and loans measured for impairment is based on the fair value of the underlying collateral in accordance with ASC Topic 942-310-S50, with fair value estimated using a market approach. The Bank measures the fair value of the underlying collateral of impaired loans by obtaining independent appraisals that rely upon market prices for similar assets in active markets. These appraisals are performed at least annually and include adjustments to comparable assets based on the appraiser’s market knowledge and experience, and are considered Level 3 inputs. The Bank recognized impairment charges on impaired loans of $5,082 and $1,672 against the allowance for loan losses during the year ended December 31, 2009 and 2008. Additionally, the Bank recognized impairment charges on OREO of $463 and $0 in 2009 and 2008, respectively.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

The following is a summary of the carrying amounts and estimated fair values of the Bank’s financial assets and liabilities at December 31, 2009 and 2008 (none of which were held for trading purposes):

	2009		2008
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets:
Cash and cash equivalents	75,257	75,257	20,992	20,992
Securities available for sale	57,508	57,508	11,131	11,131
Securities held to maturity	36,558	35,508	44,866	43,084
Mortgage loans held for sale	16,838	16,838	5,386	5,386
Loans receivable	1,226,576	1,229,742	1,360,900	1,360,870
Accrued interest receivable	4,854	4,854	5,877	5,877
FHLB stock	10,742	10,742	10,742	10,742
Financial liabilities:
Time deposits	411,032	416,572	433,392	433,042
Other deposits	840,368	840,368	766,788	766,788
FHLB advances	134,199	136,617	201,898	202,054
Mortgage escrow funds	3,269	3,269	3,438	3,438
Subordinated debt	8,000	5,600	8,000	5,600

The following paragraphs describe the principal valuation methods and assumptions used by management to estimate the fair values of the Bank’s financial instruments.

Securities Available for Sale and Held to Maturity

Fair values were based on market prices, dealer quotes, and discounted cash flow models.

Mortgage Loans Held for Sale

Fair values were based on the prices set forth in the related forward sales contracts.

Loans Receivable

For valuation purposes, the loan portfolio was segregated into its significant categories such as residential mortgage loans, commercial mortgage loans and commercial loans. These categories were further analyzed, where appropriate, into components based on the loans’ significant financial characteristics such as type of interest rate (fixed or adjustable). Generally, management estimated fair values by discounting the anticipated cash flows from the respective portfolios using current market rates offered by the Bank for loans with similar terms to borrowers of similar credit quality. These methods and assumptions are not based on the exit price concept of fair value under ASC Topic 820.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

Deposit Liabilities

Fair values of time deposits represent contractual cash flows discounted using interest rates currently offered by the Bank on accounts with similar characteristics and remaining maturities. Fair values of deposit liabilities with no stated maturity (demand, savings, money market and NOW accounts) are equal to the carrying amounts payable on demand. These fair values do not include the value of core deposit relationships that comprise a significant portion of the Bank’s deposit base. Management believes that the Bank’s core deposit relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

FHLB Advances

Fair values represent contractual repayments discounted using interest rates currently available from the FHLB on advances with similar characteristics and remaining maturities.

Subordinated Debt

Fair value is determined based on comparable single trust preferred issuances.

Derivative Instruments

The carrying amounts for interest rate floor represents fair values estimated using a valuation model based on market interest rates and other pricing terms prevailing for similar agreements at the valuation date. These fair values approximate the amounts that the Bank would receive or pay to terminate the interest rate floor at the valuation date.

Other Financial Instruments

The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts because they are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

Fair values of the loan commitments and other agreements to extend credit described in note 14 were estimated based on an analysis of the interest rates and fees currently charged by the Bank for similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At December 31, 2009 and 2008, the fair values of these financial instruments approximated the related carrying amounts, which were not significant.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(18)	Environmental Contingency

An environmental remediation issue has arisen in connection with a heating oil tank formerly used at one of the Bank’s branch offices. Although the Bank has an environmental loss insurance policy, costs to date have reached the limits of the policy coverage. The environmental consultants initially advised the Bank that a remediation plan, which would satisfy governmental authorities could be performed at a cost of approximately $150. This estimate was later revised when it was learned that unsuspected and undetected contamination was encountered at a neighboring property, which would require an increase in remediation costs. As such, the Bank accrued an additional $100 in 2003 to cover additional potential exposure. The accrual, included in other liabilities, was $182 at December 31, 2009. This liability is subject to future adjustments.

(19)	Related-Party Transactions

Directors and officers of the Bank and their associates have been customers of, and have had transactions with, the Bank. Management expects that these related parties will continue to have such transactions in the future. In the opinion of management, all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Management also believes that these related party transactions did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features.

The Bank leases 19,050 square feet of space for their operations center from related parties. The operations center lease began in September 2006 and will terminate in 2021. Base rent for the years ended December 31, 2009, 2008, and 2007 was $460, $446, and $438, respectively, and is subject to rent increases, operating expenses and property tax escalations.

The Bank also leases 2,994 square feet for their loan servicing department from related parties. The lease began in December 2008 and will terminate in November 2013. Base rent for the year ended December 31, 2009 and 2008 was $99 and $7 and is subject to rent increases, operating expenses and property tax escalations.

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

(20)	Parent Company Financial Statement

Fairfield County Bank, MHC, (the “Parent Company”) was formed on January 1, 2007. The following schedules represent the Condensed Statement of Condition at December 31, 2009 and 2008, and Condensed Statement of Income and Cash Flows for the years ended December 31, 2009, 2008 and 2007:

	Condensed Statement of Condition
	2009	2008
Assets
Investment in Fairfield County Bank	$146,118	$143,267
Deferred Costs - Trust Preferred Issuance	193	249

Total Assets	$146,311	$143,516

Liabilities and Equity
Payable from the Bank	$90	$212
Subordinated Debt	8,000	8,000

Total Liabilities	$8,090	$8,212

Retained earnings	$144,656	$140,735
Accumulated other comprehensive income	(6,435)	(5,431)

Total Equity	138,221	135,304

Total Liabilities and Equity	$146,311	$143,516

FAIRFIELD COUNTY BANK, MHC AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

December 31, 2009, 2008 and 2007

(dollars in thousands)

	Condensed Statement of Income
	2009	2008	2007
Income
Equity in undistributed earnings of the Bank	$2,353	5,563	9,269
Expenses
Legal and organization expenses	—	—	184
Interest on Subordinated Debt	441	251	—
Amortization of deferred fees	55	14	14
Other expenses	22	28	—

Total expenses	518	293	198

Tax Benefit	(143)	—	—

Net Income	$1,978	5,270	9,071

	2009	2008	2007
Cash flows from operating activiites:
Net income	$1,978	5,270	9,071
Net change in undistributed Equity of Bank	(1,911)	(13,035)	(8,873)
Net change in other assets and other liabiities	(67)	(235)	(198)

Net cash provided by operating actitivies	$—	(8,000)	—
Cash flows from financing activities:
Subordinated debt issuance	$—	8,000	—

Net cash provided by financing activities	$—	8,000	—

Net change in cash and cash equivalents	$—	—	—

Cash and cash equivalents at beginning of year	$—	—	—

Cash and cash equivalents at end of year	$—	—	—

You should rely only on the information contained in this prospectus. Neither Fairfield County Bank nor Fairfield County Bank, MHC or Fairfield County Bank Corp. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Holding Company for Fairfield County Bank)

7,296,750 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Sandler O’Neill + Partners, L.P.

            , 2010

Until             , 2010, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$5,983
OTS filing fee	8,400
FINRA filing fee (1)	8,892
Stock market listing fee	100,000
EDGAR, printing, postage and mailing	300,000
Legal fees and expenses	415,000
Accounting fees and expenses	300,000
Appraiser’s fees and expenses	55,000
Securities marketing firm expenses (including legal fees)(1)(2)	100,000
Conversion agent fees and expenses	45,000
Business plan fees and expenses	40,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	10,000
Miscellaneous	8,125
TOTAL	$1,416,400

(1)	Estimated expenses based on the registration of 8,391,263 shares at $10.00 per share.
(2)	In addition, Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan and directors, officers and employees of Fairfield County Bank Corp. and members of their immediate families. In addition, Sandler O’Neill & Partners, and other selected dealers will receive aggregate fees of up to 6.5% of the aggregate price of shares sold in the syndicated community offering, if any.

Item 14.	Indemnification of Directors and Officers.

Articles XII of the Registrant’s Bylaws provides:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter by and among Fairfield County Bank, MHC, Fairfield County Bank Corp., Fairfield County Bank and Sandler O’Neill & Partners, L.P. **

1.2	Form of Agency Agreement

2.1	Plan of Stock Issuance**

3.1	Charter of Fairfield County Bank Corp.**

3.2	Bylaws of Fairfield County Bank Corp.

4.1	Specimen Common Stock Certificate of Fairfield County Bank Corp. **

5.1	Opinion of Kilpatrick Stockton LLP re: Legality of Shares

8.1	Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters

8.2	Opinion of KPMG LLP re: State Tax Matters **

10.1	+Form of Fairfield County Bank Employee Stock Ownership Plan**

10.2	+Form of Employee Stock Ownership Plan Loan Documents**

10.3	+Fairfield County Bank Incentive Retirement Plan **

10.4	+Fairfield County Bank Long-Term Incentive Plan**

10.5	+Form of Director Deferred Fee Agreement**

10.6	+Form of Director Retirement Agreement**

10.7	+Supplemental Executive Retirement Agreement with Gary C. Smith**

10.8	+Supplemental Executive Retirement Agreement with Paul S. McNamara**

10.9	+Supplemental Executive Retirement Agreement with David Schneider**

10.10	+Supplemental Executive Retirement Agreement with Daniel L. Berta**

10.11	+Form of Employment Agreement with Fairfield County Bank**

10.12	+Form of Change in Control Severance Agreement with Fairfield County Bank**

10.13	+Form of Fairfield County Bank Corp. Stock-Based Deferral Plan**

10.14	+Form of Fairfield County Bank Corp. Executive Death Benefit Plan**

10.15	+Carnall Insurance Long-Term Incentive Plan

23.1	Consent of Kilpatrick Stockton LLP (contained in Exhibits 5.1 and 8.1)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc. **

24.1	Powers of Attorney **

99.1	Appraisal Report of FinPro, Inc. (P)

99.2	Draft of Marketing Materials **

99.3	Draft of Subscription Order Form and Instructions **

+	Management contract or compensatory plan, contract or arrangement.
**	Previously filed.
(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; ND

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on May 12, 2010.

FAIRFIELD COUNTY BANK CORP.

Date: May 12, 2010	By:	/S/ GARY C. SMITH
Gary C. Smith
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/S/ GARY C. SMITH	Chief Executive Officer and Director	May 12, 2010
Gary C. Smith	(principal executive officer)

/S/ DAVID A. SCHNEIDER	President and Chief Financial Officer	May 12, 2010
David A. Schneider	(principal accounting and financial officer)

*	Chairman of the Board
Paul S. McNamara

*	Director
David Aitoro

*	Director
Daniel E. Bertram

*	Director
Ralph L. DePanfilis

*	Director
John B. Devine

*	Director
David B. Henry

*	Director
Lawrence W. Hoyt, Jr.

*	Director
Carl H. Lecher

*	Director
Robert J. Morganti

*	Director
Thomas F. Reynolds

*	Director
Annemarie H. Roller

*	Director
John Simpson

*	Director
David R. Woodward

*	Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Fairfield County Bank Corp. on March 15, 2010.

/S/ GARY C. SMITH	May 12, 2010
Gary C. Smith
Attorney-in-Fact